Exhibit I-1

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

[Translation]

NOTICE OF THE 88TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 15, 2022 at 10 a.m.
Place:	Osaki Bright Core Hall 3F, Osaki Bright Core 5-5-15, Kita-shinagawa, Shinagawa-ku, Tokyo

Valuable Adhesion

Proposals to be resolved

Proposal No.1:	Approval of the Share Exchange Agreement
Proposal No.2:	Disposal of Surplus
Proposal No.3:	Election of Eight Directors
Proposal No.4:	Election of One Company Auditor

Deadline for the exercise of voting rights by post Tuesday, June 14, 2022 at 5:20 p.m. CEMEDINE CO., LTD. Code number: 4999

Table of Contents
Notice of the 88th Ordinary General Meeting of Shareholders	1
Reference Materials for the General Meeting of Shareholders	5
Business Report	44
Consolidated Financial Statements	62
Financial Statements	64
Audit Reports	66

Code number: 4999 May 30, 2022

To our Shareholders:	Gate City Ohsaki East Tower, 1-11-2, Osaki, Shinagawa-ku, Tokyo
CEMEDINE CO., LTD.
President and Representative Director Hidesuke Amachi

NOTICE OF THE 88TH ORDINARY GENERAL MEETING OF SHAREHOLDERS

You are cordially invited to attend the 88th Ordinary General Meeting of Shareholders (the “Meeting”) of CEMEDINE CO., LTD. (the “Company”) that will be held as described below.

In place of attending the Meeting in person on the day of the Meeting, you can exercise your voting rights in writing. Please carefully review and consider the Reference Materials for the General Meeting of Shareholders described hereinafter, indicate your vote for or against the proposals on the enclosed Voting Rights Exercise Form, and return the enclosed form to us by mail so that it will arrive no later than the close of business of the Company (5:20 p.m.) on Tuesday, June 14, 2022.

1.	Date and time:	Wednesday, June 15, 2022 at 10 a.m.
2.	Place:	Osaki Bright Core Hall, 3F, Osaki Bright Core 5-5-15, Kita-shinagawa, Shinagawa-ku, Tokyo
3.	Objectives of the Meeting
Matters to be Reported:

1.  Business report, Consolidated Financial Statements and the results of the Audit of the Consolidated Financial Statements by the Accounting Auditor and the board of company auditors for the 88th Fiscal Year (April 1, 2021 to March 31, 2022)

2. Financial Statements for the 88th Fiscal Year (April 1, 2021 to March 31, 2022)
Matters to be Resolved
	Proposal No. 1:	Approval of the Share Exchange Agreement between the Company and KANEKA CORPORATION
	Proposal No. 2:	Disposal of Surplus
	Proposal No. 3:	Election of Eight Directors
	Proposal No. 4:	Election of One Company Auditor

END

•	When attending the Meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk on the day of the Meeting.

•

If any amendments are made to the Reference Materials for the General Meeting of Shareholders as well as the Business Report, Financial Statements and Consolidated Financial Statements, those amendments will be reported on the Internet on the Company’s website (https://www.cemedine.co.jp).

•

Among the documents to be provided in this notice, with respect to the documents related to “Proposal No. 1: Approval of the Share Exchange Agreement between the Company and KANEKA CORPORATION,” the “Provisions of the Articles of Incorporation of KANEKA CORPORATION” and “Content of the financial statements, etc. of KANEKA CORPORATION for the last fiscal year,” as well as “Matters concerning the subscription rights to shares, etc. of the Company” and the “Company Structure and Policies” of the Business Report, and the “Consolidated statement of changes in equity” and “Notes to consolidated financial statements” of the Consolidated financial statements, and the “Statements of changes in equity” and “Notes to financial statements (non-consolidated)” of the financial statements are posted on the Company’s website in accordance with applicable laws and the provisions of Article 15 of the Company’s Articles of Incorporation.

Reference Materials for the General Meeting of Shareholders

Proposals and Matters for Reference

Proposal No.1	Approval of the Share Exchange Agreement between the Company and KANEKA CORPORATION

The Company and KANEKA CORPORATION (“KANEKA”) resolved at their board of directors meetings held on May 12, 2022 to conduct a share exchange (the “Share Exchange”), in which KANEKA will become the wholly owning parent company through such share exchange and the Company will become the wholly owned subsidiary through such share exchange, and concluded a share exchange agreement (the “Share Exchange Agreement”) between the companies as of May 12, 2022.

As such, the Company seeks approval for the conclusion of the Share Exchange Agreement.

KANEKA intends to carry out the Share Exchange through a simplified share exchange (kan-i kabushiki kokan) pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; the same shall apply hereinafter), without obtaining approval by its General Meeting of Shareholders for the conclusion of the Share Exchange Agreement, and the Company intends to carry out the Share Exchange after obtaining approval for the Share Exchange Agreement at the Meeting. The Share Exchange is scheduled to be effective on August 1, 2022.

Prior to the effective date of the Share Exchange (scheduled to be August 1, 2022), common shares of the Company (the “Company Shares”) are scheduled to be delisted from the Standard market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on July 28, 2022 (last trading date being July 27, 2022).

The reasons for conducting the Share Exchange, contents of the Share Exchange Agreement and other matters related to this proposal are as follows:

1. The Reasons for Conducting the Share Exchange

KANEKA was founded in 1949 and was listed on the First Section of the Tokyo Stock Exchange and the First Section of the Osaka Stock Exchange (hereinafter referred to as the “Osaka Stock Exchange”; As a result of the merger of the spot markets of the Tokyo Stock Exchange and the Osaka Stock Exchange in July 2015, KANEKA was then appointed to be listed on the First Section of the Tokyo Stock Exchange) on October 31, 1949. KANEKA was also listed on the First Section of the Nagoya Stock Exchange, Inc. (the “Nagoya Stock Exchange”) on December 21, 1949. As of March 31, 2022, the KANEKA Group (a corporate group consisting of KANEKA, 90 consolidated subsidiaries, 22 non-consolidated subsidiaries, and 16 affiliates of KANEKA (of which 3 companies are equity-method affiliated companies); the same shall apply hereinafter) is composed of “Material Solutions Unit (polyvinyl chloride, impact modifiers, silyl-terminated polyether, etc.),” “Quality of Life Solutions Unit (styrene foam resins and molded products, polyimide film, photovoltaic power generation systems, acrylic synthetic fibers, etc.),” “Health Care Solutions Unit (medical devices, raw materials for small molecule pharmaceuticals, APIs, biopharmaceuticals, etc.),” and “Nutrition Solutions Unit (functional foodstuffs, margarine, spices, daily products, etc.),” and it globally operates its businesses in a wide range of sectors.

Under the Management Philosophy which comprises the “Corporate Philosophy,” “Corporate Ideals,” and “ESG Charter,” set forth in its long-term management vision, the “Declaration of KANEKA UNITED for the future,” which was formulated at the 60th anniversary of its founding in September 2009, the KANEKA Group has stated that the top management priority of the group is to achieve sustainable growth and enhance medium to long-term corporate value. In addition, in order to achieve the “Declaration of KANEKA UNITED for the future,” the KANEKA Group has set its goal in the current medium-term management plan to contribute to society through its business activities by allocating its business resources preferentially to four growing areas: “Environment and Energy,” “Health,” “Information Communication,” and “Foods Production Support.”

Meanwhile, the Company was founded in 1923 and was listed on the Second Section of the Tokyo Stock Exchange in 1968. As of May 12, 2022, the Company group (the “Company Group,” a corporate group consisting of the Company, eight consolidated subsidiaries, and two equity-method affiliated companies of the Company; the same shall apply hereinafter) has established its foundation as a specialized manufacturer of adhesives and sealing materials, and its superior quality and technological capabilities are widely known both in Japan and overseas. Under the Corporate Philosophy of “Contributing to Society by Providing Better Products to More People,” the products of the Company Group, including “CEMEDINE A,” a solution-type adhesive, the manufacturing and sale of which commenced in November 1923 (in 1931, “CEMEDINE” was registered as a trademark) and “CEMEDINE C,” which was launched in March 1938 and is Japan’s first household use synthetic adhesive that is colorless, transparent, and extremely water-resistant, heat-resistant, and quick-drying, have grown popular nationwide through the model airplane boom and educational support activities, and are widely used as a synonym for adhesives. In addition to the above products, the Company Group has introduced many innovative products to the market, such as “CEMEDINE POS Seal,” a sealant with excellent durability, suitable for a wide range of applications in the interior and exterior of buildings, and “CEMEDINE Super X,” a solvent-free elastic adhesive, available for adhesive bonding. The Company Group is also known for its strong development capabilities and, in recent years, it has been actively expanding its business overseas, starting with the establishment of a Taiwanese subsidiary, “Taiwan CEMEDINE Co., Ltd.,” in 1977, followed by business expansions to Thailand in 1981, China and the Philippines in 2012 and the United States in 2013. With the mission of “‘Valuable Adhesion’—Create new value through adhesion, and solve the needs of society,” the Company Group is implementing measures to strengthen and expand the fundamentals of the entire group.

The KANEKA Group supplies its products, such as silyl-terminated polyether, to the Company Group as raw materials for the products of the Company Group, and has been acquiring the Company Shares in stages in order to form a cooperative relationship between both groups. Since its capital participation through a third-party allotment in April 1990, KANEKA has additionally acquired the Company Shares through transactions in and outside the market, including the tender offer implemented in December 2015. As of May 12, 2022, 8,218,700 shares of the Company Shares (54.76% (rounded to the nearest two decimal places; the same shall apply hereinafter with respect to the calculation of holding ratios) of the total number of issued and outstanding shares (excluding treasury shares) as of March 31, 2022) are held by KANEKA.

In recent years, the business environment surrounding both companies is significantly changing. After the Company became a consolidated subsidiary, KANEKA has been focusing on achieving the envisioned synergies, including (i) new development of products in the fields where significant growth is expected, such as structural adhesives (Note 1) and thermal conductive adhesives (Note 2), (ii) global business expansions in Europe, the United States and Asia, and (iii) implementation of measures and other efforts to strengthen cost competitiveness and to ensure safe and stable operations by utilizing the human resources, expertise, etc., of KANEKA. Specifically, both companies have been working closely together in their R&D in cutting-edge fields as well as in market development and business expansion in the construction and automobile fields in China, the United States and other countries. As a consequence, results were achieved to a reasonable extent. However, under the current situation, where KANEKA and the Company are independently operating their businesses as separate listed companies, the KANEKA Group as a whole is not sufficiently capable of making optimal decisions in a timely and flexible manner; for example, careful consideration should be given to the interests of the Company’s minority shareholders with respect to joint business operations and mutual utilization of business resources between both companies. This is believed to be a hindrance for further expansion of overseas business, new business development, and speedy execution of technological development. At the same time, based on the recent discussions regarding the independence of listed companies, including the “Practical Guidelines on Group Governance Systems” formulated by the Ministry of Economy, Trade and Industry in 2019 as well as the establishment of the “Study Group on Protection of Minority Shareholders by Dependent Listed Companies” in 2020, KANEKA continued to examine the ideal capital relationship with the Company. And finally, KANEKA reached the conclusion that making the Company a wholly owned subsidiary of KANEKA through the Share Exchange would contribute to further speeding up the KANEKA Group’s overall decision-making process and enable the timely and appropriate allocation and utilization of the management resources of both companies to address important issues such as new business development and overseas business expansion, and would be the best choice for both KANEKA and the Company in terms of increasing their corporate values. Thus, KANEKA made a proposal to the Company for the Share Exchange in late December 2021.

(Note 1)	“Structural adhesive” is a highly reliable adhesive that can withstand large loads for long periods of time, such as those for automobiles, ships and airplanes. In recent years, adhesives have been diversified and are attracting increasing attention due to characteristics such as their ability to bond dissimilar materials in order to reduce the weight of automobiles and create a comfortable driving experience.

(Note 2)	“Thermal conductive adhesives” is an adhesive with high thermal conductivity and excellent heat dissipation, used for adhesion of components that are exposed to high temperatures, such as electric components, and other purposes.

KANEKA believes that the benefit the Company will obtain from its becoming a wholly owned subsidiary of KANEKA through the Share Exchange is that the Company will be able to quickly and flexibly utilize KANEKA’s business resources, including its global business platforms, customer network, technology, know-how, and human resources, and thereby, the Company can further enhance its brand and business values and become a company with a stronger presence.

Specifically, by deepening the integration of KANEKA’s polymer synthesizing technology and the Company’s blending technology and assessment technology related to raw material resins, it is possible to further accelerate the Company’s development of new structural adhesives and thermal conductive adhesives and realize business expansion faster and effectively by utilizing the global business resources of KANEKA. With respect to structural adhesive, it is expected to increase the adoption of such adhesives by improving their performance for automobile body joining applications, and by globally expanding such applications. Further, as for the application to buildings, structural adhesives are being offered as a new bonding method other than conventional bolting or welding. It is expected to expand the business of the Company by utilizing more effectively the relationships between KANEKA and general contractors, housebuilders, building contractors, etc., in the business of thermal insulating material, PV (Note 3), etc. Also, with respect to thermal conductive adhesive, the Company’s business can be accelerated in Europe and the United States by leveraging the development of the Company products with the information on needs, technologies, products, customer access, etc., held by both companies regarding thermal countermeasures in the electrical machinery and telecommunication fields, and by utilizing KANEKA’s global network related to application for the purpose of heat dissipation of electric components of EVs (electric-powered vehicles), for which significant growth is expected in the future.

(Note 3)	“PV” stands for “photovoltaic.” For KANEKA, it means the business of manufacturing and sale of solar modules.

In the meantime, in response to the proposal from KANEKA, which is its parent company and the controlling shareholder, the Company examined specific details of an independent examination system that would be necessary for the examinations of the Share Exchange, in order to ensure the fairness of the Share Exchange as stated in 3.(3) “Matters that required attention not to damage the interests of the Company’s shareholders” below and appropriately established such examination system. Then, after mid-February of 2022, the Company started to conduct specific examinations regarding the Share Exchange. In starting such specific examinations, for the purpose of ensuring the fairness, transparency and objectivity of the decision-

making process of its board of directors and eliminating arbitrariness in decision-making with respect to the proposal from KANEKA, on February 25, 2022, the Company established a special committee (the “Special Committee;” please refer to 3.(3) “Matters that required attention not to damage the interests of the Company’s shareholders” below for the details) consisting of the committee members who are without vested interest in and independent of KANEKA, which is the controlling shareholder, and in addition, established a system for specific examinations, including engaging outside experts.

As a result of careful examinations on the proposal from KANEKA under such system, the Company realized that the Share Exchange would be beneficial to enhance the corporate value of the Company because, if the Company becomes a wholly owned subsidiary of KANEKA, in addition to the pursuit of faster decision-making for business decisions through even closer collaboration between both company groups, greater use of the business resources of both company groups, including assets, technology, know-how and overseas networks will allow the two groups to flexibly implement business strategies from a medium- to long-term perspective. After the Share Exchange, the following specific measures and business synergies are expected to be realized:

a.

by the Company’s active use of the abundant business resources the KANEKA Group possesses in its wide range of business areas, including its assets, technology, human resources, know-how, overseas operation bases and other infrastructures, the Company will further accelerate business restructuring such as the expansion of new projects and globalization;

b.

by combining the Company Group’s technology concerning adhesives, specifically, technology for compounding various raw materials, technology for evaluation, such as durability and adhesiveness, and technology to add value such as electrical conductivity and damp-proofing, with the KANEKA Group’s technology for polymer synthesis for raw resins, it will promote technology development of new adhesives, sealing materials, coating materials and other materials mainly for industrial use overseas, or the European and the United States markets in particular, while further strengthening the fundamentals of both companies;

c.

by adding the KANEKA Group’s thermal conductive adhesives for electric equipment and LED parts, and the Company Group’s adhesives for electronic materials, to the product lineup of both companies, it will promote sales of such extensive lineup by utilizing both companies’ markets to further expand their business operations;

d.

by the Company becoming an unlisted company, it will allow the Company to engage in flexible and prompt decision-making regardless of the short-term stock market valuation, and by enhancing business efficiency through cost reduction, etc., associated with the termination of the listing of both parent company and its subsidiary, as well as by intensifying access to the corporate resources such as the funds and personnel of the KANEKA Group, accelerate the growth strategy.

In the above situation, as a result of careful examinations by the Company of the proposal from KANEKA, the Company believed that, becoming a wholly owned subsidiary of KANEKA, which is its parent company and the supplier of raw materials for the Company Group products, would further strengthen the collaboration with KANEKA and allow the Company to receive active investment of business resources from KANEKA, to further improve efficiency of the group management, and to establish a system to realize business strategies from a medium- to longer-term perspective based on prompt decision-making. The Company came to realize that becoming a wholly owned subsidiary of KANEKA through the Share Exchange would be beneficial to enhance its corporate value.

Both companies came to the decision that, as a method of making the Company a wholly owned subsidiary of KANEKA, it would be desirable to select the scheme of the Share Exchange because, if common shares of KANEKA (the “KANEKA Shares”) are delivered to the minority shareholders of the Company in consideration for the Share Exchange, it is possible to provide the minority shareholders of the Company, through their holding of the KANEKA Shares, with the opportunities to enjoy the synergy effects expected through the implementation of various measures that are to be taken after the Share Exchange, the business development and revenue expansion of KANEKA due to the realization of synergy effects, as well as the rise of the stock price of the KANEKA Shares as a result thereof, while, at the same time, it is possible to monetize the highly liquid KANEKA Shares from time to time by trading them on the market.

Based on the foregoing, as a result of comprehensive examinations at both companies, KANEKA and the Company shared the recognition that making the Company a wholly owned subsidiary of KANEKA in the Share Exchange would be beneficial to enhance the corporate value of both companies. After examinations and discussions on the conditions of the Share Exchange, including the ratio of allotment, KANEKA and the Company reached an agreement, and on May 12, 2022, at their board of directors meetings, for the purpose of KANEKA making the Company its wholly owned subsidiary, both companies resolved to carry out the Share Exchange and concluded the Share Exchange Agreement. KANEKA and the Company will carry out the Share Exchange, aiming to enhance management flexibility, further strengthen the group strategy, improve business efficiency through cost reduction, etc., associated with the termination of the listing of both parent company and its subsidiary, and enhance the corporate value of both companies.

2. Contents of the Share Exchange Agreement

The Contents of the Share Exchange Agreement executed between the Company and KANEKA as of May 12, 2022 are as follows:

Share Exchange Agreement (copy)

KANEKA CORPORATION (“KANEKA”) and CEMEDINE CO., LTD. (“CEMEDINE”) hereby enter into this Share Exchange Agreement (this “Agreement”) as of May 12, 2022 (the “Date of Execution”), as follows.

Article 1 (Share Exchange)

In accordance with the provisions of this Agreement, KANEKA and CEMEDINE shall conduct a share exchange (the “Share Exchange”), in which KANEKA will become the wholly owning parent company through such share exchange and CEMEDINE will become the wholly owned subsidiary through such share exchange, and KANEKA shall acquire all issued and outstanding shares of CEMEDINE (excluding the shares in CEMEDINE already held by KANEKA; the same shall apply hereinafter) in the Share Exchange.

Article 2 (Trade Names and Addresses of the Wholly Owning Parent Company and the Wholly Owned Subsidiary)

The trade names and addresses of KANEKA and CEMEDINE are as follows:

(1) KANEKA (the wholly owning parent company)

Trade Name: KANEKA CORPORATION

Address: 2-3-18, Nakanoshima, Kita-ku, Osaka-shi, Osaka

(2) CEMEDINE (the wholly owned subsidiary)

Trade Name: CEMEDINE CO., LTD.

Address: Gate City Ohsaki East Tower, 1-11-2, Osaki, Shinagawa-ku, Tokyo

Article 3 (Shares to be Delivered in the Share Exchange and Allotment Thereof)

1.

In the Share Exchange, KANEKA shall deliver its common shares to the shareholders of CEMEDINE (the shareholders after the cancellation of the treasury shares of CEMEDINE pursuant to Article 10, excluding KANEKA; the same shall apply in this article), in exchange for the common shares of CEMEDINE held by them, at the point in time immediately preceding the point in time when KANEKA acquires all issued and outstanding shares of CEMEDINE (the “Record Time”), in the number obtained by multiplying the total number of common shares of CEMEDINE held by such shareholders by 0.282.

2.

In the Share Exchange, KANEKA shall allot its common shares to the shareholders of CEMEDINE as at the Record Time, at the ratio of 0.282 shares of common shares of KANEKA per common share of CEMEDINE held by such shareholders (the “Share Exchange Ratio”).

3.

Any fraction less than one common share of KANEKA to be allotted by KANEKA to the shareholders of CEMEDINE pursuant the preceding two paragraphs shall be handled in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Capital and Reserve Amounts of KANEKA)

The amounts of KANEKA’s capital and reserves to be increased as a result of the Share Exchange shall be as follows:

(1) Amount of capital: 0 yen

(2) Amount of legal capital surplus: the amount separately determined by KANEKA in accordance with Article 39 of the Regulations on Corporate Accounting

(3) Amount of legal retained earnings: 0 yen

Article 5 (Effective Date)

The effective date of the Share Exchange (the “Effective Date”) shall be August 1, 2022; provided, however, that KANEKA and CEMEDINE may change this date upon mutual consultation and agreement if it is necessary due to the progress of the procedures for the Share Exchange or for any other reason.

Article 6 (Approval for the Conclusion of this Agreement by Resolution of a General Meeting of Shareholders)

1.

KANEKA shall, pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act, carry out the Share Exchange without obtaining approval for the conclusion of this Agreement by resolution of a general meeting of its shareholders; provided, however, that in case the approval for the conclusion of this Agreement by resolution of a general meeting of shareholders becomes necessary pursuant to Article 796, Paragraph 3 of the same act, KANEKA shall seek approval for the conclusion of this Agreement by resolution of a general meeting of its shareholders by the day immediately preceding the Effective Date.

2.

CEMEDINE shall seek approval for the conclusion of this Agreement and other matters necessary for the Share Exchange at the general meeting of its shareholders to be held on June 15, 2022 (the “General Meeting of CEMEDINE Shareholders”).

3.

If it is necessary due to the progress of the procedures for the Share Exchange or for any other reason, KANEKA and CEMEDINE may change the date of the General Meeting of CEMEDINE Shareholders upon mutual consultation and agreement.

Article 7 (Business Operations and Other Matters)

1.

During the period from the Date of Execution to the Effective Date, KANEKA and CEMEDINE shall respectively conduct their businesses and keep and manage their properties with the due care of good managers, and cause their subsidiaries to do the same.

2.

During the period from the Date of Execution to the Effective Date, if KANEKA or CEMEDINE intends to conduct or cause its subsidiary to conduct an act which may materially affect the execution of the Share Exchange or the Share Exchange Ratio, it shall conduct such act upon mutual consultation and agreement in wiring with the counterparty in advance, unless otherwise provided for in this Agreement.

Article 8 (Distribution of Surplus)

1.

KANEKA may make a distribution of surplus up to 60 yen per share to the shareholders or registered share pledgees whose names are listed or recorded in the last shareholders register as of March 31, 2022.

2.

CEMEDINE may make a distribution of surplus up to 10 yen per share to the shareholders or registered share pledgees whose names are listed or recorded in the last shareholders register as of March 31, 2022.

3.

Except for those provided for in the preceding paragraphs, on and after the Date of Execution, neither KANEKA nor CEMEDINE shall pass a resolution for the distribution of surplus with a record date on or before the Effective Date, nor shall it pass a resolution to acquire its treasury shares with an acquisition date on or before the Effective Date (unless it is required to repurchase its shares in response to the exercise of shareholder’s rights pursuant to applicable laws and regulations).

Article 9 (Handling of Subscription Rights to Shares)

Subject to the approval for the conclusion of this Agreement by resolution of the General Meeting of CEMEDINE Shareholders (in addition, if KANEKA becomes required to obtain the approval for the conclusion of this Agreement by resolution of a general meeting of its shareholders pursuant to Article 796, Paragraph 3 of the Companies Act, subject to such approval for the conclusion of this Agreement by resolution of a general meeting of shareholders of KANEKA), CEMEDINE shall acquire, without payment, cancel and extinguish all of the subscription rights to shares which were issued by CEMEDINE and for which the rights have not been exercised by the day immediately preceding the Effective Date, and it shall conduct all acts necessary therefor.

Article 10 (Cancellation of Treasury Shares)

CEMEDINE shall, by resolution of its board of directors meeting to be held by the day immediately preceding the Effective Date, cancel as at the Record Time all treasury shares it holds at such time (including the treasury shares to be acquired in response to share repurchase requests by dissenting shareholders exercising their rights pertaining to the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act).

Article 11 (Change in Terms and Conditions of the Share Exchange, and Other Matters)

During the period from the Date of Execution to the Effective Date, if any material change to the financial or business conditions of KANEKA or CEMEDINE has arisen, if any material event affecting the appropriateness of the Share Exchange Ratio or any hindrance to the execution of the Share Exchange has occurred or become apparent, or if it otherwise becomes difficult to consummate the purposes of this Agreement, KANEKA and CEMEDINE may change the terms and conditions of the Share Exchange or other contents of this Agreement, or cancel the Share Exchange, or terminate this Agreement upon mutual consultation and agreement.

Article 12 (Validity of this Agreement)

This Agreement shall lose its validity in the event that (i) the approval for the conclusion of this Agreement by resolution of the General Meeting of CEMEDINE Shareholders is not obtained by the day immediately preceding the Effective Date, (ii) the approval for the conclusion of this Agreement by resolution of a general meeting of shareholders of KANEKA is not obtained by the day immediately preceding the Effective Date if it becomes necessary to obtain such approval for the conclusion of this Agreement by resolution of a general meeting of shareholders of KANEKA pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, (iii) any approval, etc., of a relevant government office, etc., which is required for the execution of the Share Exchange under applicable laws and regulations of Japan or overseas, is not obtained before the Effective Date, or (iv) the Share Exchange is cancelled or this Agreement is terminated pursuant to the preceding article.

Article 13 (Agreed Court of Competent Jurisdiction)

The Tokyo District Court shall be the agreed court of first instance having exclusive jurisdiction with respect to any dispute in connection with the execution or interpretation of this Agreement.

Article 14 (Mutual Consultation)

Any matter not stipulated in this Agreement or any doubt with respect to the contents of this Agreement shall be discussed by KANEKA and CEMEDINE in good faith to resolve the same.

May 12, 2022

KANEKA:
Minoru Tanaka, President
KANEKA CORPORATION
2-3-18, Nakanoshima, Kita-ku, Osaka-shi, Osaka
CEMEDINE:
Hidesuke Amachi, President and Representative Director
CEMEDINE CO., LTD.
Gate City Ohsaki East Tower, 1-11-2, Osaki, Shinagawa-ku, Tokyo

[End of the Share Exchange Agreement]

3. Matters Related to the Reasonableness of the Consideration of the Share Exchange

(1) Matters related to the reasonableness of the consideration of the Share Exchange

1) Details of the allotment of shares pertaining to the Share Exchange

	KANEKA (wholly owning parent company in the share exchange)	The Company (wholly owned subsidiary in the share exchange)
Allotment ratio pertaining to the Share Exchange	1	0.282
Number of shares to be delivered upon the Share Exchange	Common shares of KANEKA: 1,950,265 shares (scheduled)

(Note 1)	Share allotment ratio

0.282 shares of the KANEKA Shares will be allotted and delivered per share of the Company Shares; provided, however, that no shares will be allotted in the Share Exchange for the 8,218,700 Company Shares held by KANEKA (as of May 12, 2022). KANEKA and the Company may change the ratio of allotment in the Share Exchange above (the “Share Exchange Ratio”) upon mutual consultation and agreement, in the event of any material change in the conditions that served as the basis of such calculation.

(Note 2)	Number of the KANEKA Shares to be delivered in the Share Exchange

In the Share Exchange, KANEKA intends to allot and deliver the KANEKA Shares to the shareholders of the Company (excluding KANEKA) at a point in time immediately preceding the point in time when KANEKA acquires all issued and outstanding shares of the Company (excluding the Company Shares held by KANEKA) (the “Record Time”), in the number obtained by multiplying the total number of the Company Shares held by such shareholders by the Share Exchange Ratio. KANEKA intends to allot its treasury shares for the purpose of such delivery, and as such, issuance of new shares has not been scheduled for the allotment of shares in the Share Exchange. By resolution of a board of directors meeting to be held by the day immediately preceding the effective date of the Share Exchange, the Company intends to cancel by the Record Time all treasury shares it holds (including the shares to be acquired in accordance with the share purchase request by the dissenting shareholders pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act pertaining to the Share Exchange). The number of shares to be delivered in the Share Exchange may change in the future due to reasons such as the acquisition or cancelation of the treasury shares by the Company. The above-mentioned number of shares to be delivered in the Share Exchange is based on the assumption that all subscription rights to shares issued by the Company will be exercised by the day immediately preceding the effective date of the Share Exchange. If any or all of the subscription rights to shares are not exercised by that day, the number of shares to be delivered in the Share Exchange will decrease.

(Note 3)	Treatment of shares less than one unit

Shareholders of the Company who will hold shares in KANEKA less than one unit (less than 100 shares) upon the Share Exchange will be entitled to use the following programs concerning the KANEKA Shares on and after the effective date of the Share Exchange. However, shareholders cannot sell KANEKA Shares of less than one unit in the financial instruments exchange market.

(i) Additional purchase program for shares less than one unit (for additional purchase to make one unit (100 shares))

This is a program through which a shareholder holding shares less than one unit in KANEKA may request KANEKA to sell the number of KANEKA Shares which, together with the existing number of shares less than one unit held by such shareholder, will make one unit (100 shares) and conduct additional purchase thereof from KANEKA, pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and Article 7 of the Articles of Incorporation of KANEKA, and any other provisions.

(ii) Repurchase program for shares less than one unit (for sale of shares less than one unit (100 shares))

This is a program through which a shareholder holding shares less than one unit in KANEKA may request repurchase of its shares less than one unit by KANEKA, pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

(Note 4)	Handling of fractions less than one share

With respect to the shareholders of the Company who would receive an allotment and delivery of fractions less than one KANEKA Share upon the Share Exchange, KANEKA will sell KANEKA Shares in a number equivalent to the total sum of such fractions (any fraction of less than one share in the total sum shall be rounded down) and deliver the sales proceeds therefrom to such shareholders, in proportion to such fractions held by them, pursuant to the provisions of Article 234 of the Companies Act, as well as other relevant laws and regulations.

2) Rationale for the terms of allotment associated with the Share Exchange

(i) Rationale and reasons for the terms of allotment

As mentioned in 1. “The Reasons for Conducting the Share Exchange” above, KANEKA made a proposal to the Company to make the Company a wholly owned subsidiary through the Share Exchange late in December of 2021, and as a result of repeated sincere discussions and negotiations between the companies, KANEKA and the Company reached the conclusion that KANEKA making the Company a wholly owned subsidiary would be the best course of action to improve the corporate value of both companies.

In order to ensure fairness and reasonableness in the calculation of the Share Exchange Ratio as mentioned in 3.(1)1) “Details of the allotment of shares pertaining to the Share Exchange” above used for the Share Exchange, KANEKA and the Company decided to separately request a third party calculation institution independent of both companies to calculate the share exchange ratio. KANEKA appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and the Company appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third party calculation institutions. As mentioned in (3) “Matters that required attention not to damage the interests of the Company shareholders” below, as a result of careful discussions and examinations, based on the document concerning the calculation of the share exchange ratio received on May 11, 2022 from Nomura Securities, which is KANEKA’s third party calculation institution, advice from OH-EBASHI LPC & PARTNERS, which is KANEKA’s legal advisor, results of the due diligence conducted by KANEKA with respect to the Company and other matters, KANEKA came to the decision that the Share Exchange Ratio is reasonable and beneficial to shareholders of KANEKA, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable.

In the meantime, as mentioned in (3) “Matters that required attention not to damage the interests of the Company shareholders” below, taking into consideration the document concerning the calculation of the share exchange ratio received on May 11, 2022 from SMBC Nikko Securities, which is the Company’s financial advisor and third party calculation institution, advice from Anderson Mori & Tomotsune (“Anderson Mori & Tomotsune”), which is the Company’s legal advisor, results of the due diligence conducted by the Company with respect to KANEKA, details of the Special Committee meetings, the document concerning the calculation of the share exchange ratio received on May 11, 2022 and submitted through the Special Committee from YAMADA Consulting Group Co., Ltd. (“Yamada Consulting”), which is a financial advisor and third party calculation institution independently appointed by the Special Committee and other materials, the Company held careful discussions and examinations on the implementation of the Share Exchange at the Share Exchange Ratio. Based on the contents of repeated negotiations and discussions with KANEKA regarding the terms and conditions of the Share Exchange including the Share Exchange Ratio, and the Response to Referrals (toshinsho) received on May 12, 2022 from the Special Committee and other matters, the Company came to the decision that the Share Exchange Ratio is reasonable and beneficial to minority shareholders of the Company, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable.

As stated above, by using the calculation results of the Share Exchange Ratio submitted by their respective third party calculation institutions (for the Company, including the calculation result of the Share Exchange Ratio submitted by the Special Committee), KANEKA and the Company engaged in careful review based on the results of the due diligence conducted by each party with respect to the other party and other matters, and held repeated careful discussions and negotiations regarding the terms and conditions of the Share Exchange, including the Share Exchange Ratio, while comprehensively taking into consideration the financial conditions, asset conditions and future prospects of the companies, as well as other factors. As a result, KANEKA and the Company came to the decision that the Share Exchange Ratio is reasonable and beneficial to their respective shareholders, and determined that the implementation of the Share Exchange at the Share Exchange Ratio is reasonable. The Share Exchange Ratio may change upon mutual consultation pursuant to the Share Exchange Agreement, in the case of any material change to the conditions that served as the basis of the calculation.

(ii) Matters related to the calculation of the Share Exchange Ratio

(a) Names of the institutions appointed for the calculation and relationship with both companies

Nomura Securities as a third party calculation institution for KANEKA, SMBC Nikko Securities as a third party calculation institution for the Company, and Yamada Consulting as a third party calculation institution for the Special Committee are institutions independent of KANEKA and the Company, and do not fall under the category of a related party of both companies, and do not have significant interests that need to be noted for the purpose of the Share Exchange.

SMBC Nikko Securities and Sumitomo Mitsui Banking Corporation (“SMBC”), which are members of Sumitomo Mitsui Financial Group, Inc., are a shareholder and a major shareholder of KANEKA respectively holding 0.10% (as of the end of March 2022) and 4.74% (as of the end of March 2022) of the total number of issued and outstanding shares of the KANEKA Shares, and SMBC has transactions, including loans, with KANEKA and the Company as a part of their ordinary bank transactions. However, they have no significant interests that conflict with the interests of KANEKA and the Company with respect to the Share Exchange. According to SMBC Nikko Securities, SMBC Nikko Securities has internally taken adequate measures to prevent adverse effects, such as establishing firewalls between the section in charge of financial advisory and valuation of the KANEKA Shares and the Company Shares and other sections. In addition, based on the facts that an adequate system to manage conflicts of interest, such as firewalls, has been established between

SMBC Nikko Securities and SMBC, that although the remuneration to SMBC Nikko Securities for the Share Exchange includes a contingency fee to be paid subject to the consummation of the Share Exchange and other matters, the independence between the Company and SMBC Nikko Securities cannot be denied due to the fact that the contingency fee to be paid subject to the consummation of the Share Exchange is included, when taking into consideration matters such as the general practice in similar transactions as well as the appropriateness, etc., of a remuneration structure that would cause the Company to incur a reasonable amount of financial burden if the Share Exchange was not consummated, and that SMBC Nikko Securities has experience as a third party calculation institution in similar cases in the past, it is considered that, from the viewpoint of fairness, there is no problem if the Company requests SMBC Nikko Securities to conduct the valuation of shares of KANEKA and the Company. Therefore, SMBC Nikko Securities was selected as a third party calculation institution, independent of KANEKA and the Company.

The remuneration to Yamada Consulting in relation to the Share Exchange includes a fixed fee only, which will be paid regardless of the consummation of the Share Exchange, and does not include any contingent fee to be paid subject to the consummation of the Share Exchange and other matters.

(b) Outline of the calculation

Nomura Securities conducted the calculation by adopting (i) the average market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and the Company Shares are listed on the Standard market of the Tokyo Stock Exchange, and quoted market share prices for both shares are available, (ii) the comparable companies method, since there are similar listed companies comparable with both KANEKA and the Company, and it is possible to analogize the share values with such method, and (iii) the discounted cash flow method (the “DCF method”) in order to reflect the prospective business activities of both companies.

The calculated ranges of the share exchange ratio using 1 as the per share equity value of the KANEKA Shares under the respective valuation methods, are as follows.

Method adopted	Calculated range of the share exchange ratio
Average market share price method	0.229 to 0.251

Comparable companies method	0.182 to 0.374

DCF method	0.198 to 0.431

In the average market share price method, based on the calculation base date of May 11, 2022, the closing price at the Tokyo Stock Exchange on the calculation base date, and simple average closing prices over the latest five-business-day period as well as one-month, three-month and six-month periods were used.

In calculating the aforesaid share exchange ratio, Nomura Securities assumed that public information and the information provided to Nomura Securities were all accurate and complete, and did not independently verify their accuracy and completeness. With respect to the assets and liabilities (including derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of both companies and their affiliates, Nomura Securities did not independently carry out any evaluation, appraisal or assessment, including analysis and evaluation of specific assets and liabilities, nor did it request third party institutions to carry out such appraisal or assessment. The financial results forecasts (including profit planning and other information) of each party were assumed to have been considered and prepared in a reasonable manner, based on the best possible and faithful forecast and judgment available to the management of both companies at the time they were considered and prepared. The calculation by Nomura Securities reflects the information and economic conditions that were obtained by Nomura Securities by May 11, 2022. The sole purpose of the calculation by Nomura Securities is to serve as a reference for the board of directors of KANEKA to consider the Share Exchange Ratio.

The future outlook of KANEKA that was used by Nomura Securities as the basis for the calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including the new products of Medical Solution Vehicle (“Medical”) such as blood purification and catheter products, the small molecule and biopharmaceutical products of Pharma Solution Vehicle (“Pharma”), and supplements for the Americas. Also, the future outlook of the Company includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, the Company expects the demand for products for automobile components and electric and electronic parts as part of the process of recovery from the significant market slowdown in the previous fiscal year due to the spread of COVID-19, and thus a significant increase in earnings compared to the previous year is projected. The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecast used as the basis for the calculation under the DCF method, because, at this time, it is difficult to estimate the specific effect on earnings.

On the other hand, with respect to KANEKA, SMBC Nikko Securities conducted the calculation by adopting (i) the market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method since there are similar listed companies comparable with KANEKA, and it is possible to analogize the share values by comparing with similar listed companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Prime market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting Toray Industries, Inc., Mitsubishi Gas Chemical Company, Inc., Daicel Corporation, DIC Corporation, Sumitomo Bakelite Co., Ltd., KUREHA Corporation, and Sanyo Chemical Industries, Ltd. as the similar listed company that was determined to be similar to KANEKA, the calculation was made using the EBITDA ratio against the enterprise value.

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that KANEKA is expected to generate from January 2022 based on financial results forecasts for the fiscal year ending March 2022 through the fiscal year ending March 2025 prepared by KANEKA, using a fixed discount rate. The perpetual growth method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 5.76% to 7.04% was used. To calculate the discount rate, the Weighted Average Cost of Capital (“WACC”) was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

With respect to the Company, SMBC Nikko Securities conducted the calculation by adopting (i) the market share price method, since the Company Shares are listed on the Standard market of the Tokyo Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method, since there are similar listed companies comparable with the Company, and it is possible to analogize the share values by comparing with similar listed companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Standard market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting LINTEC Corporation, Konishi Co., Ltd., Nichiban Co., Ltd., and Soken Chemical & Engineering Co., Ltd. as the similar listed company that was determined to be similar to the Company, the calculation was made using the EBITDA ratio against the enterprise value.

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that the Company is expected to generate from April 2022 based on financial results forecasts for the fiscal year ending March 2023 through the fiscal year ending March 2025 prepared by the Company, using a fixed discount rate. The perpetual growth method and multiple method were used to calculate the going concern value under the DCF method. Specifically the discount rate in the range of 5.88% to 7.18% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecasts used in the calculation under the DCF method because, at this time, it is difficult to estimate the specific effect on earnings. In addition, the business plan of KANEKA that was used by SMBC Nikko Securities as the basis for the calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including Medical’s new products such as blood purification and catheter products, Pharma’s small molecule and biopharmaceutical products, and supplements for the Americas. The business plan of the Company that was used by SMBC Nikko Securities as the basis for the calculation with the DCF method is for the fiscal year ending March 2023 through the fiscal year ending March 2025, and no significant increase or decrease in earnings is expected in each fiscal year.

The calculated ranges of the number of common shares in KANEKA to be allotted against one common share in the Company under each of the valuation methods are as follows:

Method adopted	Calculated range of the share exchange ratio
Market share price method	0.229 to 0.242

Comparable companies method	0.161 to 0.251

DCF method	0.167 to 0.424

(Note)

In preparing the document concerning the calculation of the share exchange ratio, SMBC Nikko Securities assumed that the materials and information used as the basis for the calculation of the share exchange ratio were all accurate and complete, and did not conduct independent verification, and it does not assume any obligation or liability with respect to the accuracy and completeness thereof. Also, KANEKA and the Company are assumed to have been not aware of any facts or circumstances that would cause the provided information to be inaccurate or misleading. In addition, with respect to the assets and liabilities of KANEKA and the Company and their affiliates, SMBC Nikko Securities did not independently carry out any evaluation, appraisal or assessment, nor did it request third party institutions to carry out such evaluation, appraisal or assessment. If any issue is found with respect to the accuracy or completeness of these materials or information, the calculation results may change significantly. Furthermore, it is assumed that there are no contingent or off-balance-sheet liabilities, including claims or liabilities relating to undisclosed lawsuits, disputes, environmental, tax or other matters related to KANEKA and the Company and their affiliates, or other fact that would materially affect the document concerning the calculation of the share exchange ratio. The business plans, etc., of KANEKA and the Company used in the document concerning the calculation of the share exchange ratio by SMBC Nikko Securities were assumed to have been prepared by KANEKA and the Company respectively in a reasonable and appropriate manner, based on the best possible forecast and judgment available as of the calculation base date. In addition, if the document concerning the calculation of the share exchange ratio contains an assumption that the analysis was made based on the materials and information provided to SMBC Nikko Securities, it is assumed that the provided materials, information and assumptions are accurate and reasonable. SMBC Nikko Securities did not conduct independent verification, and it does not assume any obligation or liability with respect to the accuracy, reasonableness and feasibility of these assumptions.

The calculation results by SMBC Nikko Securities were submitted to the Company for the sole purpose of serving as a reference for the board of directors of the Company to consider the share exchange ratio, and such calculation results do not constitute an opinion of SMBC Nikko Securities on the fairness of the Share Exchange Ratio.

Yamada Consulting conducted the calculation by adopting (i) the market share price method, since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and the Premier market of the Nagoya Stock Exchange, and a quoted market share price for such shares is available, (ii) the comparable companies method, since there are similar listed companies comparable with KANEKA, and it is possible to analogize the share values by comparing with similar companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the closing price on the calculation base date, and simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Prime market of the Tokyo Stock Exchange were used

In the comparable companies method, after selecting Denka Company Limited, Daicel Corporation, Sumitomo Bakelite Co., Ltd., KUREHA Corporation, Sanyo Chemical Industries, Ltd., and Nippon Shokubai Co., Ltd. as the similar listed company that engages in a business comparatively similar to that of KANEKA, the calculation was made using the EBITDA ratio against the enterprise value (EV/EBITDA ratio).

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that KANEKA is expected to generate from January 2022, based on financial results forecasts for the fiscal year ending March 2022 through the fiscal year ending March 2025 prepared by KANEKA, using a fixed discount rate. The perpetual growth ratio method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 6.15% to 7.15% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.]

With respect to the Company, Yamada Consulting conducted the calculation by adopting (i) the market share price method, since the Company Shares are listed on the Standard market of the Tokyo Stock Exchange, and a quoted market share price for such shares are available, (ii) the comparable companies method, since there are similar listed companies comparable with the Company, and it is possible to analogize the share values by comparing with similar companies, and (iii) the DCF method in order to reflect the prospective business activities.

In the market share price method, based on the calculation base date of May 11, 2022, the closing price on the calculation base date, and simple average closing prices over one-month (from April 12, 2022 to May 11, 2022), three-month (from February 14, 2022 to May 11, 2022) and six-month (from November 12, 2021 to May 11, 2022) periods on the Standard market of the Tokyo Stock Exchange were used.

In the comparable companies method, after selecting Nichiban Co., Ltd., Konishi Co., Ltd., and Soken Chemical & Engineering Co., Ltd. as the similar listed company that engages in a business comparatively similar to that of the Company, the calculation was made using the EBITDA ratio against the enterprise value (EV/EBITDA ratio).

In the DCF method, the enterprise value and share value were evaluated on a present value basis, by discounting the free cash flow that the Company is expected to generate from April 2022, based on financial results forecasts for the fiscal year ending March 2023 through the fiscal year ending March 2025 prepared by the Company, using a fixed discount rate. The perpetual growth ratio method and multiple method were used to calculate the going concern value under the DCF method. Specifically, the discount rate in the range of 5.46% to 6.46% was used. To calculate the discount rate, WACC was used. Also, the perpetual growth ratio of -0.25% to 0.25% was used for the calculation.

The synergies expected to be realized from the Share Exchange are not reflected in the financial results forecasts used in the calculation under the DCF method because, at this time, it is difficult to estimate the specific effect on earnings. In addition, the business plan of KANEKA that was used by Yamada Consulting as the basis for calculation with the DCF method includes a fiscal year in which a significant increase in earnings is projected. Specifically, for the fiscal year ending March 2022, a significant increase in earnings is projected compared to the previous fiscal year, due to the expansion of overseas sales backed by the global economic recovery, as well as the steady growth in sales of products in the targeted areas, including Medical’s new products such as blood purification and catheter products, Pharma’s small molecule and biopharmaceutical products, and supplements for the Americas. According to the business plan of the Company that was used by Yamada Consulting as the basis for the calculation with the DCF method is for the fiscal year ending March 2023 through the fiscal year ending March 2025, and no significant increase or decrease in earnings is expected in each fiscal year.

The calculated ranges of the number of common shares in KANEKA to be allotted against one common share in the Company under each of the valuation methods are as follows:

Method adopted	Calculated range of the share exchange ratio
Market share price method	0.226 to 0.251
Comparable companies method	0.176 to 0.270
DCF method	0.184 to 0.452
(Note)

In calculating the share exchange ratio, Yamada Consulting, in principle, adopted the information provided by both companies and the information, etc., available to the public on the assumption that these documents and information were all accurate and complete, without independently verifying the accuracy and completeness thereof. With respect to assets and liabilities (including off-balance sheet assets and liabilities and other contingent liabilities) of both companies, Yamada Consulting did not independently carry out any evaluation, appraisal or assessment, nor did it request third party institutions to carry out such evaluation, appraisal or assessment. Furthermore, financial results forecasts (including profit planning and other information) provided by both companies were assumed to have been reasonably prepared, based on the best possible forecast and judgment available to the management of both companies at the time they were provided. However, Yamada Consulting conducted interviews with both companies on their business plans that were the basis of the calculation, and after hearing the process of preparation thereof and the status of both companies, confirmed the rationality of such business plans from the viewpoint of whether there are any unreasonable points. The calculation by Yamada Consulting reflects the information and economic conditions that were obtained by Yamada Consulting as of May 11, 2022.

(2) The Reason for selecting the KANEKA Shares as the consideration of the Share Exchange

KANEKA and the Company selected the shares of KANEKA, the wholly owning company through the Share Exchange, as the consideration of the Share Exchange. Since the KANEKA Shares are listed on the Prime market of the Tokyo Stock Exchange and trading opportunities remain secured on and after the effective date of the Share Exchange, and it is expected that the Company shareholders can enjoy the synergy effects associated with the Share Exchange, the above selection is considered to be appropriate.

As a result of the Share Exchange, the Company will become a wholly owned subsidiary of KANEKA on the effective date thereof (scheduled on August 1, 2022), and the Company Shares are scheduled to be delisted on July 28, 2022 in accordance with the delisting standards of the Tokyo Stock Exchange (last trading date being July 27, 2022). If the current effective date of the Share Exchange changes, the delisting date will change accordingly.

After the delisting, the Company Shares may no longer be traded on the Tokyo Stock Exchange. However, since the KANEKA Shares to be allotted to the shareholders of the Company as a result of the Share Exchange are listed on the Tokyo Stock Exchange and will remain tradable on and after the effective date, the shareholders of the Company who hold 355 or more Company Shares as at the Record Time and are entitled to receive allotment of one unit (100 shares) or more of the KANEKA Shares should, despite the possibility that their allotment may contain some shares less than one unit depending on the number of shares they own, remain able to trade their shares of one share or more, whereby liquidity of shares shall be secured.

On the other hand, shareholders who own less than 355 shares of the Company Shares as at the Record Time will receive allotment of the KANEKA Shares less than one unit, which is equivalent to 100 shares of the KANEKA Shares. According to the number of such shares less than one unit, the holders thereof are entitled to receive dividends from KANEKA based on the record dates on and after the effective date of the Share Exchange; however, such shares cannot be sold on any financial instrument exchange market. The persons who will hold shares less than one unit may request KANEKA to repurchase such shares. For the details of how such shares will be handled, please refer to (Note 3) “Treatment of shares less than one unit” in (1)1) “Details of the allotment of shares pertaining to the Share Exchange” above. In addition, for the details of how fractions less than one share resulting from the Share Exchange will be handled, please refer to (Note 4) “Handling of fractions less than one share” in (1)1) “Details of the allotment of shares pertaining to the Share Exchange” above.

Until the last trading day (scheduled on July 27, 2022), the holders of the Company Shares may trade their Company Shares on the Tokyo Stock Exchange as usual, and will also be able to exercise their legal rights as provided for in the Companies Act and other related laws and regulations.

(3) Matters that required attention not to damage the interests of the Company shareholders

Since KANEKA already holds 8,218,700 shares of the Company Shares (the ratio of voting rights to total number of issued and outstanding shares (15,167,000 shares) as of March 31, 2022 is 54.76%) and the Company is a consolidated subsidiary of KANEKA, the Company and KANEKA determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness (including measures to avoid conflicts of interest) as follows.

1) Obtaining of calculation documents from independent third party calculation institutions

KANEKA appointed Nomura Securities as a third party calculation institution in early February 2022, which is independent of KANEKA and the Company, and obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022. For the outline of this calculation document, please refer to (1)2)(ii) “Matters related to the calculation of the Share Exchange Ratio” above.

On the other hand, the Company appointed SMBC Nikko Securities as a financial advisor and a third party calculation institution in late February 2022, which is independent of KANEKA and the Company as well as the Share Exchange, and obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022. For the outline of this calculation document, please refer to (1)2)(ii) “Matters related to the calculation of the Share Exchange Ratio” above. The Company has not obtained an opinion (fairness opinion) from SMBC Nikko Securities to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

Moreover, the Special Committee has obtained a document concerning the calculation of the share exchange ratio dated May 11, 2022 from Yamada Consulting, its own financial advisor and third party calculation institution, which is independent of KANEKA and the Company as well as the Share Exchange and was appointed after the Special Committee examined the independence, expertise, past records or the like thereof. For the outline of this calculation document, please refer to (1)2)(ii) “Matters related to the calculation of the Share Exchange Ratio” above. The Special Committee has not obtained an opinion (fairness opinion) from Yamada Consulting to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

2) Advice from independent law firms

As legal advisors on the Share Exchange, KANEKA appointed OH-EBASHI LPC & PARTNERS and the Company appointed Anderson Mori & Tomotsune for legal advice on the various procedures for the Share Exchange and the method and process of decision-making from a legal perspective. Moreover, OH-EBASHI LPC & PARTNERS and Anderson, Mori & Tomotsune are independent of KANEKA and the Company as well as the Share Exchange, and do not have significant interest in the Share Exchange.

3) Obtaining of the Response to Referrals (toshinsho) from the Special Committee that have no interest in the Company

In response to the proposal of the Share Exchange between the Company and KANEKA, the controlling shareholder of the Company, the Company resolved at its board of directors meeting held on February 25, 2022 to establish the Special Committee with the aim to avoid arbitrariness in the decision-making regarding the Share Exchange by the Company, a listed company, and to ensure fairness, transparency and objectivity of the decision-making process of the Company and the like. The Special Committee so established is comprised of the following five persons: Mr. Takao Oikawa and Mr. Chiharu Komachi (outside directors of the Company) and Mr. Yukio Hosono, Mr. Masahiro Watanabe and Mr. Satoshi Mizukawa (outside company auditors of the Company), all of whom are designated as independent officers registered to the

Tokyo Stock Exchange, and determined to be independent of KANEKA and the Company, hold a reasonable degree of knowledge of the business and management issues of the Company, and hold a relevant level of professional expertise and qualifications to consider the Share Exchange (regardless of the content of the Response to Referrals (toshinsho), the members of the Special Committee shall be paid a fixed amount of remuneration as a consideration for their duties, and this amount does not include contingency fees that will be paid upon the conclusion of the Share Exchange and other conditions). When examining the Share Exchange, the Company has consulted with the Special Committee on the following matters (collectively, the “Matters of Inquiry”): (i) whether the purpose of the Share Exchange is deemed legitimate and reasonable (including whether the Share Exchange will contribute to the enhancement of the Company’s corporate value), (ii) whether the appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio) is ensured, (iii) whether the benefit of shareholders of the Company is sufficiently considered through fair procedures in the Share Exchange, and (iv) in addition to (i) through (iii) above, whether it can be considered that the decision by the Company to conclude the Share Exchange will not be disadvantageous to the minority shareholders of the Company.

The board of directors of the Company has also resolved that (a) the opinions of the Special Committee shall be respected to the maximum extent upon making decisions regarding the Share Exchange at the board of directors of the Company; (b) the board of directors of the Company shall not conclude the Share Exchange Agreement if the Special Committee determines that the Share Exchange Ratio and other terms and conditions of the Share Exchange are inappropriate; (c) upon the negotiations with KANEKA regarding the terms and conditions of the Share Exchange (including the Share Exchange Ratio), it shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the transaction by confirming the policy in advance and reporting the status of the negotiation in a timely manner to the Special Committee, and obtaining its opinions, instructions and requests on important aspects; (d) it grants the Special Committee the right to use the advisors of the Company in relation to the Share Exchange, as well as to appoint the Special Committee’s own advisor if it deems it necessary (in such case, the cost of such appointment shall be borne by the Company); and (e) it grants the Special Committee the right to negotiate with KANEKA regarding the terms and conditions of the Share Exchange if necessary. The Special Committee has appointed Yamada Consulting as its own financial advisor and third party calculation institution on March 25, 2022 pursuant to the right described in (d) above.

The Special Committee held eleven meetings in total, which amounted to approximately 18 hours from March 4, 2022 to May 11, 2022. Outside the meetings, the Special Committee also carefully examined the Matters of Inquiry by expressing opinions, exchanging information and gathering information through emails and other means, and by holding occasional discussions when necessary. More specifically, at the first meeting of the Special Committee, the Special Committee approved the appointments, which were made by the Company, of SMBC Nikko Securities as a financial advisor and a third party calculation institution, and of Anderson, Mori & Tomotsune as a legal advisor after confirming that they have no problem with their professional expertise and independence. The Special Committee also approved the review structure of the Share Exchange established by the Company within its company (including the selection of officers and employees of the Company who will engage in the examination, negotiations and determinations for the Share Exchange and their duties) after confirming that the review structure has no problem in terms of independence. Further, at the first meeting of the Special Committee, each member of the Special Committee confirmed with each other his/her independence from KANEKA and the Share Exchange. Then, the Special Committee gathered information regarding the Share Exchange by (a) receiving explanations from KANEKA regarding the details of the Share Exchange proposal, the purpose of the Share Exchange, and the synergy effects to be expected from the Share Exchange and the like, and held a question and answer session for these matters, (b) receiving explanations from the Company regarding its business, background and circumstances that led to the Share Exchange proposal, the purpose of the Share Exchange, the Company’s views on the proposals from KANEKA, the effect of the Share Exchange on the corporate value of the Company, the method of preparation and contents of the Company’s business plan, and held a question and answer session for these matters, (c) receiving explanations from SMBC Nikko Securities on the calculation methods and results of the valuation of shares, and held a question and answer session for these matters, (d) receiving explanations from Yamada Consulting on the calculation methods and results of the valuation of shares, and held a question and answer session for these matters, (e) receiving advice from Anderson Mori & Tomotsune on measures to ensure the fairness of the Share Exchange procedures, and methods and processes for the decision making of the board of directors of the Company for the Share Exchange and measures to avoid other conflicts of interest, and held a question and answer session for these matters, (f) receiving explanation from Anderson Mori & Tomotsune, the legal advisor of the Company, on the results of legal due diligence conducted on KANEKA, as well as receiving explanations from EY Strategy and Consulting Co., Ltd., the financial advisor of the Company, on the results of financial due diligence it conducted on KANEKA, and Ernst & Young Tax Co., the tax advisor of the Company, on the results of tax due diligence it conducted on KANEKA, and held a question and answer session regarding the contents of each due diligence, and (g) confirming relevant materials relating to the Share Exchange, and carefully deliberated the Matters for Inquiry through careful discussion and examination based on the information above. Further, the Special Committee received explanation from the Company regarding the method of preparation and contents of the Company’s business plan, and also confirmed that there are no unreasonable aspects in the course of preparation of the business plan. Based on timely reports that the Special Committee has received from SMBC Nikko Securities on the background and details of the discussions and negotiations between KANEKA and the Company regarding the Share Exchange, the Special Committee was substantially involved in the process of negotiations with KANEKA until the Company received the final proposal on the consideration of the Share Exchange from KANEKA by holding several discussions on the policy of negotiation and other matters and by expressing its opinions or giving instructions or requests on the negotiation policy, such as the detailed share exchange ratio to be proposed upon negotiation of important aspects.

Through these processes, the Special Committee has carefully discussed and considered the Matters for Inquiry based on these explanations, calculation results and other materials it examined, and has submitted the Response to Referrals (toshinsho) to the board of directors of the Company on May 12, 2022 stating that (i) it is recognized that the Share Exchange would be beneficial to enhance the corporate value of the Company, and the purpose thereof is found to be legitimate and reasonable, (ii) it is considered that the appropriateness of the terms and conditions of the Share Exchange, including the Share Exchange Ratio, has been ensured, (iii) it is considered that, the interests of the shareholders of the Company have been fully considered through fair procedures as part of the Share Exchange, and (iv) in addition to (i) through (iii) above, the decision by the Company to carry out the Share Exchange is not found to be disadvantageous to the Company’s minority shareholders.

4) Approval of all Directors excluding those who have interests, and opinions of all company auditors that they have no objection

Among the eight directors of the Company, Mr. Hidesuke Amachi, the representative director, is from KANEKA, and Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, the directors, are seconded directors from KANEKA. Therefore, from the standpoint of avoiding any possible impact of structural conflicts of interest issues and information asymmetry issues in the Share Exchange, the board of directors meeting of the Company held on May 12, 2022 was convened by the attendance of four directors, excluding Mr. Hidesuke Amachi, the representative director, and directors Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, who participated in the deliberation and passed a resolution to conclude the Share Exchange by unanimous approval. Subsequently, in order to meet the quorum required by the Companies Act to ensure a valid adoption of a resolution, five directors including Mr. Hidesuke Amachi, the representative director, who had already retired from KANEKA, among the four directors who were not participating in the deliberations and resolutions at the above- mentioned board of directors meeting of the Company, once again discussed the matter and passed the above resolution by unanimous approval.

In addition, from the standpoint of avoiding any possible impact of structural conflicts of interest issues and information asymmetry issues in the Share Exchange, neither Mr. Hidesuke Amachi, the representative director, nor directors Mr. Isao Otsu, Mr. Akihiko Iida, and Mr. Hiroaki Shiota, participated in the discussion and negotiations on the Shares Exchange. However, Mr. Hidesuke Amachi, the representative director, participated only in the second stage of the resolution of the board of directors meeting in order to meet the quorum required by the Companies Act to ensure a valid resolution of the board of directors. In addition, at the above-mentioned board of directors meeting of the Company, all company auditors expressed their opinions that they have no objection to the above-mentioned resolution.

(4) Matters concerning the appropriateness of the capital and reserve amounts of KANEKA, which will become the wholly owning parent company through the Share Exchange

The amounts of KANEKA’s capital and reserves to be increased as a result of the Share Exchange are as follows. Since the following capital and reserves were calculated in accordance with the Regulations on Corporate Accounting and other fair accounting standards, and they are consistent with KANEKA’s capital policy, they are considered as appropriate.

Amount of capital: 0 yen

Amount of legal capital surplus: the amount separately determined by KANEKA in accordance with Article 39 of the Regulations on Corporate Accounting

Amount of legal retained earnings: 0 yen

4. Matters to be referred to with respect to the consideration of the Share Exchange

(1) Provisions of the Articles of Incorporation of KANEKA

The Articles of Incorporation of KANEKA are disclosed on the Company’s website (https://www.cemedine.co.jp) pursuant to applicable laws and regulations and the provisions of Article 15 of the Articles of Incorporation of the Company.

(2) Matters concerning the liquidation method for the consideration of the Share Exchange

(i) Markets on which the consideration of the Share Exchange is traded

The KANEKA Shares are traded on the Prime market of the Tokyo Stock Exchange.

(ii) Party who conducts the intermediary, brokerage or agency service for the consideration of the Share Exchange

The intermediary, brokerage, etc., of the KANEKA Shares are conducted at securities companies, etc., across the country.

(iii) Details of the restrictions on assignment or other disposal of the consideration of the Share Exchange

Not applicable.

(3) Matters concerning the market price of the consideration of the Share Exchange

Based on the business day immediately preceding the day on which the conclusion of the Share Exchange was released (May 12, 2022), the average closing prices of the KANEKA Shares at the Tokyo Stock Exchange over the latest one-month, three-month and six-month periods are 3,437 yen, 3,529 yen and 3,681 yen respectively.

For the latest market price and other matters regarding the KANEKA Shares, please see the website of the Tokyo Stock Exchange (https://www.jpx.co.jp).

(4) Content of the Balance Sheet for each of the fiscal years ending within the last five years

This information is omitted because KANEKA has submitted the securities report for each of the said fiscal years in accordance with the provision of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5. Matters relating to the appropriateness of the provisions pertaining to [the handling of] subscription rights to shares in the Share Exchange

With respect to all subscription rights to shares issued by the Company, if the approval for the Share Exchange Agreement is obtained at the Meeting, the holders of such subscription rights will be permitted to exercise the same pursuant to the provisions of the terms and conditions thereof. In addition, on the day immediately preceding the effective date of the Share Exchange, the Company will acquire, without payment, and cancel the unexercised subscription rights to shares as of the same date, pursuant to the terms and conditions for the acquisition of such subscription rights.

The Company has not issued any bonds with subscription rights to shares.

6. Matters relating to financial statements, etc.

(1) Content of the financial statements, etc., of KANEKA for the last fiscal year

The financial statements, etc., of KANEKA for the last fiscal year (ended March 2022) are disclosed on the Company’s website (https://www.cemedine.co.jp) pursuant to applicable laws and regulations and the provisions of Article 15 of the Articles of Incorporation of the Company.

(2) Details of disposition of significant assets, assumption of significant liabilities, and other events that would materially affect the status of assets of the Company that occurred after the end of the last fiscal year of KANEKA and the Company

(i) The Company

a.

The Company has resolved at the board of directors meeting held on May 12, 2022 to enter into the Share Exchange Agreement with KANEKA, and concluded the Share Exchange Agreement as of the same date. The contents of the Share Exchange Agreement are described in 2. “Contents of the Share Exchange Agreement” above.

b.

The Company will cancel at the point in time immediately preceding the Record Time all treasury shares held by the Company as at the point in time immediately preceding the record date and time (including the treasury shares to be acquired in response to share repurchase requests by the dissenting shareholders exercising their rights pertaining to the Share Exchange pursuant to Article 785, Paragraph 1 of the Companies Act).

(ii) KANEKA

KANEKA has resolved at the board of directors meeting held on May 12, 2022 to enter into the Share Exchange Agreement with the Company, and concluded the Share Exchange Agreement as of the same date. The contents of the Share Exchange Agreement are described in 2. “Contents of the Share Exchange Agreement” above.

Proposal No. 2	Disposal of Surplus

By taking into consideration the operating results for the current fiscal year and future business development, etc., the Company proposes that the year-end dividends for the 88th fiscal year be as follows:

In this respect, since the interim dividends of 5 yen per share were already paid, the amount of annual dividends for the current fiscal year will be 15 yen per share.

(1) Type of distributed assets

Cash

(2) Matters related to allotment of distributed assets and aggregate amount thereof

The Company proposes to make cash dividend payments of 10 yen per share in respect of the common shares of the Company.

In this case, the total amount of dividends will amount to be 150,075,350 yen.

(3) Effective date on which dividends of surplus take effect

June 16, 2022

Proposal No. 3:	Election of Eight Directors

The term of office of all eight directors will expire at the conclusion of the Meeting. Therefore, the Company proposes the election of eight directors.

The candidates for directors are as follows:

Candidate No. 1	Yusuke Matsumoto	Date of birth (April 22, 1947)	Reappointment	Number of the Company Shares held 68,900 shares
Career summary, positions, responsibilities and significant concurrent positions
April 1970	Joined the Company	June 2008	Managing Director and Executive General Manager of Administration Headquarters, and General Manager of HR & General Affairs Department, the Company

April 2020	General Manager of HI Business & Marketing Department, the Company
April 2005	General Manager of Administration Division (in charge of General Affairs), the Company	April 2012	Managing Director and Executive General Manager of Administration Headquarters, the Company

April 2006	General Manager of HR & General Affairs Department, the Company

June 2006	Director, General Manager of HR & General Affairs Department, the Company	February 2014	Managing Director and Executive General Manager of Administration Headquarters, and General Manager of Purchasing Department, the Company

		April 2015	Chairman and Representative Director, the Company (current position)

Candidate No. 2	Hidesuke Amachi	Date of birth December 18, 1956	Reappointment	Number of the Company Shares held 13,400 shares
Career summary, positions, responsibilities and significant concurrent positions

April 1979	Joined Kanegafuchi Chemical Industry Co., Ltd. (currently KANEKA CORPORATION)	June 2013 June 2014	Managing Executive Officer, KANEKA CORPORATION Director, Managing Executive Officer, KANEKA CORPORATION

March 2009	General Manager of Kanekalon Division, KANEKA CORPORATION	April 2019	Advisor of the Company

June 2011	Executive Officer, KANEKA CORPORATION	June 2019	President and Representative Director, the Company (current position)

Candidate No. 3	Isao Otsu	Date of birth August 25, 1960	Reappointment	Number of the Company Shares held 1,100 shares
Career summary, positions, responsibilities and significant concurrent positions

December 1992	Joined Kanegafuchi Chemical Industry Co., Ltd. (currently KANEKA CORPORATION)		June 2017	Director, Executive General Manager of Marketing Headquarters, General Manager of Business Strategy Planning Office, and General Manager of Customer Satisfaction Improvement Office, the Company

February 1994	Seconded to Kaneka Texas Corporation (currently Kaneka North America LLC)

December 2003	Returned to KANEKA CORPORATION

April 2010	President, Kaneka India Pvt. Ltd.		August 2017	Director, Executive General Manager of Business & Marketing Headquarters, General Manager of Business Administration Department, General Manager of Industrial Materials Department, and General Manager of Automotive Department, the Company

April 2016	President, PT. Kaneka Foods Indonesia

April 2017	Executive Officer, Executive General Manager of Marketing Headquarters, General Manager of Business Strategy Planning Office, and General Manager of Customer Satisfaction Improvement Office, the Company

			October 2017	Director, Executive General Manager of Business & Marketing Headquarters, General Manager of Business Administration Department, and General Manager of Industrial Materials Department, the Company

			April 2019	Director, Executive General Manager of Business & Marketing Headquarters and General Manager of Industrial Materials Department, the Company

			October 2019	Director, Executive General Manager of Business & Marketing Headquarters, the Company

			April 2020	Director, Executive General Manager of Marketing Headquarters (current position)

Candidate No. 4	Masato Akimoto	Date of birth (January 24, 1962)	Reappointment	Number of the Company Shares held 6,300 Shares
Career summary, positions, responsibilities and significant concurrent positions
April 1985	Join the Company	April 2019	Executive Officer, Executive General Manager of Technical Headquarters, the Company
October 2009	General Manager of Development Department, the Company
April 2013	General Manager of No.2 Business Department, the Company	June 2019	Director, Executive General Manager of Technical Headquarters, the Company

April 2015	Executive Officer, Executive General Manager of Technical Headquarters and General Manager of Development Department, the Company	April 2020	Director, Executive General Manager of Technical Division, the Company (current position)

Candidate No. 5	Akihiko Iida	Date of birth (September 7, 1964)	Reappointment	Number of the Company Shares held 0 Shares
Career summary, positions, responsibilities and significant concurrent positions

April 1988	Joined Kanegafuchi Chemical Industry Co., Ltd. (currently KANEKA CORPORATION)	April 2017	Head of Strategic Planning Group, Performance Polymers Solutions Vehicle, KANEKA CORPORATION

March 2011	Head of Administration Group, PVC & Chemicals Division, KANEKA CORPORATION	April 2021	Assistant to President, the Company

May 2015	Head of Strategic Planning Group, Electrical & Electronic Materials Division, KANEKA CORPORATION	June 2021	Director, Executive General Manager of Administration Division, the Company (current position)

April 2016	Head of Business Management Group, Corporate Planning Department, KANEKA CORPORATION

Candidate No. 6	Hiroaki Shiota	Date of birth (October 4, 1968)	Reappointment	Number of the Company Shares held 400 Shares
Career summary, positions, responsibilities and significant concurrent positions

April 1993	Joined Kanegafuchi Chemical Industry Co., Ltd. (currently KANEKA CORPORATION)		November 2016	Assistant General Manager to Executive General Manager of Production Strategy Planning Department, the Company

April 2014	Seconded to Kaneka North America LLC

April 2015	Manager (Planning & Coordination), Corporate Technology Administration Department Production Technology Division, KANEKA CORPORATION		August 2017	Assistant General Manager to Executive General Manager of Production & Logistics Division, the Company

			April 2020	General Manager of Production Engineering Department, and Assistant General Manager (Planning & Coordination) to Executive General Manager of Production Division, the Company

April 2016	Manager (Planning & Coordination), Engineering Department, KANEKA CORPORATION

			June 2021	Director, Executive General Manager of SCM Division and Production Division, the Company (current position)

Candidate No. 7	Takao Oikawa	Date of birth (November 7, 1947)	Reappointment Outside	Number of the Company Shares held 27,300 Shares
Career summary, positions, responsibilities and significant concurrent positions

April 1970	Joined NIPPON CONCRETE INDUSTRIES CO., LTD.	July 2007	Executive Officer, NIPPON CONCRETE INDUSTRIES CO., LTD.

April 2003	Director and Branch Manager of Tokyo Branch, Nichicon Marugo Hanbai K.K.	June 2009	Director and Executive Officer, NIPPON CONCRETE INDUSTRIES CO., LTD.

April 2005	President and Representative Director, Higashi Nichicon Co. Ltd.	June 2015	Director, the Company (current position)

Reason for nomination as a candidate for outside director and summary of expected roles

Mr. Takao Oikawa possesses abundant experience and a long track record in corporate management in the manufacturing industry. The Company expects him to continuously provide appropriate advice on the Company’s overall management by utilizing his experience and track record, and that he will be involved in and supervise the selection of candidates for the Company’s officers and the determination of their compensation, etc. from an objective and neutral standpoint. Thus, the Company nominates him as a candidate for outside director.

Candidate No. 8	Chiharu Komachi	Date of birth (April 22, 1957)	Reappointment Outside	Number of the Company Shares held 22,300 Shares
Career summary, positions, responsibilities and significant concurrent positions
April 1980	Joined Mitsui & Co., Ltd.	April 2006	MITSUI & CO. EUROPE PLC

January 1998	MITSUI & CO. DEUTSCHLAND GMBH, Head Office (Düsseldorf)	April 2010	Deputy General Manager of Performance Chemicals Business, Mitsui & Co., Ltd.

April 2002	General Manager of Packaging Material Department, Plastics Synthetic Resin Unit II, Mitsui & Co., Ltd.	December 2010	Joined JAPAN POST BANK Co., Ltd.

		April 2011	Executive Officer, JAPAN POST BANK Co., Ltd.

April 2004	General Manager of Corporate Administration Division of Kansai Branch, Mitsui & Co., Ltd.	April 2012	Managing Executive Officer, JAPAN POST BANK Co., Ltd.

		June 2015	Director, the Company (current position)

Reason for nomination as a candidate for outside director and summary of expected roles

Mr. Chiharu Komachi possesses abundant work experience in general trading companies, including overseas business, and abundant experience and a long track record in corporate management at financial institutions. The Company expects him to continuously provide appropriate advice on the Company’s overall management by utilizing his experience and track record, and that he will be involved in and supervise the selection of candidates for the Company’s officers and the determination of their compensation, etc. from an objective and neutral standpoint. Thus, the Company nominates him as a candidate for outside director.

(Note)

1.	There are no special interests between any of the candidates and the Company.
2.	Mr. Takao Oikawa and Mr. Chiharu Komachi are candidates for outside directors.
3.	Mr. Takao Oikawa and Mr. Chiharu Komachi have served as outside directors of the Company for seven years.
4.

The Company has entered into a liability limitation contract with Mr. Takao Oikawa and Mr. Chiharu Komachi, which limits their liabilities for damages stipulated in Article 423, Paragraph 1 of the Companies Act to the minimum liability amount as provided by laws and regulations, if the said outside directors have acted in good faith and without gross negligence in performing their duties. If their reappointments are approved, the Company plans to renew the said contract with them.

5.

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, covering damages to be borne by the insureds, such as the directors of the Company, due to execution of their duties (excluding the cases where the damages were caused by gross negligence or willful misconduct of the insureds). If each of the candidates is reappointed and has assumed office, each of the candidates will be included as insureds under the said insurance contract. The said insurance contract is scheduled to be renewed with the same terms at the next renewal.

Reference: Expertise and experience of Directors of the Company (skill matrix of Directors)

Candidate No.	Name		Corporate Management	Legal/Risk Management	Global Experience	Sales	Finance/ Accounting	Technology/ Manufacturing
1	Yusuke Matsumoto		m	m		m	m
2	Hidesuke Amachi		m		m	m
3	Isao Otsu		m		m	m
4	Masato Akimoto		m			m		m
5	Akihiko Iida		m	m			m
6	Hiroaki Shiota		m		m			m
7	Takao Oikawa	Outside	m			m
8	Chiharu Komachi	Outside	m		m		m

*	The above chart does not present all of the expertise and experience possessed by each candidate, instead, it only shows the main expertise and experience.

Proposal No. 4: Election of One Company Auditor

The term of office of Mr. Masahiro Watanabe, the company auditor, will expire at the conclusion of the Meeting. Therefore, the Company proposes the election of one company auditor.

This proposal has been approved by the board of company auditors.

The candidates for company auditors are as follows:

Masahiro Watanabe	Date of birth (October 1, 1947)	Reappointment	Outside	Number of the Company Shares held 5,200 Shares
Career summary, positions, responsibilities and significant concurrent positions
March 1976	Registered as a certified public accountant	June 1998	Company Auditor, the Company
November 1986	Joined Nishikata Audit Corporation (currently Deloitte Touche Tohmatsu LLC)	June 2007	Resigned as the Company Auditor, the Company
July 1993	Partner, Tohmatsu & Co. (currently Deloitte Touche Tohmatsu LLC )	December 2010	Resigned from Deloitte Touche Tohmatsu LLC
		June 2011	Company Auditor, the Company (current position)

		June 2013	Outside Director, Tokai Carbon Co., Ltd.

Reason for nomination as a candidate for outside company auditor and summary of expected roles

Mr. Masahiro Watanabe possesses a considerable degree of knowledge in financial accounting as a certified public accountant. The Company expects him to continuously provide appropriate advice on the Company’s overall management by utilizing his knowledge, experience and track record, and that he will be involved in and supervise the selection of candidates for the Company’s officers and the determination of their compensation, etc. from an objective and neutral standpoint. Thus, the Company nominates him as a candidate for outside company auditor.

(Note)

1.	There are no special interests between the candidate and the Company.
2.	Mr. Masahiro Watanabe is a candidate for outside company auditor.
3.	Mr. Masahiro Watanabe has served as the outside company auditor of the Company for eleven years.
4.

The Company has entered into a liability limitation contract with Mr. Masahiro Watanabe, which limits his liability for damages stipulated in Article 423, Paragraph 1 of the Companies Act to the minimum liability amount as provided by laws and regulations, if he has acted in good faith and without gross negligence in performing his duties. If this reappointment is approved, the Company plans to renew the said contract with him.

5.

The Company has entered into a directors and officers liability insurance contract stipulated in Article 430-3, Paragraph 1 of the Companies Act with an insurance company, covering damages to be borne by the insured, such as the company auditor of the Company, due to execution of his duties (excluding the cases where the damages were caused by gross negligence or willful misconduct of the insured). If the candidate is reappointed and has assumed office, the candidate will be included as an insured under the said insurance contract. The said insurance contract is scheduled to be renewed with the same terms at the next renewal.

END

Attachment

Business Report

(From April 1, 2021 to March 31, 2022)

1. Current Status of the Corporate Group

(1)	Business Progress and Results

In the consolidated fiscal year ended March 31, 2022, the Japanese economy was greatly affected by the COVID-19 pandemic through to the second quarter, after which it was poised for recovery due to a decline in new COVID-19 cases as the vaccination rollout progressed. However, toward the end of the fiscal year, economic activities were again restricted due to the spread of a new COVID-19 variant and implementation of another round of semi-emergency measures to prevent the spread of COVID-19 by the government.

While the global economy continued to recover, especially in the US, it was affected by global logistics disruptions, increased resource prices and semiconductor shortages. In addition, the global economy currently faces great uncertainty due to the current spread of COVID-19 in China, Russia’s invasion of Ukraine, and other issues.

As for the sectors related to the Company Group, the construction and civil engineering-related sector saw a recovery in housing starts, mainly on owner-occupied and rental dwellings. In the industry-related sector, despite robust demand for digital devices due to the proliferation of remote working practices, the global semiconductor shortage affected car manufacturers, forcing them to cut production. In the general consumer-related sector, since the stay-at-home consumption that was boosted by the spread of the COVID-19 pandemic last year faded, we saw a change in consumer spending.

Under these circumstances, the Company Group was committed to ensuring stable product supply while taking measures to prevent COVID-19 from spreading, The Company Group also worked to strengthen competitiveness with continuous cost improvement efforts and worked on price revisions for our products to deal with the unprecedented rise in raw material prices.

As a result, in the current consolidated fiscal year, net sales were 28,577 million yen (up 10.9% year on year), operating profit was 2,136 million yen (up 40.4% year on year), ordinary profit was 2,148 million yen (up 41.5% year on year), and profit attributable to owners of parent was 1,479 million yen (up 39.1% year on year).

Set out below is an overview of our sales by market for the current fiscal year.

[Construction and civil engineering-related market]

Net sales amounted to 12,678 million yen (up 10.9% year on year) mainly because demand for houses grew along with the recovery of housing starts, and sales of our exterior-use sealing materials for housing material manufacturers and adhesives for interior and exterior tiles called “CEMEDINE Tile Ace Series” increased.

.

[Industry-related market]

Net sales amounted to 10,796 million yen (up 16.7% year on year) because robust demand for laptops, tablets and other digital devices boosted sales of our products for electric and electronic parts despite moderate recovery of sales of our products for vehicles due to car manufacturers’ cutting output over the semiconductor shortage.

[General consumer-related market]

Net sales amounted to 4,969 million yen (up 0.6% year on year) because, despite the continued impact of a reactionary drop from the stay-at-home demand in the previous year, we launched and worked to expand sales of new products such as an instant adhesive superior in durability and water-resistance called “CEMEDINE 3000 Water-proof and Shock-resistance” and an eco-friendly, super multi-use adhesive called “CEMEDINE Super X Natura.”

Other sales consisted of rent income of real estate. Rent income amounted to 132 million yen (down 0.2% year on year).

(2)	Capital Expenditure and Financing

For the current fiscal year, the Company Group’s total capital expenditure was 594 million yen, and mainly included investments by the Company and its affiliates in adhesive manufacturing facilities.

The capital expenditure was financed with our own funds.

(3)	Issues to be Addressed

Uncertainty as to when the spread of COVID-19 will come under full control, and the impact of the global supply chain disruption and increased raw material prices on economic activities in general have led to continued uncertainty. Even amid these circumstances, as innovative technologies such as CASE and 5G are proliferating, it has become more important to understand and deal with those changes.

Furthermore, in the context of environmental issues such as global warming and marine plastics as well as social issues such as carbon-neutrality, recycling and ethical consumption, more and more companies are proactively introducing the SDGs developed by the UN and promoting ESG management.

Under this business environment, in order to achieve sustainable growth and enhance corporate value while pursuing social contributions in line with the SDGs, the Company Group has identified the following matters as key issues and will actively work to address them.

(i) Sustainable growth through business creation

By leveraging our capabilities to develop the next generation of adhesive products with advanced technologies, we will work on a group of technological themes that enables us to provide products and solutions better suited to market needs that are more eco-friendly. We will select development themes through intensified collaboration between the technology development division and the marketing division, and establish business models through the investigation of new technologies in collaboration with academia and development of competitive formulations, thereby accelerating business creation.

(ii) Business expansion in the global market

We will seek to capture the momentum of growth overseas, strengthen the product development and marketing structure suitable for the relevant markets, work to build a global management system, and accelerate business development and improve the results.

(iii) Enhancement of business profitability

While incorporating carbon-neutral thinking, we will work on shifting our business resources to important and growing areas, carrying out work style reform and operational reform through digital transformation, implementing capital expenditure and cost reduction for improved product competitiveness and executing supply chain management reform, thereby strengthening our business foundation.

In order to solve social issues and support people’s lives by providing unique products, technologies and services in the adhesive market, the Company Group will work as one to address various corporate imperatives, and further enhance our corporate value.

We would appreciate it if our shareholders would continue to provide further support and cooperation.

(4)	Changes in Financial Position and Results of Operations

Classification	85th fiscal year (From April 2018 To March 2019)	86th fiscal year (From April 2019 To March 2020)	87th fiscal year (From April 2020 To March 2021)	88th fiscal year (Current period) (From April 2021 To March 2022)
Net sales (In million yen)	27,647	27,674	25,759	28,577
Ordinary profit (In million yen)	1,167	1,174	1,518	2,148
Profit attributable to owners of parent (In million yen)	1,020	796	1,063	1,479
Earnings per share (In yen)	68.32	53.23	71.00	98.60
Total assets (In million yen)	21,699	22,371	22,515	24,682
Net assets (In million yen)	11,724	12,325	13,497	14,919

(5)	Status of Principal Parent Company and Subsidiaries

(i)	Status of parent company

Company name	Capital	Stake in the Company	Relationship with the Company
KANEKA CORPORATION	33,046 million yen	54.76%	The Company purchases the parent company’s products as raw materials for adhesives, and the parent company seconds its employees to the Company.

(Note)

The Company and the parent company have agreed to consult with each other before making determinations on certain matters relating to the important financial and business policies of the Company. However, the Company makes a final determination using its own business judgment based on the results of such consultation, and believes that it maintains a certain independence from the parent company.

(ii)	Matters regarding transactions with parent company

When engaging in transactions with the parent company, the Company does so by ensuring economic rationality according to their importance and nature so as not to breach the principle of equality of treatment of shareholders or to harm the interests of the Company or the common interests of shareholders. Final decisions on these transactions are made by our board of directors, etc. based on the Company’s approval rules and independently from the parent company. Thus, the Company believes the decision making procedures are legitimate.

(iii)	Status of subsidiaries

Company name	Capital	Company’s investment ratio	Principal business
CEMEDINE CHEMICAL CO., LTD.	40 million yen	100.0%	Manufacture and sale of adhesives
CEMEDINE SALES CO., LTD.	10 million yen	100.0%	Sale of adhesives
CEMEDINE CHEMICAL INDUSTRIES CO., LTD.	10 million yen	100.0%	Manufacture and sale of adhesives
Taiwan Cemedine Co., Ltd.	12,500 thousand Taiwan dollars	60.0%	Manufacture and sale of adhesives
CEMEDINE SHANGHAI CO., LTD.	140 million yen	100.0%	Sale of adhesives
CEMEDINE PHILIPPINES CORP.	20,450 thousand Philippine pesos	100.0%	Manufacture and sale of adhesives
CEMEDINE (THAILAND) CO., LTD.	10,000 thousand baht	50.5%	Manufacture and sale of adhesives

(Note)	1. Principal subsidiaries are selected with reference to capital, total assets, net sales, etc.

2.	The Company has no subsidiary which falls under the category of a specified wholly owned subsidiary.

(iv)	Status of affiliates

Company name	Capital	Company’s investment ratio	Principal business
ASIA CEMEDINE CO.,LTD.	30,000 thousand baht	44.0%	Manufacture and sale of adhesives
CEMEDINE NORTH AMERICA LLC	2,050 thousand US dollars	49.0% (49.0%)	Manufacture and sale of adhesives

(Note)	The number in parentheses under the “Company’s investment ratio” column includes and indicates the indirect investment ratio.

(6)	Principal Business

Manufacture and sale of adhesives, sealing materials and other products

(7)	Major Offices and Plants

(i)	Major offices and plants of the Company

Name	Location	Name	Location
Head office	Shinagawa-ku, Tokyo	Ibaraki Plant	Koga-shi, Ibaraki
Osaka Branch	Chuo-ku, Osaka	Mie Plant	Kameyama-shi, Mie
Nagoya Branch	Naka-ku, Nagoya	Kinuura Plant	Hekinan-shi, Aichi
Development Center	Koga-shi, Ibaraki

(Note)	In addition to the above, there are offices in Sapporo, Sendai and Fukuoka.

(ii)	Head office and plants of subsidiaries

Name	Location	Name	Location
CEMEDINE CHEMICAL CO., LTD. (Head office and plant)	Kaga-gun, Okayama	TAIWAN CEMEDINE CO., LTD. (Head office and plant)	New Taipei City, Taiwan
CEMEDINE SALES, CO., LTD. (Head office)	Shinagawa-ku, Tokyo	CEMEDINE SHANGHAI CO., LTD. (Head office)	Shanghai, China
CEMEDINE CHEMICAL INDUSTRIES CO., LTD. (Head office and plant)	Koga-shi, Ibaraki	CEMEDINE PHILIPPINES CORP. (Head office and plant)	Cavite, Philippines
CEMEDINE CHEMICAL INDUSTRIES CO., LTD. (Plant)	Joso-shi, Ibaraki	CEMEDINE (THAILAND) CO., LTD. (Head office and plant)	Bangkok, Thailand

(iii)	Head office and plant of affiliate

Name	Location	Name	Location
ASIA CEMEDINE CO., LTD. (Head office and plant)	Bangkok, Thailand	CEMEDINE NORTH AMERICA LLC (Head office and plant)	Ohio, USA

(8)	Status of Employees

Number of employees	Increase or decrease from the end of previous consolidated fiscal year
549 (165)	Decrease of 10 persons (Decrease of 6 persons)

(Note)

The number of employees represents the number of persons currently employed, excluding the average number of temporary employees (advisors, employees on short-term contracts, non-regular employees, part-time employees and temporary employees) in the current fiscal year, which is stated in parentheses.

(9)	Principal Lenders and Amount of Borrowing

Not applicable.

(10)	Other Important Matters regarding the Current Status of the Corporate Group

Not applicable.

2.	Matters Regarding Shares of the Company

(1) Total Number of Authorized Shares
40,000,000 shares
(2) Total Number of Issued Shares
15,007,535 shares
(excluding 159,465 treasury shares)
(3) Number of Shareholders
3,823 persons

(4) Status of Major Shareholders

Name of shareholders	Number of shares held	Shareholding ratio
	Shares	%
KANEKA CORPORATION	8,218,700	54.76
CEMEDINE Kyoeikai	1,406,000	9.37
Nihon Willing K.K.	510,000	3.40
LIXIL Corporation	300,000	2.00
Asia Kendy Japan K.K.	205,000	1.37
MIKI & CO., LTD.	200,000	1.33
CEMEDINE’s Employees Shareholding Association	168,340	1.12
Kimiko Kurokawa	135,000	0.90
J and S INSURANCE SERVICE Co., Ltd.	125,000	0.83
Towa-Tsusho Co., Ltd.	107,000	0.71

(Note)	The shareholding ratio is calculated excluding treasury stock (159,465 shares).

(5)	Other Important Matters regarding Shares

Not applicable.

3.	Matters Regarding Company Officers

(1) Name of Directors and Company Auditors

Positon	Name	Responsibilities or important concurrent positions
* Director and Chairman	Yusuke Matsumoto
* Director and President	Hidesuke Amachi
Director	Isao Otsu	Executive General Manager of Marketing Headquarters
Director	Masato Akimoto	Executive General Manager of Technical Division
Director	Akihiko Iida	Executive General Manager of Administration Division
Director	Hiroaki Shiota	Executive General Manager of SCM Division & Production Division
Director	Takao Oikawa
Director	Chiharu Komachi
Company auditor (full-time)	Yasunobu Horie
Company auditor	Yukio Hosono	Company auditor of YUTORI NO KUKAN CORPORATION
Company auditor	Masahiro Watanabe	Certified public accountant
Company auditor	Satoshi Mizukawa	Lawyer at Iwaida Partners Outside company auditor of TOKYO KOKI CO., LTD.

(Note)	1. * indicates representative directors.

2.

Among the directors listed above, Messrs. Takao Oikawa and Chiharu Komachi are outside directors. The Company has designated them as independent officers pursuant to the regulations of Tokyo Stock Exchange, Inc. and registered them as such with the said Stock Exchange.

3.

Among the company auditors listed above, Messrs. Yukio Hosono, Masahiro Watanabe and Satoshi Mizukawa are outside company auditors. The Company has designated them as independent officers pursuant to the regulations of Tokyo Stock Exchange, Inc. and registered them as such with the said Stock Exchange.

4.	A company auditor, Mr. Masahiro Watanabe, has credentials as a certified public accountant, and has considerable knowledge related to finance and accounting.

5.

A company auditor, Mr. Yukio Hosono, resigned as full-time company auditor of QB Net Holdings Co., Ltd. on September 22, 2021. Also, he was appointed as company auditor of YUTORI NO KUKAN CORPORATION on December 24, 2021.

(2)	Outline of the Contents of Liability Limitation Agreements

The Company has entered into agreements with all outside directors and outside company auditors to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount of lability for damages under such agreements is the minimum amount of liability for damages stipulated by laws and regulations.

This limitation of liability applies only if the relevant outside officer performs the duties for which he should be liable in good faith without gross negligence.

(3)	Outline of the Contents of Directors and Officers Liability Insurance Agreement

The Company has entered into a directors and officers liability insurance agreement under Article 430-3, Paragraph 1 of the Companies Act with an insurance company. The scope of the insured under such insurance agreement includes all officers of the Company, and the insured do not bear insurance premiums. Such insurance agreement covers any damages that may result from the insured being liable for the performance of their duties or being subject to a claim for the pursuit of such liability.

However, the above insurance agreement does not cover claims for damages caused by willful misconduct or gross negligence so as to ensure that the appropriateness of the insured’s performance of their duties is not impaired.

(4)	Policy for Determining Remuneration, etc. for Directors and Company Auditors

At a meeting of the board of directors held on February 6, 2021, the Company resolved the policy for determining the details of remuneration, etc. for individual directors.

In addition, based on the deliberation at the remuneration committee consisting of directors appointed by resolution of independent outside officers and the board of directors, the board of directors confirmed that the method of determining remuneration, etc. for individual directors for the current fiscal year and the details of remuneration, etc. so determined are consistent with the determination policy, and judged that they are in line with such determination policy.

The details of the policy for determining remuneration, etc. for directors and company auditors are as described below.

(i)	Basic policy

The basic policy for the remuneration, etc. for the Company’s directors is to ensure that the remuneration structure is appropriate to motivate them to fully play their expected roles toward achieving the Company’s mission and sustainably improving corporate value and shareholder value and that the remuneration for individual directors is set at a level appropriate to their respective duties and responsibilities when determining the same. More specifically, the remuneration consists of base remuneration determined by evaluating each director’s performance of his/her duties, performance-linked remuneration to be paid according to the Company’s results, and stock option based compensation which was introduced from the perspective of sharing risks with shareholders, while outside directors who are in charge of supervisory functions are entitled only to base remuneration.

Company auditors (including outside company auditors) are entitled only to base remuneration.

(ii)	Structure of remuneration, etc. for directors and determination policy

Remuneration, etc. for directors consists of base remuneration, performance-linked remuneration and stock options, the details of which are as follows:

Type of remuneration, etc.	Details of remuneration, etc.

Base remuneration	Fixed monthly monetary remuneration. The amount thereof is determined according to the positions, duties and responsibilities, years of office, etc. by comprehensively taking into account relevant factors including the Company’s results, employees’ salary level and social conditions.

Performance-linked remuneration	Profit-linked remuneration to be paid annually at a given time after the relevant fiscal year ends. The amount thereof is calculated using the formula, “director’s monthly remuneration × number of months in which profit-linked remuneration is paid.” The criteria for the number of months in which profit-linked remuneration is paid are determined by reference to the past results of the Company Group, based on the target management indicator and business strategy, and also by taking into account the Company’s sustainable growth, etc.

Stock options	Subscription rights to shares which are exercisable for twenty years or less are granted as stock options at a given time each year. The number of subscription rights to shares to be granted is determined in light of the positions, duties and responsibilities, stock price, etc.

(5)	Total Amount of Remuneration, etc. for Directors and Company Auditors

Category of officers	Total amount of remuneration, etc. (In million yen)	Total amount by type of remuneration, etc. (In million yen)			Number of officers
		Base remuneration	Stock options	Performance- linked remuneration
Directors (excluding outside directors)	130	96	13	20	8
Company auditor (excluding outside company auditors)	18	18	—	—	1
Outside directors	19	19	—	—	2
Outside company auditors	24	24	—	—	3

(Note) 1.	In addition to the above, the employee compensation for six employee directors (56 million yen) was paid.

2.	The performance indicator for the performance-linked remuneration is (consolidated) operating profit, which amounted to 2,136 million yen. The reason for selecting such indicator is that the use of so-called “profit earned from main business” as a criterion motivates them to improve the short-term results and makes it possible to measure the contribution to the improvement of corporate value. The amount of the performance-linked remuneration is calculated using the formula, “director’s monthly remuneration × number of months in which profit-linked remuneration is paid.” The criteria for the number of months in which profit-linked remuneration is paid are determined by reference to the past results of the Company Group, based on the target management indicator and business strategy, and also by taking into account the Company’s sustainable growth, etc.

3.	Details and other information of the stock options are described in “(4) Policy for Determining Remuneration, etc. for Directors and Company Auditors” above, and “(1) Status of subscription rights to shares as of the end of the current fiscal year” of <Matters concerning subscription rights to shares, etc., of the Company> disclosed on our website.

4.	It was resolved at the 76th Ordinary General Meeting of Shareholders held on June 25, 2010 that the amount of monetary remuneration for directors shall not exceed 200 million yen per year (excluding employee compensation for employee directors). The number of directors at the conclusion of such General Meeting of Shareholders was 7 (none of whom was an outside director).

In addition, separately from monetary remuneration, it was resolved at the 74th Ordinary General Meeting of Shareholders held on June 27, 2008 that the value and the number of the stock options to be granted shall not exceed 24 million yen and 100 per year, respectively. The number of directors (excluding outside directors) at the conclusion of such General Meeting of Shareholders was 9.

5.	It was resolved at the 74th Ordinary General Meeting of Shareholders held on June 27, 2008 that the amount of monetary remuneration for company auditors shall not exceed 48 million yen per year. The number of company auditors at the conclusion of such General Meeting of Shareholders was 4.

(6)	Matters regarding Outside Directors and other Officers

(i)	Status of significant concurrent positions of the Company officers as executives or outside officers of other corporations

Name	Concurrent positions	Relationship between other corporations and the Company
Yukio Hosono	Company auditor of YUTORI NO KUKAN CORPORATION	There is no special relationship.

Masahiro Watanabe	Certified public accountant	There is no special relationship.

Satoshi Mizukawa	Lawyer at Iwaida Partners Outside company auditor of TOKYO KOKI CO., LTD. (Outside officer)	There is no special relationship.

(ii) Major activities during the current fiscal year

Outside Directors

Name	Attendance at board of directors meetings	Summary of advice and duties performed regarding expected roles
Takao Oikawa	15 out of 16	Mr. Oikawa from time to time provided advice and recommendations based on his knowledge of and insights in his own field of manufacturing. In particular, he actively provided opinions and recommendations on risks and concerns related to corporate governance and transactions.

Chiharu Komachi	16 out of 16	Mr. Komachi from time to time provided advice and recommendations based on his knowledge and insights acquired through work experience at a general trading company and financial institution. In particular, he actively provided opinions and recommendations on risks and concerns related to foreign subsidiaries or foreign regulations and tax matters.

Outside Company Auditors

Name	Attendance	Status of main activities
Yukio Hosono	Meetings of board of directors: 16 out of 16 Meetings of board of company auditors: 17 out of 17	Mr. Hosono stated opinions based on his knowledge and insights acquired through his experience in business management and career as a company auditor, and provided advice and recommendations on the directors’ performance of their duties to ensure the lawfulness, appropriateness and validity thereof.

Masahiro Watanabe	Meetings of board of directors: 15 out of 16 Meetings of board of company auditors: 17 out of 17	Mr. Watanabe stated opinions based on his professional perspective as a certified public accountant, and provided advice and recommendations on the directors’ performance of their duties to ensure the lawfulness, appropriateness and validity thereof.

Satoshi Mizukawa	Meetings of board of directors: 16 out of 16 Meetings of board of company auditors: 17 out of 17	Mr. Mizukawa stated opinions based on his professional perspective as a lawyer, and provided advice and recommendations on the directors’ performance of their duties to ensure the lawfulness, appropriateness and validity thereof.

(7)	Other Important Matters regarding Company officers

Not applicable.

4.	Status of the Accounting Auditor

(1)	Name of the accounting auditor

TOHO Audit Corporation

(2)	Amount of Remuneration for the Accounting Auditor for the Current Fiscal Year

(i)	Amount of remuneration for the fiscal year

                                         28 million yen

(ii) Total amount of money or other economic benefits to be paid by the Company and its subsidiaries

                                         28 million yen

(Note) 1.	The board of company auditors performed necessary verification to decide whether the contents of the accounting auditor’s audit plan, the status of accounting audit execution and the grounds for calculation of the remuneration estimate, etc. were appropriate, and determined to agree on the amount of remuneration, etc. for the accounting auditor pursuant to Article 399, Paragraph 1 of the Companies Act.

2.	The audit agreement between the Company and the accounting auditor does not separate the remuneration for audit services under the Companies Act from that for audit services under the Financial Instruments and Exchange Act. Thus, the amount described above includes the remuneration, etc. for audit services under the Financial Instruments and Exchange Act.

(3)	Contents of Non-auditing Services

Not applicable.

(4)	Policies for Determination of Dismissal or Non-reappointment of the Accounting Auditor

The board of company auditors will determine the details of a proposal regarding dismissal or non-reappointment of the accounting auditor to be submitted to a general meeting of shareholders if the board of company auditors decides it is necessary, including the case where the accounting auditor has difficulty in the execution of its duties. If the board of directors decides that it is necessary, including the case where the accounting auditor has difficulty in the execution of its duties, the board of directors will demand that the board of company auditors should include dismissal or non-reappointment of the accounting auditor in the purpose of a general meeting of shareholders, and the board of company auditors will decide whether or not it is appropriate, and determine the details of a proposal to be submitted to the general meeting of shareholders. In these cases, the board of directors and the board of company auditors will communicate with each other regarding the reasons therefor, which will be included in the Reference Documents for the General Meeting of Shareholders.

The board of company auditors will confirm the facts, and deliberate on and determine whether or not to dismiss the accounting auditor if the accounting auditor is considered to fall under any item of Article 340, Paragraph 1 of the Companies Act. Dismissal of the accounting auditor is subject to the consent of all company auditors, and the fact and reasons for dismissal will be reported at the next general meeting of shareholders to be held after such dismissal.

5. Basic Policies regarding Control of the Company

The Company does not specifically prescribe basic policies regarding the way a person is to control the determination of financial and business policies of a company.

Consolidated Balance Sheet

(As of March 31, 2022)

Account item	Amount	Account item	Amount
	In thousand yen		In thousand yen
(Assets)		(Liabilities)
Current assets	18,956,428	Current liabilities	8,401,259
Cash and deposits	6,869,691	Notes and accounts payable - trade	4,489,961
Notes and accounts receivable – trade, and contract assets	6,164,258	Electronically recorded obligations - operating	2,332,104
Electronically recorded monetary claims - operating	2,122,615	Income taxes payable	379,417
Merchandise and finished goods	2,299,651	Provision for bonuses	360,287
Work in process	189,338
Raw materials and supplies	1,091,491	Other	839,488
Other	238,194	Non-current liabilities	1,362,013
Allowance for doubtful accounts	(18,814)	Deferred tax liabilities	26,691
Non-current assets	5,714,136	Retirement benefit liability	991,098
Property, plant and equipment	4,138,672	Other	344,223
Buildings and structures	1,935,866

Machinery, equipment and vehicles	677,039	Total liabilities	9,763,272

Tools, furniture and fixtures	251,437
Land	1,073,687	(Net assets)
Construction in progress	200,641	Shareholders' equity	14,187,433
Intangible assets	253,983	Share capital	3,050,375
Goodwill	23,680	Capital surplus	2,598,416
Leasehold interests in land	62,689	Retained earnings	8,590,788
Software	119,495
Software in progress	34,828	Treasury shares	(52,147)
Other	13,289	Accumulated other comprehensive income	196,223
Investments and other assets	1,321,479	Valuation difference on available-for-sale securities	115,242
Investment securities	729,298	Foreign currency translation adjustment	95,060
Deferred tax assets	380,063	Remeasurements of defined benefit plans	(14,079)
Other	213,949
		Subscription rights to shares	63,562
Allowance for doubtful accounts	(1,831)
Deferred assets	12,110	Non-controlling interests	472,183

Development expenses	12,110	Total net assets	14,919,402

Total assets	24,682,674	Total liabilities and net assets	24,682,674

Consolidated Statement of Income	( From April 1, 2021 to March 31, 2022 )

Account item	Amount
	In thousand yen	In thousand yen
Net sales		28,577,698
Cost of sales		20,098,735

Gross profit		8,478,962
Selling, general and administrative expenses		6,342,037

Operating profit		2,136,925
Non-operating income
Interest income	1,699
Dividend income	23,975
Share of profit of entities accounted for using equity method	8,826
Foreign exchange gains	32,035
Other	25,944	92,481

Non-operating expenses
Interest expenses	24
Compensation expenses	10,555
Sales discounts	55,898
Other	14,001	80,479

Ordinary profit		2,148,926
Extraordinary income
Gain on sale of non-current assets	3,292	3,292

Extraordinary losses
Loss on sale and retirement of non-current assets	15,096
Contribution for facility removal costs	47,640	62,737

Profit before income taxes		2,089,482
Income taxes - current	647,463
Income taxes - deferred	(86,413)	561,050

Profit		1,528,432

Profit attributable to non-controlling interests		49,274

Profit attributable to owners of parent		1,479,157

Balance Sheet	(As of March 31, 2022)

Account item	Amount	Account item	Amount
	In thousand yen		In thousand yen
(Assets)		(Liabilities)
Current assets	17,111,277	Current liabilities	8,012,895
		Notes payable - trade	494,431
Cash and deposits	4,980,877
Notes receivable - trade	699,042	Electronically recorded obligations - operating	2,779,500
Electronically recorded monetary claims - operating	2,113,207	Accounts payable - trade	3,458,915
Accounts receivable - trade	5,077,917	Accounts payable - other	135,159
Merchandise and finished goods	2,005,499	Accrued expenses	434,851
Work in process	170,084	Income taxes payable	309,051
Raw materials and supplies	692,495	Provision for bonuses	351,025
Prepaid expenses	47,884	Notes payable - facilities	13,755
Short-term loans receivable	1,852	Other	36,205
Accounts receivable - other	1,287,887	Non-current liabilities	1,205,499
Consumption taxes refund receivable	2,126	Provision for retirement benefits	896,337
Other	33,402	Long-term accounts payable - other	3,600
Allowance for doubtful accounts	(999)
Non-current assets	5,146,192	Long-term guarantee deposits	305,561

Property, plant and equipment	3,098,086	Total liabilities	9,218,395

Buildings	1,504,542	(Net assets)
Structures	80,907	Shareholders' equity	12,860,270
Machinery and equipment	454,354	Share capital	3,050,375
Vehicles	14,953	Capital surplus	2,696,283
Tools, furniture and fixtures	223,442	Legal capital surplus	2,676,947
Land	633,268	Other capital surplus	19,335
Construction in progress	186,617	Retained earnings	7,165,759
Intangible assets	222,782	Legal retained earnings	158,000
Leasehold interests in land	57,779	Other retained earnings	7,007,759
Software	117,534	Reserve for reduction entry of assets	70,545
Software in progress	34,828
Other	12,640	General reserve	3,500,000
Investments and other assets	1,825,323	Retained earnings brought forward	3,437,213
Investment securities	656,612	Treasury shares	(52,147)
Shares of subsidiaries and associates	473,291	Valuation and translation adjustments	115,242
Investments in capital of subsidiaries and associates	140,000	Valuation difference on available-for-sale securities	115,242
Deferred tax assets	373,981	Subscription rights to shares	63,562

Other	182,995
Allowance for doubtful accounts	(1,557)	Total net assets	13,039,074

Total assets	22,257,469	Total liabilities and net assets	22,257,469

Statement of Income	(From April 1, 2021 to March 31, 2022)

Account item	Amount
	In thousand yen	In thousand yen
Net sales		24,574,506
Cost of sales		17,528,929

Gross profit		7,045,576
Selling, general and administrative expenses		5,562,159

Operating profit		1,483,417
Non-operating income
Interest income	181
Dividend income	372,453
Other	64,648	437,283

Non-operating expenses
Interest expenses	24
Compensation expenses	10,555
Sales discounts	55,765
Other	3,546	69,891

Ordinary profit		1,850,809
Extraordinary losses
Loss on sale and retirement of non-current assets	15,096	15,096

Profit before income taxes		1,835,712
Income taxes - current	478,682
Income taxes - deferred	(68,268)	410,414

Profit		1,425,298

Accounting Auditor’s Audit Report on Consolidated Financial Statements

Independent Auditor’s Audit Report

May 9, 2022

To the Board of Directors of

CEMEDINE CO., LTD.

TOHO Audit Corporation Chiyoda-ku, Tokyo
Designated Partner Engagement Partner	Certified Public Accountant	Toshihide Koike	[Seal]
Designated Partner Engagement Partner	Certified Public Accountant	Koji Kobayashi	[Seal]

Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements, which are comprised of the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in equity and the consolidated notes of CEMEDINE CO., LTD. (the “Company”) for the consolidated fiscal year from April 1, 2021 to March 31, 2022.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the corporate group comprising CEMEDINE CO., LTD. and its consolidated subsidiaries (the “Company Group”) for the period for which the consolidated financial statements were prepared in accordance with accounting principles generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements.” We are independent of the Company and its consolidated subsidiaries in accordance with the professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that we have obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information is comprised of the business report and the supplementary schedules. Management is responsible for the presentation and disclosure of the other information. The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company’s financial reporting process for the other information.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of opinion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated, as well as to give consideration as to whether there is any sign of material misstatement in the other information other than such material misstatement.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard

Responsibilities of Management, Company Auditors, and the Board of Company Auditors for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes developing and operating internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether or not the preparation of the consolidated financial statements using the going concern basis of accounting is appropriate, and disclosing, as applicable, matters relating to a going concern in accordance with accounting principles generally accepted in Japan.

The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express our opinion on the consolidated financial statements in an auditor’s report based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decision-making of those who use these consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures is at the auditor’s discretion. Obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances in assessing risks, while the objective of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the Company’s internal control.

•

Evaluate the appropriateness of accounting policies used by the management and the application method thereof, and the reasonableness of accounting estimates and the appropriateness of related notes made by management.

•

Make a determination on the appropriateness of management’s use of the going concern basis of accounting, and based on the audit evidence obtained, whether a material uncertainty is deemed to exist related to events or conditions that may cast significant doubt on the use of the going concern basis of accounting. If a material uncertainty is deemed to exist related to the use of the going concern basis of accounting, we are required to draw attention in our auditor’s report to the notes to the consolidated financial statements or, if such notes to the consolidated financial statements related to a material uncertainty are inadequate, to express our qualified opinion with respect to the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate whether the presentation and notes in the consolidated financial statements are in accordance with accounting standards generally accepted in Japan, the overall presentation, structure and content of the consolidated financial statements, including the relevant notes, and whether the consolidated financial statements fairly represent the underlying transactions and accounting events.

•

Obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We notify the company auditors and the board of company auditors of the planned scope and timing of the audit, significant audit findings, including any significant inadequacy in internal control that we identify during our audit, and other matters that are required to be reported under applicable auditing standards.

We also provide the company auditors and the board of company auditors with a statement that we have complied with professional ethical requirements in Japan regarding independence, and notify them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to eliminate or mitigate factors that may hinder our independence.

Interest

Neither we nor our engagement partners have any interest in the Company and its consolidated subsidiaries which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End

Accounting Auditor’s Audit Report

Independent Auditor’s Audit Report

May 9, 2022

To the Board of Directors of

CEMEDINE CO., LTD.

TOHO Audit Corporation
Chiyoda-ku, Tokyo
Designated Partner
Engagement Partner	Certified Public Accountant	Toshihide Koike	[Seal]
Designated Partner
Engagement Partner	Certified Public Accountant	Koji Kobayashi	[Seal]

Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the financial statements, which are comprised of the balance sheet, the statement of income, the statement of changes in equity and the non-consolidated notes, and the supplementary schedules (the “financial statements, etc.”) of CEMEDINE CO., LTD. (the “Company”) for the 88th fiscal year from April 1, 2021 to March 31, 2022.

In our opinion, the financial statements, etc. referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period for which the financial statements, etc. were prepared in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.” We are independent of the Company in accordance with the professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities. We believe that we have obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information is comprised of the business report and the supplementary schedules. Management is responsible for the presentation and disclosure of the other information. The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company’s financial reporting process for the other information.

Our opinion on the financial statements, etc. does not cover the other information and we do not express any form of opinion thereon.

In connection with our audit of the financial statements, etc., our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements, etc. or our knowledge obtained in the audit, or otherwise appears to be materially misstated, as well as to give consideration as to whether there is any sign of material misstatement in the other information other than such material misstatement.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management, Company Auditors, and the Board of Company Auditors for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the financial statements, etc. in accordance with accounting principles generally accepted in Japan. This includes developing and operating internal control as management determines is necessary to enable the preparation and fair presentation of financial statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, etc., management is responsible for assessing whether or not the preparation of the financial statements, etc. using the going concern basis of accounting is appropriate, and disclosing, as applicable, matters relating to a going concern in accordance with accounting principles generally accepted in Japan.

The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, etc.

Our responsibilities are to obtain reasonable assurance about whether the financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express our opinion on the financial statements, etc. in an auditor’s report based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decision-making of those who use these financial statements, etc.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures is at the auditor’s discretion. Obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances in assessing risks, while the objective of the audit of the financial statements, etc. is not to express an opinion on the effectiveness of the Company’s internal control.

•

Evaluate the appropriateness of accounting policies used by the management and the application method thereof, and the reasonableness of accounting estimates and the appropriateness of related notes made by management.

•

Make a determination on the appropriateness of management’s use of the going concern basis of accounting, and based on the audit evidence obtained, whether a material uncertainty is deemed to exist related to events or conditions that may cast significant doubt on the use of the going concern basis of accounting. If a material uncertainty is deemed to exist related to the use of the going concern basis of accounting, we are required to draw attention in our auditor’s report to the related notes to the financial statements, etc. or, if such notes to the financial statements, etc. related to a material uncertainty are inadequate, to express our qualified opinion with respect to the financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate whether the presentation and notes in the financial statements, etc. are in accordance with accounting standards generally accepted in Japan, the overall presentation, structure and content of the financial statements, etc., including the relevant notes, and whether the financial statements, etc. fairly represent the underlying transactions and accounting events.

We notify the company auditor and the board of company auditors of the planned scope and timing of the audit, significant audit findings, including any significant inadequacy in internal control that we identify during our audit, and other matters that are required to be reported under applicable auditing standards.

We also provide the company auditors and the board of company auditors with a statement that we have complied with professional ethical requirements in Japan regarding independence, and notify them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to eliminate or mitigate factors that may hinder our independence.

Interest

Neither we nor our engagement partners have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End

Board of Company Auditors’ Audit Report

Audit Report

In regard to the directors’ performance of their duties for the 88th fiscal year from April 1, 2021 to March 31, 2022, the board of company auditors has prepared this Audit Report as the unanimous opinion of the company auditors resulting from deliberations based on the audit reports prepared by each company auditor, and reports as follows.

1.	Method and Contents of Audits by the Company Auditors and the Board of Company Auditors

The board of company auditors determined the audit policies for the period under review, audit plan and division of duties, etc. and received reports from each company auditor regarding the implementation status and results of their audits, using face-to-face methods as well as online communication methods via telephone lines or the Internet, in addition to which it received reports from the directors, etc. and the accounting auditor regarding the status of the performance of their duties, and requested explanations as necessary.

In compliance with the company auditor auditing standards established by the board of company auditors and in accordance with the audit policies, audit plan and division of duties, etc., each company auditor communicated with the directors, the Audit Office and other employees, subsidiaries and the accounting auditor, etc., endeavored to gather information and develop the audit environment, using face-to-face methods as well as online communication methods via telephone lines or the Internet, and conducted audits using the following methods.

(1)

The company auditors attended meetings of the board of directors, the management committee and other important meetings, received reports from directors and employees, etc., regarding the status of the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, they oversaw and verified the status of the content of resolutions of the board of directors regarding the development of systems to ensure that the directors’ performance of their duties complies with laws, regulations and the articles of incorporation and other systems provided for in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as systems necessary to ensure the appropriateness of operations of a corporate group composed of a stock company and its subsidiaries, as well as the systems developed pursuant to those resolutions (i.e., internal control systems). In regard to the matters subject to due consideration provided for in Article 18, item (v)(a) of the Ordinance for Enforcement of the Companies Act, and the judgment and reasons provided for in item (v)(b) of that article, each as stated in the business report, they considered the contents thereof taking into account matters such as the status of deliberations at meetings of the board of directors and other deliberations. In regard to the internal control over financial reporting provided for in the Financial Instruments and Exchange Act, etc., they received reports from directors, etc. and TOHO Audit Corporation regarding their assessment of such internal control and the status of their audits, and requested explanations as necessary. In regard to subsidiaries, they communicated and exchanged information with directors and company auditors of subsidiaries, and received business reports from subsidiaries. Using the methods above, the board of company auditors examined the business report and the supplementary schedules thereto for the fiscal year.

(2)

The company auditors oversaw and verified whether the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, they received notification from the accounting auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005) etc., it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Ordinance on Accounting of Companies) and requested explanations as necessary. In regard to key audit items, they discussed with and received reports on the status of the conducted audit from the accounting auditor, and requested explanations as necessary. Using the methods above, the board of company auditors examined the financial statements (i.e., the balance sheet, statement of income, statement of changes in equity, and explanatory notes to financial statements), and the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and explanatory notes to consolidated financial statements) for the fiscal year.

2.	Audit Results

(1)	Results of audit of business report, etc.

(i)	We find that the business report and the supplementary schedules thereto accurately present the status of the company in accordance with laws, regulations, and the articles of incorporation.

(ii)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the articles of incorporation in relation to the directors’ performance of their duties.

(iii)

We find the content of the resolutions of the board of directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the business report or the directors’ performance of their duties relating to the internal control systems, including internal control over financial reporting.

(iv)

In regard to transactions with the parent company, etc., stated in the business report, we do not find any matters that should be commented upon in regard to the matters subject to due consideration to prevent harm to the interests of the company when engaging in such transactions, the judgment of the board of directors regarding whether or not such transactions harm the interests of the company, and the reasons for that judgment.

(2)	Results of audit of financial statements and supplementary schedules thereto

We find the methods and results of the audit by the accounting auditor, TOHO Audit Corporation, to be reasonable.

(3)	Results of audit of consolidated financial statements

We find the methods and results of the audit by the accounting auditor, TOHO Audit Corporation, to be reasonable.

May 10, 2022	Board of company auditors of CEMEDINE CO., LTD.
	Full-time company auditor	Yasunobu Horie	[Seal]
	Outside company auditor	Yukio Hosono	[Seal]
	Outside company auditor	Masahiro Watanabe	[Seal]
	Outside company auditor	Satoshi Mizukawa	[Seal]

End

Information Disclosed Online

Related to the Notice of Convocation of the 88th Ordinary General Meeting of

Shareholders

The Articles of Incorporation of KANEKA CORPORATION

This information is posted on the Company’s website (https://www.cemedine.co.jp) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

Articles of Incorporation

KANEKA CORPORATION

Chapter I General Provisions

Article 1 (Trade name)

The name of the Company shall be (“KANEKA CORPORATION” in English).

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following business activities:

(1)	Manufacturing, processing and sale of synthetic resins, synthetic fibers and synthetic rubbers;

(2)	Manufacturing and sale of inorganic and organic industrial chemicals, pharmaceuticals, medical devices, veterinary drugs, and agricultural chemicals;

(3)	Manufacturing, processing and sale of fermentation industrial products;

(4)	Manufacturing, processing and sale of oil and fat industrial products;

(5)	Manufacturing, processing and sale of foodstuffs, food additives and feed additives;

(6)	Manufacturing and sale of synthetic resin-coated electric wires and other types of electric wires;

(7)	Manufacturing and sale of electronic materials, electronic components, and products using the same;

(8)	Manufacturing, processing and sale of construction materials;

(9)	Design, manufacturing, installation, management and sale of machinery, equipment, civil engineering and buildings;

(10)	Purchase, sale, leasing and management of real estate;

(11)	Manufacturing and sale of medical devices;

(12)	Inspection and analysis of chemical substances and natural products, and environmental measurement and analysis on contract;

(13)	Worker dispatching;

(14)	Collection and processing of scientific technology information and other research on contract;

(15)	Business related to agency and solicitation life insurance and non-life insurance;

(16)	Consulting on information management technology, production management technology and industrial property rights;

(17)	Investment in businesses deemed necessary for management of the Company; and

(18)	Other businesses incidental to the preceding items.

Article 3 (Location of the Head Office)

The head office of the Company shall be located at Osaka-shi, Osaka, Japan.

Article 4 (Method of Public Notice)

The public notices of the Company shall be given in an electronic public notice; provided, however, that if the Company is unable to make an electronic public notice due to accident or other inevitable cause, public notices shall be placed in the Nihon Keizai Shimbun.

Chapter II Shares

Article 5 (Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be one hundred and fifty million (150,000,000) shares.

Article 6 (Number of Shares Constituting One Unit)

The number of shares constituting one unit of shares in the Company shall be one hundred (100) shares.

Article 7 (Additional Sale to Create Whole Unit)

1.

A holder of shares in the Company with less than one unit may request the Company to sell the number of shares that will constitute one unit together with the number of shares held by such holder (a “Request for Sale”).

2.	The timing, method and other matters for making a Request for Sale shall be set forth in the share handling regulations established by the Board of Directors.

Article 8 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator for the shares in the Company.

2.	The shareholder registry administrator and its place of business shall be determined by resolution of the Board of Directors, and public notice thereof shall be given.

3.

The preparation, keeping and other matters relating to the shareholder registry and the registry of subscription rights to shares of the Company shall be consigned to the shareholder registry administrator and shall not be handled by the Company.

Article 9 (Register of Shareholders, etc.)

1.	Shareholders and registered pledgees of shares or their statutory agents shall register their names and addresses in the prescribed form.

2.	Shareholders and registered pledgees of shares or their statutory agents residing abroad shall designate or appoint their temporary addresses or agents in Japan and register the same.

3.	In case of any change in the registered items in the preceding two paragraphs, the same procedures shall apply.

4.	The Company shall not be liable for any damages arising out of the failure to file the registered items required in this article.

Article 10 (Record Date)

1.

The Company shall deem a shareholder to be entitled to exercise voting rights at the ordinary general meeting of shareholders for the relevant fiscal year if the shareholder is entered or recorded in the final register of shareholders as of March 31 of the relevant year .

2.

In addition to the preceding paragraph, unless otherwise provided for in these Articles of Incorporation, the Company may, when necessary and in accordance with a resolution of the Board of Directors, deem a shareholder or registered pledgee of shares as entered or recorded in the final register of shareholders as of a certain date to be a shareholder or registered pledgee of shares who is entitled to exercise voting rights. The Company must make a public notice thereof in advance.

Article 11 (Share Handling Regulations)

Handling procedures concerning the shares shall be governed by these Articles of Incorporation and the share handling regulations established by the Board of Directors.

Chapter III General Meeting of Shareholders

Article 12 (Convocation of Meetings and Convener)

1.	An ordinary general meeting of shareholders shall be convened by the President in June of each year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2.

In the event that the President is not able to do so, the general meeting of shareholders shall be convened by another director in accordance with the order prescribed in advance by resolution of the Board of Directors.

Article 13 (Chairman)

1.	A general meeting of shareholders shall be chaired by the President.

2.

In the event that the President is not able to do so, the general meeting of shareholders shall be chaired by another director in accordance with the order prescribed in advance by resolution of the Board of Directors.

Article 14 (Internet Disclosure and Deemed Provision of Reference Materials, etc., for General Meeting of Shareholders)

When convening a general meeting of shareholders, the Company may deem that it has provided information regarding matters to be stated or indicated in the reference materials for the general meeting of shareholders, business report, financial statements and consolidated financial statements to the shareholders by disclosing such information using the Internet in accordance with the applicable ordinance of the Ministry of Justice.

Article 15 (Method of Adopting Resolutions)

1.

Unless otherwise provided by laws and regulations or these Articles of Incorporation, resolutions of general meetings of shareholders shall be adopted by a majority of the votes of the shareholders present at the meeting who are entitled to vote.

2.

The resolutions prescribed in Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds or more of the votes of the shareholders present at the meeting who hold one-third or more of the total number of voting rights of all shareholders entitled to vote.

Article 16 (Exercise of Voting Rights by Proxy)

A shareholder or his/her/its agent may exercise his/her/its voting rights by proxy of one (1) other shareholder who has voting rights in the Company; provided, however, that such shareholder or his/her/its agent shall submit to the Company a document certifying the authority of representation [for each shareholders’ meeting].

Article 17 (Minutes)

Outline and results of the resolution of a general meeting of shareholders and other matters stipulated by applicable laws and regulations shall be entered or recorded in minutes of the meeting.

Chapter IV Directors and Board of Directors

Article 18 (Number of Directors and Method of Appointment)

1.	The number of directors of the Company shall be thirteen (13). Directors shall be appointed by resolution at a general meeting of shareholders.

2.

Resolutions for the election of directors shall be adopted by a majority of the votes for the shareholders present at the meeting who hold one-third or more of the voting rights of the shareholders entitled to vote.

3.	Resolutions for the appointment of directors shall not be made by cumulative voting.

Article 19 (Term of Office of Directors)

The term of office of a director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within one (1) year following his or her election.

Article 20 (Establishment of the Board of Directors and Representative Director and Directors with Special Titles)

1.	The Company shall have a Board of Directors.

2.	The Company shall elect a Representative Director from among directors by resolution of the Board of Directors.

3.	The Board of Directors may by resolution appoint one Chairman, one President and one or more Vice Presidents.

Article 21 (Matters to be Resolved by the Board of Directors)

The Company’s business policies and other important matters shall be decided by resolution of the Board of Directors.

Article 22 (Notice of Convocation of the Board of Directors)

Notice of convocation of a meeting of the Board of Directors shall be issued to each director and company auditor at least two (2) days before the date of the meeting; provided, however, that if agreed by all directors and company auditors, such meeting may be held without the convocation process.

Article 23 (Method of Adopting Resolutions of the Board of Directors)

1.	Resolutions of the Board of Directors shall be adopted by a majority of the votes of the directors present at a meeting where a majority of the directors are present.

2.

Notwithstanding the preceding paragraph, if all directors manifest their consent to agree to a proposal by the Board of Directors in writing or by electromagnetic means, the Company shall deem that such proposal is adopted by the Board of Directors unless a company auditor states its objection to such proposal.

Article 24 (Regulations on the Board of Directors)

Matters relating to the Board of Directors shall be governed by these Articles of Incorporation and the Regulations on the Board of Directors established by the Board of Directors..

Article 25 (Remuneration, etc., for Directors)

The remuneration, bonuses and other economic benefits given by the Company to directors as compensation for the performance of their duties (“Remuneration, etc.”) shall be determined by resolution at a general meeting of shareholders.

Article 26 (Directors’ Concurrent Service as Officer of Another Company)

A director may not concurrently serve as an officer of another company unless agreed by resolution of the Board of Directors.

Article 27 (Exemption of Liabilities of Outside Directors)

The Company may enter into agreements with outside directors to limit liabilities for compensation under Article 423, Paragraph 1 of the Companies Act if the requirements stipulated by laws and regulations are met; provided, however, that the maximum amount of liability under such agreements shall be the minimum liability limit stipulated by laws and regulations.

Chapter V Company Auditors, Board of Company Auditors and Accounting Auditor

Article 28 (Establishment of Company Auditors and Number and Appointment Method Thereof)

1.	The Company shall have not more than four (4) company auditors. Company auditors shall be elected by resolution at a general meeting of shareholders.

2.

Resolutions for the election of company auditors shall be adopted by a majority vote of the shareholders present at the meeting who hold one-third or more of the votes of shareholders entitled to exercise their voting rights.

Article 29 (Term of Office of Company Auditors)

1.

The term of office of a company auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within four (4) years following his or her election.

2.

The term of office of a company auditor who was elected to fill a vacancy of company auditor who resigned before expiration of his or her term of office shall be the same as the remaining term of the resigned company auditor.

Article 30 (Establishment of a Board of Company Auditors and Full-time Auditors)

1.	The Company shall have a Board of Company Auditors.

2.	The Board of Company Auditors shall elect a full-time auditor from among company auditors by resolution of the Board of Company Auditors.

Article 31 (Notice of Convocation of the Board of Company Auditors)

Notice of convocation of a meeting of the Board of Company Auditors shall be issued to each company auditor at least two (2) days before the date of the meeting; provided, however, that if agreed by all company auditors, such meeting may be held without the convocation process.

Article 32 (Regulations on the Board of Company Auditors)

Matters relating to the Board of Company Auditors shall be governed by these Articles of Incorporation and the Regulations on the Board of Company Auditors established by the Board of Company Auditors.

Article 33 (Remuneration, etc., for Company Auditors)

The remuneration, etc., for company auditors shall be determined by resolution at a general meeting of shareholders.

Article 34 (Exemption of Liabilities of Outside Company Auditors)

The Company may enter into agreements with outside company auditors to limit liabilities for compensation under Article 423, Paragraph 1 of the Companies Act if the requirements stipulated by laws and regulations are met; provided, however, that the maximum amount of liability under such agreements shall be the minimum liability limit stipulated by laws and regulations.

Article 35 (Establishment of an Accounting Auditor and Appointment Method Thereof)

1.	The Company shall have an accounting auditor.

2.	The accounting auditor shall be appointed by resolution at a general meeting of shareholders.

Chapter VI Calculation

Article 36 (Fiscal Year)

The fiscal year of the Company shall be one (1) year from April 1 of each year to March 31 of the following year.

Article 37 (Dividends of Surplus, etc.)

1.	The Company may, by resolution of the Board of Directors, determine the matters set forth in each item of Article 459, Paragraph 1 of the Companies Act, including the distribution of surplus.

2.

The Company may make monetary distribution of surplus (“Dividend”) to the shareholders or registered pledgees of shares entered or recorded in the final register of shareholders as of March 31 or September 30 of each year.

3.	The Company shall not determine the matters set forth in each item of Article 459, Paragraph 1 of the Companies Act by resolution at a general meeting of shareholders.

Article 38 (Statute of Limitation on Dividends)

1.	If any dividend is not received for three (3) years from the date of commencement of payment, such dividend shall belong to the Company.

2.	No interest shall be paid on unpaid dividends.

(Amended on October 1, 2018)

Information Disclosed Online

Related to the Notice of Convocation of the 88th Ordinary General Meeting of Shareholders

Content of the financial statements, etc. of KANEKA CORPORATION for the last fiscal year

This information is posted on the Company’s website (https://www.cemedine.co.jp) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

Attachments to the Notice of Convocation of the 98th Ordinary General Meeting of Shareholders

Business Report (From April 1, 2021 to March 31, 2022)

1. Current Status of Kaneka Group (the Corporate Group)

(1) Business Progress and Results

•	The COVID-19 Pandemic and Ukraine Crisis—Honing Our Adaptability -

The Ukraine situation has tumbled deeper into chaos and has become a major disruptive factor in destabilizing the current global situation. The shift in the global balance of power has jeopardized the structure of society through resource/energy/food crises, supply chain disruptions and so on. The end of the COVID-19 pandemic is a long way off, the war in Ukraine was added to the world’s concerns. The world has plunged headlong into completely unpredictable times. The management will enhance the sensibility for managing the unexpected under control and hone our strengths in terms of adaptability to be able to respond to changing business environments promptly.

•	The Status of the Global Economy and Japan—Growing Concerns for Economic Recovery -

In the current fiscal year (April 1, 2021 to March 31, 2022), the global economy followed a recovery track, supported by the acceleration in coronavirus vaccinations, easing of COVID-19 restrictions and fiscal and monetary policies of various countries. However, surging prices for energy, materials, food and other resources triggered by the Ukraine issue are accelerating the progress of inflation. The impact of sanctions against Russia is unclear, and there are concerns that persistently high prices could disturb the recovering economy. The business environment has become even more uncertain. In Japan, the number of COVID-19 cases is yet to show a substantial decrease. The rising prices for energy, food and living supplies as well as the shift to a weaker yen are causing many issues to be concerned that these could derail the economic recovery in Japan.

•	Kaneka Group’s Business Performance—Increases in Sales and Profits, with Net Sales Achieving a Record High for the Full Fiscal Year -

In this business environment, our business performance for the fiscal year ended March 31, 2022 resulted in significant increases in sales and profits and was as follows. Consolidated net sales amounted to ¥691,530 million yen (up 19.8% year on year), and operating income was ¥43,562 million yen (up 58.2% year on year). Ordinary income was ¥40,816 million yen (up 85.0% year on year). Net income attributable to owners of parent was ¥26,487 million yen (up 67.3% year on year).

Business performance for the fiscal year ended Mach 31, 2022 (April 1, 2021 to March 31, 2022)			(Millions of yen )
	FY2020	FY2021	Difference (year on year)
Net sales	577,426	691,530	114,103 19.8%
Operating income	27,544	43,562	16,017 58.2%
Ordinary income	22,066	40,816	18,749 85.0%
Net income attributable to owners of parent	15,831	26,487	10,656 67.3%

Net sales and operating income by segment for the fiscal year ended March 31, 2022 (April 1, 2021 to March 31, 2022)										(Millions of yen)
	Net sales
	FY2020					FY2021					Difference
	1Q	2Q	3Q	4Q	Total (Apr.-Mar.)	1Q	2Q	3Q	4Q	Total (Apr.-Mar.)	Total (Apr.-Mar.)
Material SU	48,894	55,587	60,240	65,787	230,509	69,967	70,922	76,347	82,670	299,908	69,399
											30.1%
Quality of Life SU	29,738	33,924	39,159	38,153	140,976	40,856	41,878	43,403	42,928	169,067	28,091
											19.9%
Health Care SU	11,698	12,756	14,068	13,899	52,422	13,220	13,397	15,402	16,915	58,936	6,513
											12.4%
Nutrition SU	35,938	37,560	41,062	37,806	152,368	39,753	39,725	43,054	40,020	162,554	10,186
											6.7%
Others	373	241	238	296	1,149	308	236	240	277	1,062	(87)
											(7.6%)
Total	126,644	140,069	154,769	155,942	577,426	164,106	166,160	178,449	182,813	691,530	114,103
											19.8%

	Operating income
	FY2020					FY2021					Difference
	1Q	2Q	3Q	4Q	Total (Apr.-Mar.)	1Q	2Q	3Q	4Q	Total (Apr.-Mar.)	Total (Apr.-Mar.)
Material SU	2,855	4,518	6,465	9,433	23,272	9,311	8,652	8,303	10,117	36,385	13,112
											56.3%
Quality of Life SU	1,236	2,692	4,439	2,281	10,650	4,586	4,737	4,460	3,158	16,942	6,292
											59.1%
Health Care SU	2,298	2,672	3,213	3,252	11,436	2,310	2,941	3,168	4,242	12,662	1,226
											10.7%
Nutrition SU	827	605	1,882	1,564	4,879	1,429	656	1,562	1,435	5,084	205
											4.2%
Others	248	92	98	158	598	177	73	98	151	501	(96)
											(16.1%)
Adjustment	(5,436)	(5,576)	(5,844)	(6,433)	(23,291)	(5,967)	(5,894)	(7,291)	(8,861)	(28,014)	(4,723)
											—
Total	2,029	5,005	10,253	10,256	27,544	11,848	11,167	10,301	10,244	43,562	16,017
											58.2%

SU : Soluptions Unit

•	Two Remarks on the Group-wide Business Performance

- Driving Profit Growth through Both Overseas Operations and Portfolio Transformation -

(i) Successful Overseas Operations

In the current fiscal year ended March 31, 2022, the global economy is recovering well, and the overseas sales ratio recorded an all-time high of 45%. Our operation performance managed from a “Global and Local” perspective emerged successfully, serving as a major driving force behind substantial increases in sales and profits.

•

Overseas demands in material businesses, E & I Technology, Performance Fibers, Medical, Pharma, and Supplemental Nutrition built up momentum far surpassing what was seen before the pandemic. The frontline execution capabilities of our global network (Head Quarters in 3 major geographical regions of the world) pushed up global sales significantly.

•	We strove to expand spreads adroitly in response to historical surges in raw materials and fuel prices in the third quarter (October-December 2021; “3Q”) and fourth quarter (January-March 2022; “4Q”)

(ii) Progress in the Portfolio Transformation

A positive economic cycle continues to evolve, with foundation businesses generating cash and leading-edge businesses steadily increasing profits.

•

Regarding leading-edge businesses, sales grew steadily in the key business domains, which is reflected by solid sales increases in the following areas: new products for blood purification systems and catheters in Medical, small molecule pharmaceuticals and biopharmaceuticals in Pharma, and nutritional supplements for the U.S. market. Sales were also brisk in Performance Polymers (MS) for Europe, the U.S., and Asia. Moreover, as the digital society rapidly evolves, E & I Technology is expanding its sales for polyimide products used in smartphones and PCs as well as resin for acrylic films used in large-screen TVs significantly. Sales increased for original high-efficiency photovoltaic module products contributing to ZEH/ZEB due to the tailwind of growing demand for renewable energy aiming at carbon neutrality. As a result, the profit of these leading-edge businesses grew steadily.

•

In foundation businesses, we received orders surpassing our production capacity in areas such as Vinyls and Chlor-Alkali, Performance Polymers (MOD), and Performance Fibers. This shows we are capable of generating cash in these fundamental businesses. Through these efforts, the transformation of our business portfolio is making steady progress.

Operating performance by business segment was as follows:

(Earthology Chemical Solution)

Material Solutions Unit

-Material Value Creator to support the advancement of life and the environment by drawing out the richness of the materials

•	In Vinyls and Chlor-Alkali, demand continued to expand rapidly in Asian markets. The overseas market prices rose and contributed to profit growth.

•

In Modifiers, demand has been strong in Europe, the U.S., and Asia. Sales of non-PVC applications (automobiles, PCs and home electronics) are growing globally. Our global supply chain consisting of 4 locations has displayed its strengths. Amid global supply chain disruptions, we have turned pain into gain.

•

In Modified silicone polymers, demand has continued to increase in Europe and the U.S. In addition, the business is expanding into new markets – e.g. construction applications – with in Asia. In anticipation of surging demand going forward, we will rapidly ramp up production capacity at each manufacturing site.

•

For KANEKA Biodegradable Polymer Green Planet™, we decided to significantly increase production capacity in February 2022. We will improve productivity and reduce cost by accelerating new product development and introducing innovative technology for unique next-generation production process. We will drive the evolution of our production technology with the aim of additional facility investment in the next phase. In Japan, the Plastic Resource Circulation Act has stimulated major demand. Inquiries for cutlery applications and shopping bag applications from hotels, convenience stores and others have increased rapidly. There are high expectations from national and local governments and other organizations that are seeking to promote composting. Furthermore, there are major joint development projects with international brand holders who have a strong interest in reducing their environmental impact.

(Earthology Chemical Solution)

Quality of Life Solutions Unit

-Quality of Life Pathfinder to produce the leading edge of the enhancement of the quality of life through the power of materials

•

In Foam & Residential Techs, expandable polystyrene resin and extruded polystyrene foam boards were heavily impacted by factors such as surging raw material and fuel prices. Recovery in demand is slow for polyolefin foam as automobile production continues to decrease globally. Tack Pack, which is used to transport COVID-19 vaccines safely at a low temperature, was adopted by local governments, contributing to society as a COVID-19 solution.

•

In PV & Energy management, Japan’s energy security policy identifies the promotion of the widespread use of renewable energy as a key topic. This topic has added impetus to efforts to increase the installation of solar photovoltaic power generation systems. Sales of Kaneka’s residential high-efficiency photovoltaic module products increased due to a growing load rate. Demand is also accelerating for “electricity generating windows (see-through photovoltaic modules)” and “electricity generating walls (wall-mounted solar panels)”, which are consonant with efforts to make zero-energy building (ZEB) more prevalent in society.

Following the Japanese government’s decision to grant subsidies for the development of high-performance perovskite solar cells, which are expected to serve as next-generation solar cells, we will accelerate the development towards the practical application.

•

In E & I Technology, sales were strong concerning polyimide film and polyimide varnish for smartphones and OLED displays as well as resin for acrylic film for large-screen TVs. Demand will grow further as the wave of digitalization accelerates. It is imperative to develop a supply system to meet this growing demand. We are considering ramping up the production capacity.

•

In Performance Fibers, demand for hair accessory products for the African market has remained extremely strong and demand for flame-retardant materials has followed a recovery path. The next phase of capacity upgrading is under consideration in order to respond to further growth in demand.

(Active Human Life Solution)

Health Care Solutions Unit

Medical Edge Explorer to create a world in where advanced medical means are available to as many people as possible

•

In Medical, a new blood purification device for the treatment of arteriosclerosis obliterans (ASO) has shown high therapeutic effectiveness, resulting in a substantial increase in sales of this product. Regarding catheters, sales increased significantly for products such as coils for embolization of brain aneurysms, mainly in overseas markets. In addition, making the most of our rapid development capabilities, we launched PCR testing kits that can detect COVID-19 variants at an early stage, helping to prevent the spread of infection.

In January 2022, we decided to build a new manufacturing site with cutting-edge technology for the production of medical devices in Tomakomai, Hokkaido that realizes zero field operations. Automation and advancement will be designed into the plant through process innovation. With this new plant, we will accelerate the global expansion of the medical equipment business.

•

In Pharma, particularly biopharmaceuticals, contract manufacturing of COVID-19 vaccines on expanded production lines at Kaneka Eurogentec S.A. contributed to business results. Research reagents as well as testing and diagnostic services also performed strongly. In small molecule pharmaceuticals, sales related to a large new project for an antiviral drug commenced and contributed to business results.

(Active Human Life Solution)

Nutrition Solutions Unit

Nutrition Value Chain Innovator to re-innovate food and health

•

In Supplemental Nutrition, sales of the active form of coenzyme Q10 were favorable, reflecting a heightened awareness of the importance of increasing immunity. In Japan, the product lineup has been enhanced for the“Watashi no Chikara (My Energy)™” series of products containing the active form of coenzyme Q10. This series comprises foods with new function claims. In the probiotics business, we will strengthen the production system in response to increased market recognition in the U.S. and drive growth in sales.

•

In Foods & Agris, there was a strong impact from large increases in prices of raw materials such as oils and fats. “panmusubi,” a newly launched mall-type e-commerce site, has proven popular. Together with “Milk for Bread,”“Belgian Yogurt” and “Q10 Yogurt,” we will strongly promote media strategies covering social media and other media channels. Moreover, as the organic dairy farming and dairy products business currently underway in Betsukai-cho, Hokkaido has also been met with strong popularity, we are currently considering enhancing the production system.

(2) Capital Expenditure

For this fiscal year, the total capital expenditure was 37,716 million yen.

The major facilities completed during this fiscal year were the new solar cell manufacturing facilities of Kaneka Solartech Corporation and others. During this fiscal year, the Company decided to increase the capacity of the biodegradable polymer manufacturing facilities at the Takasago Manufacturing Site and to build a new medical equipment plant in Hokkaido.

(3) Financing

In this fiscal year, the required funds, such as capital expenditures and working capital, were appropriated from cash on hand and borrowings.

(4) Issues to be Addressed

•	Adaptability is the Keyword for Overcoming the Challenges of Uncertainty

In April 2022, the International Monetary Fund (IMF) lowered its forecast for global GDP growth in 2022 to 3.6%. The IMF now expects global GDP growth to decelerate significantly. The world’s two major struggles, specifically the long fight against the COVID-19 pandemic and the war in Ukraine, are reflected in the outlook as having a strong negative impact on overall global economic performance. With soaring food and energy prices, the world is likely to see the global economic recovery trend start to lose steam. The change in economic conditions has been particularly notable since January 2022.

In addition, there is no way in foreseeing the risk of natural disasters caused by global warming. The situation is unpredictable.

On the other hand, the evolution of science and technology and innovation are accelerating.

We are fully mobilizing chemistry’s power of transformation to ambitiously turn pain caused by the global change into gain. We will preserve the global environment and contribute to the sustainable recovery of our humanity.

The continuous research and development efforts we have made over many years are starting to open the doors of possibility and hope toward solving the world’s issues. Adaptability, which enables swift responses to change, is a matter of Kaneka’s existence as a going concern.

Please look forward to what lies ahead for Kaneka.

•	An Excited and Exhilarated Trial & Error Experiment Driven Company

Foundation businesses are working to identify uncharted frontiers in existing business domains and develop new technologies from fresh perspectives.

We are making progress in transforming foundation businesses into leading-edge businesses.

Unknown worlds lie not only far beyond what we know, but they can also be found right at our feet.

The new domains that leading-edge businesses are trying to grow do not involve looking beyond the horizon and seeing what is unknown. Our researchers do not stay in safe places they already know, but they make a habit of taking bold steps beyond the horizon every day.

The boundless wonder and adventure of chemistry.

Both foundation businesses and leading-edge businesses are excited and exhilarated about the unknown and we are enjoying the process of conducting experiments that expose them to the unknown. While remaining aware of the need to shift domains and move into new frontiers in these ways, Kaneka has continued to transform itself through unique technologies. We will continue to attach great importance to Kaneka’s scientific mindset.

In the current fiscal year, the Performance Polymers (MS) Solutions Vehicle was included in leading-edge businesses.

•	We Continued to Pursue Human Driven Management This Year. We Will Strengthen This Approach.

Recently, one of the major changes in our hearts and minds has been that we have become strongly aware of the existence of the COVID-19 virus on a daily basis. We believe that viruses are also living creatures.

Additionally, carbon neutrality and global environmental issues have been simultaneously brought into focus, providing the opportunity for the world to recognize that the realization of a sustainable society is a shared theme. These trends are initiatives to recover our humanity.

We have established a task force to serve as the Engine of Sustainability Management. This new task force was created to ensure that ESG management and “Well-ness First” health management are upgraded and implemented throughout the Kaneka Group.

The Engine of Sustainability Management will oversee and coordinate 8 real organizations, leading the formulation of action plans and visualization for each organization. As part of efforts to realize human driven management, it will strengthen and accelerate ESG management.

(5) Changes in Financial Position and Results of Operations

Classification			95th fiscal year ( From April 2018 To March 2019 )	96th fiscal year ( From April 2019 To March 2020 )	97th fiscal year ( From April 2020 To March 2021 )	98th fiscal year (Current period) ( From April 2021 To March 2022 )
Net sales	(million yen	)	621,043	601,514	577,426	691,530
Operating income	(million yen	)	36,041	26,014	27,544	43,562
Ordinary profit	(million yen	)	31,268	20,166	22,066	40,816
Profit attributable to owners of parent	(million yen	)	22,238	14,003	15,831	26,487
Earnings per share	(yen	)	339.15	214.70	242.68	406.01
Total assets	(million yen	)	659,587	653,262	667,429	726,959
Net assets	(million yen	)	360,726	354,094	381,040	412,204
Net assets per share	(yen	)	5,166.88	5,082.08	5,473.85	5,934.36

(Note) 1.	The amount is rounded down to the nearest unit.
2.	Earnings per share is calculated based on the average number of issued shares during the period, and net assets per share is calculated based on the number of issued shares at the end of the period.

(6) Status of Principal Subsidiaries (as of March 31, 2022)

Company name	Capital amount	Company’s investment ratio	Main business
Tatsuta Chemical Co., Ltd.	300 million yen	84.53 (%)	Processing and sales of polyvinyl chloride, etc.
Showa Kasei Kogyo Co., Ltd.	62 million yen	71.37	Processing and sales of PVC compounds
Tobu Chemical Co., Ltd.	200 million yen	72.75	Processing and sales of polyvinyl chloride, etc.
Cemedine Co., Ltd.	3,050 million yen	54.77	Manufacturing and sales of adhesives, sealants, etc.
Hane Co., Ltd.	40 million yen	100	Sales of expandable plastics and products
Kaneka Kentech Co., Ltd.	30 million yen	100	Sales of construction materials, etc.
Kaneka Foam Plastics Co., Ltd.	60 million yen	100	Processing and sales of expandable plastics and products
Kaneka Solartech Corporation	600 million yen	100	Manufacturing of solar cells
Kaneka Medix Corporation	450 million yen	100	Manufacturing and sales of medical devices
Osaka Synthetic Chemical Laboratories, Inc.	35 million yen	100	Manufacturing and sales of small molecule pharmaceutical materials and API
Kaneka Foods Corporation	200 million yen	100	Sales of foods
Kaneka Sun Spice Corporation	200 million yen	100	Manufacturing and sales of spices
Taiyo Yushi Corporation	120 million yen	71.79	Manufacturing and sales of oils and fats
Kaneka Hokkaido Co., Ltd.	10 million yen	100	Headquarters company in Hokkaido
Kaneka Europe Holding Company N.V.	58 million euro	100	Headquarters company in Europe
Kaneka Belgium N.V.	23 million euro	(90)	Manufacturing and sales of performance polymers and expandable plastics and products
Kaneka Eurogentec S.A.	31 million euro	(100)	Development, manufacturing and sales of biopharmaceuticals
Kaneka Americas Holding, Inc.	212 million dollar	100	Headquarters company in the Americas
Kaneka North America LLC	166 million dollar	(100)	Manufacturing and sales of specialty PVC resins, functional resins, electronic materials, and functional foodstuffs
Kaneka Singapore Co. (Pte) Ltd.	16 million Singapore dollar	100	Manufacturing and sales of small molecule pharmaceutical materials
Kaneka (Malaysia) Sdn. Bhd.	342million ringgit	100	Manufacturing and sales of performance polymers
Kaneka Paste Polymers Sdn. Bhd.	45 million ringgit	100	Manufacturing and sales of specialty PVC resins
Kaneka Eperan Sdn. Bhd.	16 million ringgit	100	Manufacturing and sales of expandable plastics and products
Kaneka Apical Malaysia Sdn. Bhd.	289 million ringgit	100	Manufacturing and sales of electronic products
Kaneka Innovative Fibers Sdn. Bhd.	160 million ringgit	100	Manufacturing of synthetic fibers
Kaneka MS Malaysia Sdn. Bhd.	68 million ringgit	100	Manufacturing and sales of performance polymers
Kaneka Asia Co., Ltd.	13 million CNY	100	Headquarters company in Asia
HiHua Fiber Co., Ltd.	269 million CNY	100	Manufacturing of synthetic fibers
Kaneka Eperan (Suzhou) Co., Ltd.	48 million CNY	100	Manufacturing and sales of expandable plastics and products

(Note) 1.

Kaneka Belgium N.V. and Kaneka Eurogentec S.A. are subsidiaries of Kaneka Europe Holding Company N.V. Therefore, for “Company’s investment ratio” in the both companies, the ratio of indirect holdings of the both companies is shown in parentheses.

2.

Kaneka North America LLC is a subsidiary of Kaneka Americas Holding Inc. Therefore, for “Company’s investment ratio” in the company, the ratio of indirect holdings of Kaneka North America LLC is shown in parentheses.

3.	Including the above-mentioned principal consolidated subsidiaries, the Company has 90 consolidated subsidiaries and 3 equity-method affiliates.

(7)	Principal Business (as of March 31, 2022)

Main products that belong to each segment are as follows:

Segment (Solutions Unit)	Business Unit (Solutions Vehicle)	Main products
Material Solutions Unit	Vinyls and Chlor-Alkali SV	General PVC resins, Caustic soda, Specialty PVC resins
	Performance Polymers (MOD) SV	Modifiers, Epoxy masterbatch, Biodegradable polymers
	Performance Polymers (MS) SV	Modified silicone polymers

Quality of Life Solutions Unit	Foam & Residential Techs SV	Expandable polystyrene resins and products, Extruded polystyrene foam boards, Extruded polyolefin foam, Solar circuit construction method (external insulation and double ventilation construction) products
	E & I Technology SV	Polyimide films, Optical materials, Graphite sheets
	PV & Energy management SV	Photovoltaic modules, Energy storage batteries for residences
	Performance Fibers SV	Acrylic synthetic fibers

Health Care Solutions Unit	Medical SV	Medical devices
	Pharma & Supplemental Nutrition (Pharma)	Small molecule pharmaceutical materials, API, Biopharmaceuticals
Nutrition Solutions Unit	Pharma & Supplemental Nutrition (Supplemental Nutrition)	Functional foodstuffs
	Foods & Agris SV	Margarine, Shortening, Bakery yeast, Spices, Antifreeze materials, Dairy products, Functional fertilizers and feeds

(8)	Principal Offices and Manufacturing Sites (as of March 31, 2022)

a.	The Company

Name	Location
Head Offices Tokyo Head Office	Minato-ku, Tokyo
Osaka Head Office (Registered Head Office)	Osaka City, Osaka

Sales Office Nagoya Sales Office	Nagoya City, Aichi

Manufacturing Sites Takasago Manufacturing Site	Takasago City, Hyogo
Osaka Manufacturing Site	Settsu City, Osaka
Shiga Manufacturing Site	Otsu City, Shiga
Kashima Manufacturing Site	Kamisu City, Ibaraki

Research Institutes
Material Solutions New Research Engine	Settsu City, Osaka
Electronics Research Laboratories	Settsu City, Osaka
Regenerative Medicine and Cell Therapy Laboratories	Kobe city, Hyogo
Photovoltaic & Thin Film Device Research Laboratories	Settsu City, Osaka
Engineering Research Laboratories	Takasago City, Hyogo
Process Development Research Laboratories	Settsu City, Osaka, and Toyooka City, Hyogo
Green Planet Technology Laboratories	Settsu City, Osaka

b.	Subsidiaries

Name	Location
Domestic regional headquarter
Kaneka Hokkaido Co., Ltd.	Sapporo City, Hokkaido

Domestic production base
Kaneka Solartech Corporation	Toyooka City, Hyogo

Domestic sales base
Hane Co., Ltd.	Nagoya City, Aichi
Kaneka Kentech Co., Ltd.	Chiyoda-ku, Tokyo
Kaneka Foods Corporation	Shinjuku-ku, Tokyo

Domestic production bases and sales bases
Tatsuta Chemical Co., Ltd.	Koga City, Ibaraki
Showa Kasei Kogyo Co., Ltd.	Hanyu City, Saitama
Tobu Chemical Co., Ltd.	Joso City, Ibaraki
Cemedine Co., Ltd.	Shinagawa-ku, Tokyo
Kaneka Foam Plastics Co., Ltd.	Bunkyo-ku, Tokyo
Kaneka Medix Corporation	Osaka City, Osaka
Osaka Synthetic Chemical Laboratories, Inc.	Nishinomiya City, Hyogo
Kaneka Sun Spice Corporation	Osaka City, Osaka
Taiyo Yushi Corporation	Yokohama City, Kanagawa

Overseas headquarters Kaneka Europe Holding Company N.V. Kaneka Americas Holding, Inc. Kaneka Asia Co., Ltd.	Zaventem, Belgium Texas, USA Shanghai, China

Overseas production bases and sales bases

Kaneka Belgium N.V.

Kaneka Eurogentech S.A

Kaneka North America LLC

Kaneka Singapore Co. (Pte) Ltd.

Kaneka (Malaysia) Sdn. Bhd.

Kaneka Paste Polymers Sdn. Bhd.

Kaneka Eperan Sdn. Bhd.

Kaneka Apical Malaysia Sdn. Bhd.

Kaneka Innovative Fibers Sdn. Bhd.

Kaneka MS Malaysia Sdn. Bhd.

HiHua Fiber Co., Ltd.

Kaneka Eperan (Suzhou) Co., Ltd.

Antwerp, Belgium

Liege, Belgium

Texas, USA

Singapore

Pahang, Malaysia

Pahang, Malaysia

Pahang, Malaysia

Pahang, Malaysia

Pahang, Malaysia

Pahang, Malaysia

Shandong Province, China

Jiangsu Province, China

Overseas research base Kaneka US Innovation Center	California, USA

(9)	Status of Employee (as of March 31, 2022)

a.	Status of Employee of Kaneka Group

Segment (SU)	Number of employees	Increase or decrease from the end of previous consolidated fiscal year
Material Solutions Unit	2,968	46
Quality of Life Solutions Unit	2,674	6
Health Care Solutions Unit	1,775	70
Nutrition Solutions Unit	2,044	10
Others	103	1
Group-wide (Common)	1,771	Δ70
Total	11,335	63

(Note) “Others” refers to non-life insurance and life insurance agency services that are not included in the business segment.

b.	Status of Employee of Kaneka

Number of employees	Increase or decrease from the end of previous consolidated fiscal year	Average ages	Average years of employment
3,472	Δ79	41 years and 4 months of age	17 years and 7 months

(10)	Principal Lenders (as of March 31, 2022)

Lenders	Amount of Borrowing (million yen)
Sumitomo Mitsui Banking Corporation	46,022
Bank of Tokyo-Mitsubishi UFJ, Ltd.	27,547
Nippon Life Insurance Company	12,300
Meiji Yasuda Life Insurance Company	7,850

(Note) The amount is rounded down to the nearest unit.

(11)	Others

The Company and Cemedine Co., Ltd. (“Cemedine”) resolved at their respective board of directors meetings held on May 12, 2022 to conduct a share exchange (the “Share Exchange”), in which the Company will become the wholly-owning parent company through the share exchange, and Cemedine will become the wholly-owned subsidiary. They concluded a share exchange agreement (the “Share Exchange Agreement”) dated as of May 12, 2022.

The Share Exchange is scheduled to take effect on August 1, 2022 after the approval for the Share Exchange Agreement is obtained at the Ordinary General Meeting of Shareholders of Cemedine, which is scheduled to be held on June 12, 2022.

2. Matters Regarding Shares of the Company

(1)	Total Number of Authorized Shares 150,000,000 shares

(2)	Total Number of Issued Shares 68,000,000 shares (including 2,761,323 treasury shares)

(3)	Number of Shareholders 21,191 persons

(4)	Major Shareholders (Top 10)

Name of Shareholders	Share Unites Owned (thousand shares)	Percentage of Total Share Issued (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	8,801	13.49
Custody Bank of Japan, Ltd. (Trust account)	3,363	5.15
Nippon Life Insurance Company	3,114	4.77
Sumitomo Mitsui Banking Corporation	3,091	4.74
Meiji Yasuda Life Insurance Company	2,825	4.33
Custody Bank of Japan, Ltd. (Trust account 4)	2,689	4.12
Bank of Tokyo-Mitsubishi UFJ, Ltd.	2,308	3.54
Mitsui Sumitomo Insurance Co., Ltd.	2,104	3.23
BNYMSANV AS AGENT / CLIENTS LUX UCITS NON TREATY 1	1,475	2.26
Kaneka Business Partner Shareholding Association	1,220	1.87

(Note) 1.   The numbers of Share Units Owned are rounded down to thousands of shares.

2.	The Percentage of Total Shares Issued is calculated by using deducting number of treasury shares from Number of Shares Issued and Outstanding and rounded to two decimal places.
3.	In addition to the above list, the Company maintains 2,760 thousand shares of treasury stock.

(Stock Distribution by Owner)

(Note) 1.   The numbers of Share Units Owned are rounded down to thousands of shares.

2.	The numbers of Percentage are rounded to one decimal places.

3. Matters Regarding Stock Acquisition Rights of the Company

(1) Status of Stock Acquisition Rights Granted to the Company’s Directors as Remuneration for the Execution of Duties at the End of the Current Fiscal Year

Name	Category and number of holders	Number of stock acquisition rights	Class and number of shares to be issued or transferred upon exercise of the stock acquisition rights	Payment amount per share	Exercise price per share	Exercise period
Kaneka 1st Stock Option	Company Director, 1	3	Common stock 600 shares	4,415 yen	1yen	September 11, 2007 to September 10, 2032
Kaneka 2nd Stock Option	Company Director, 1	12	Common stock 2,400 shares	3,000 yen	1yen	August 12, 2008 to August 11, 2033
Kaneka 3rd Stock Option	Company Director, 1	11	Common stock 2,200 shares	3,110 yen	1yen	August 12, 2009 to August 11, 2034
Kaneka 4th Stock Option	Company Directors, 2	13	Common stock 2,600 shares	2,280 yen	1yen	August 11, 2010 to August 10, 2035
Kaneka 5th Stock Option	Company Directors, 2	15	Common stock 3,000 shares	2,060 yen	1yen	August 11, 2011 to August 10, 2036
Kaneka 6th Stock Option	Company Directors, 3	18	Common stock 3,600 shares	1,815 yen	1yen	August 10, 2012 to August 9, 2037
Kaneka 7th Stock Option	Company Directors, 3	21	Common stock 4,200 shares	2,790 yen	1yen	August 10, 2013 to August 9, 2038
Kaneka 8th Stock Option	Company Directors, 4	37	Common stock 7,400 shares	2,510 yen	1yen	August 12, 2014 to August 11, 2039
Kaneka 9th Stock Option	Company Directors, 5	41	Common stock 8,200 shares	4,735 yen	1yen	August 12, 2015 to August 11, 2040
Kaneka 10th Stock Option	Company Directors, 6	48	Common stock 9,600 shares	3,605 yen	1yen	August 10, 2016 to August 9, 2041
Kaneka 11st Stock Option	Company Directors, 6	56	Common stock 11,200 shares	3,380 yen	1yen	August 10, 2017 to August 9, 2042
Kaneka 12nd Stock Option	Company Directors, 6	56	Common stock 11,200 shares	4,900 yen	1yen	August 10, 2018 to August 9, 2043
Kaneka 13rd Stock Option	Company Directors, 8	63	Common stock 12,600 shares	2,957 yen	1yen	August 10, 2019 to August 9, 2044
Kaneka 14th Stock Option	Company Directors, 8	75	Common stock 15,000 shares	2,138 yen	1yen	August 14, 2020 to August 13, 2045
Kaneka 15th Stock Option	Company Directors, 8	75	Common stock 15,000 shares	3,997 yen	1yen	August 13, 2021 to August 12, 2046

(Note)	1. The outline of the main conditions for exercising stock acquisition rights is as follows.
(1)	When the stock acquisition rights holder exercises the stock acquisition rights, the holder shall exercise all of the allotted stock acquisition rights, and cannot exercise only a part of them.
(2)

When a stock acquisition right holder loses the position of a director or executive officer of the Company within the period in which the stock acquisition right can be exercised, the holder may exercise the stock acquisition rights only during the period from the day following the day when the position is lost to the day when 10 days have passed.

(3)	Pledge and any other disposal of stock acquisition rights are not permitted.
2.

The Company conducted a reverse stock split of five common stocks with one on the effective date of October 1, 2018. As a result, the “Class and number of shares to be issued or transferred upon exercise of the stock acquisition rights” and “Payment amount per share” of the above-mentioned 1st to 12th stock options have been adjusted.

3.	The company directors in the table are the directors of the Company excluding outside directors.

(2) Status of Stock Acquisition Rights Granted to the Company’s Employees for the Current Fiscal Year

Name	Category and number of holders	Number of stock acquisition rights	Class and number of shares to be issued or transferred upon exercise of the stock acquisition rights	Payment amount per share	Exercise price per share	Exercise period
Kaneka 15th Stock Option	Executive Officers (excluding directors of the Company), 26	71	Common stock 14,200 shares	3,997 yen	1yen	August 13, 2021 to August 12, 2046

(Note)	1. The outline of the main conditions for exercising stock acquisition rights is as follows.
(1)	When the stock acquisition rights holder exercises the stock acquisition rights, the holder shall exercise all of the allotted stock acquisition rights, and cannot exercise only a part of them.
(2)

When a stock acquisition right holder loses the position of a director or executive officer of the Company within the period in which the stock acquisition right can be exercised, the holder may exercise the stock acquisition rights only during the period from the day following the day when the position is lost to the day when 10 days have passed.

(3)	Pledge and any other disposal of stock acquisition rights are not permitted.

(3) Other Important Matters Regarding Stock Acquisition Rights

Not applicable.

4. Matters Regarding Directors and Auditors of the Company

(1) Name of Directors and Company auditors (as of March 31, 2022)

Positon	Name	Responsibilities or important concurrent positions
Chairman of the Board and Representative Director	Kimikazu Sugawara

President and Representative Director	Minoru Tanaka

Director and Executive Vice President	Kazuhiko Fujii	In charge of Overall Business, Health Care Solutions Unit, Supplements, E&I Technology Solutions Vehicle, New Business Development and United States business

Director and Senior Managing Executive Officer	Shinichiro Kametaka	In charge of Corporate Staff, Material Solutions Unit, Chemicals Purchasing, Human Resources and ESG Promotion (vice in charge)

Director and Senior Managing Executive Officer	Shinobu Ishihara	In charge of Investor & Public Relations, Legal Affairs, Accounting and Finance and IoT Solutions Center

Director and Managing Executive Officer	Katsunobu Doro	In charge of PV & Energy management Solutions Vehicle and President and Director of Kaneka Americas Holding, Inc.

Director and Managing Executive Officer	Jun Enoki	In charge of Nutrition Solutions Unit and General Manager of Foods & Agris Solutions Vehicle

Director and Senior Managing Corporate Executive Officer	Mamoru Kadokura	In charge of Research and Security and General Manager of Material Solutions New Research Engine

Director (Outside)	Takeo Inokuchi	Outside Director, Kikkoman Co., Ltd.

Director (Outside)	Mamoru Mohri	Honorary Director, Japan Science and Technology Agency, National Research and Development Corporation, National Museum of Emerging Science and Innovation Chairman of the Japan Water Awards Committee

Director (Outside)	Takao Kusakari	Outside Director, Japan Oil Transportation Co., Ltd.

Director (Outside)	Jun Yokota

Company auditor	Hideyuki Matsui	Full-Time

Company auditor	Masami Kishine	Full-Time

Company auditor (Outside)	Hiroshi Fujiwara	Attorney at law

Company auditor (Outside)	Yasuhiro Uozumi	Attorney at law

(Note) 1.

Mr. Takeo Inokuchi, Mr. Mamoru Mohri, Mr. Takao Kusakari and Mr. Jun Yokota are Outside Directors as stipulated in Article 2, Item 15 of the Companies Act. Mr. Hiroshi Fujiwara and Mr. Yasuhiro Uozumi are Outside Company auditor as stipulated in Article 2, Item 16 of the Companies Act. The Company designates Mr. Takeo Inokuchi, Mr. Mamoru Mohri, Mr. Takao Kusakari, Mr. Jun Yokota, Mr. Hiroshi Fujiwara and Mr. Yasuhiro Uozumi as Independent Director/Auditor and submit the statement to that effect to the Tokyo Stock Exchange, Inc.

2.	Mr. Masami Kishine has many years of experience in the accounting department of the Company and has considerable knowledge of finance and accounting.
3.	As of July 1, 2021 during the current fiscal year, “Responsibilities or important concurrent positions” of the directors has been changed as follows.

Positon	Name	Before the change	After the change
Director and Senior Managing Executive Officer	Shinichiro Kametaka	In charge of Corporate Staff, Material Solutions Unit, Chemicals Purchasing, Human Resources and ESG Promotion (vice in charge) and General Manager of Human Resources	In charge of Corporate Staff, Material Solutions Unit, Chemicals Purchasing, Human Resources and ESG Promotion (vice in charge)

As of April 1, 2022, position and role of the directors has been changed as follows.

Positon	Name	Responsibilities or important concurrent positions
Director and Executive Vice President	Kazuhiko Fujii	In charge of Overall Business, E&I Technology Solutions Vehicle, Global, and New Business Development

Director and Executive Vice President	Shinichiro Kametaka	In charge of Material Solutions Unit, Chemicals Purchasing, Human Resources and General Manager of Task Force “Sustainability (SX) Department”

Director and Senior Managing Executive Officer	Shinobu Ishihara	In charge of Accounting and Finance and Investor Relationship

Director and Managing Executive Officer	Jun Enoki	In charge of Nutrition Solutions Unit, Foods & Agris Solutions Vehicle, Healthy Foods Strategic Unit, Internal control and Group Companies Support

Director and Managing Executive Officer	Mamoru Kadokura	In charge of Research and Security and General Manager of Green Planet Promotion

(2) Outline of Limited Liability Agreement

The Company entered into a contract with Mr. Takeo Inokuchi, Mr. Mamoru Mohri, Mr. Takao Kusakari, Mr. Jun Yokota, Mr. Hiroshi Fujiwara and Mr. Yasuhiro Uozumi to limit the liability of each of them in relation to the liability for damages set forth in Article 423, Paragraph 1 of the Companies Act, which is in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act. Under the contract, the amount of their liability for damages will be limited to the minimum liability amount provided for under laws and regulations.

(3) Outline of Directors and Officers Liability Insurance Agreement

The Company concluded a directors and officers liability insurance agreement with an insurance company. The outline of the agreement is as follows:

•

The insured are the Directors, Company auditors, Executive Officers, and Department Managers of the Company, and the Directors, Company auditors, and Executive Officers of the Company’s subsidiaries (excluding listed subsidiaries).

•	The coverage of the insurance is the legal damages and expenses that may be incurred by the insured due to the insured’s business actions (including omissions).

•	All of the premiums for the insurance agreement are borne by the Company.

(4) Amount of the Remuneration of Directors and Company auditors

(i) Matters regarding the policy for determining the details of the individual remuneration for directors

a.	Method for determining the policies

The Company decided on the policy through a resolution of the Board of Directors issued on February 9, 2021, which was based on the deliberations by the Appointment and Remuneration Advisory Committee.

b.	Outline of the policy

(a)	Basic Policy

The remuneration of the Company’s directors should be appropriate, fair and balanced so that it is linked to the medium- to long-term interests of the shareholders and can further motivate the directors to maximize the corporate value of the Company.

The remuneration of internal directors consists of monthly remunerations as fixed remunerations, bonuses as performance-based remunerations, and stock compensation-type stock options as non-monetary remunerations. The individual remuneration is determined according to responsibilities. For outside directors, only monthly remunerations as fixed remunerations are provided.

The Company has a Appointment and Remuneration Advisory Committee that is composed of the Representative Director and independent outside directors. Its purpose is to have the independent outside directors express their opinion from a fair and neutral standpoint and report to the Board of Directors, upon consultation of the Representative Director, when deciding the remuneration of the directors.

(b)	Policy for determining the individual amount of fixed remuneration (monetary remuneration), including the policy for determining the timing or conditions to pay the remuneration

The fixed remunerations of the directors of the Company should be monthly remunerations, and should be determined by taking into consideration the business environment, business performance, etc., according to responsibilities, within the range of the remuneration limit approved at the general meeting of shareholders.

(c)

Policy for determining the details and amount, or the calculation method, of the performance-based and non-monetary remunerations, including the policy for determining the timing or conditions to pay the remuneration

Bonuses, which are performance-based remunerations, are decided by considering and judging comprehensively the short-term performance, business environment, stock prices, dividend trends, etc., without limiting them to one index, in order to grasp the willingness to improve the corporate value of the Company from the perspective of reflecting the foregoing factors.

The total amount of the payment is deliberated by the Appointment and Remuneration Advisory Committee, approved by the Board of Directors, submitted and approved at the annual general meeting of shareholders, and paid at a fixed time each year. The business results for the current fiscal year are as stated in the “(1) Business Progress and Results” and “(5) Changes in Financial Positions and Results of Operations” under “1. Current Status of Kaneka Group (the Corporate Group)” and “8. Policy concerning the dividends from surplus, etc.”

Stock compensation-type stock options, which are non-monetary remunerations, are paid at a certain time every year, the number of which is determined according to responsibility, based on a fair price calculated using the formula specified by the Black-Scholes model, within the remuneration limit approved at the general meeting of shareholders. The purpose of this remuneration is to further improve the motivation and morale of the directors to contribute to the rise in stock prices and corporate value of the Company. The outline of the stock compensation-type stock options is as described in the “(1) Status of Stock Acquisition Rights Granted to the Company’s Directors as Remuneration for the Execution of Duties at the End of the Current Fiscal Year” under “3. Matters Regarding Stock Acquisition Rights of the Company”.

(d)	Policy for determining the ratio of the amount of monetary remuneration, performance-based remuneration or non-monetary remuneration to the amount of individual remuneration of directors

Based on the “(a) Basic Policy,” the compensation ratio for each type of internal director is about 70% for monthly remuneration (fixed remuneration) and about 30% for variable remuneration, including bonuses and stock compensation-type stock options.

(e)	Matters regarding the determination of the details of the individual remuneration for directors

The basic policy regarding the details of the individual remuneration for directors will be decided by the Board of Directors, based on the deliberations by the Appointment and Remuneration Advisory Committee.

The amount of the basic remuneration and bonuses for each individual will be decided as follows by the Representative Director who has been entrusted to decide the specific details, based on the resolution of the Board of Directors:

•

Basic remuneration for each individual: Based on the deliberations by the Appointment and Remuneration Advisory Committee, the Representative Director will decide on the allocation of the remuneration according to responsibility, within the remuneration limit approved at the general meeting of shareholders;

•

Bonuses for each individual: Based on the deliberations by the Appointment and Remuneration Advisory Committee, the Representative Director will decide on the allocation of total bonuses according to responsibility, within the remuneration limit approved at the general meeting of shareholders.

In addition, the number of stock compensation-type stock options to be allocated will be determined according to responsibility.

c.	Reason why the Board of Directors decided that the details of the individual remuneration for directors for the current fiscal year is in line with the policy

The details of the individual remuneration for the directors are in line with the policy for determination since the remuneration will be decided based on the policy and deliberations by the Appointment and Remuneration Advisory Committee, and according to responsibility, within the range of the remuneration limit approved at the general meeting of shareholders.

(ii)	Matters regarding the policy for determining the amount or calculation method of the remuneration for the Company auditors

The remuneration for the Company auditors should be fixed and determined within the range of the remuneration limit approved at the general meeting of shareholders. The amount of the remuneration of the individual Company auditors will be determined through consultations with the Company auditors, according to their duties and responsibilities.

(iii)	Matters regarding the resolutions at the General Meeting of Shareholders on the remuneration for directors and Company auditors

At the 76th Ordinary General Meeting of Shareholders held on June 29, 2000, the amount of monetary remuneration for the directors was resolved to be within 46 million yen per month. The number of directors at the end of that Ordinary General Meeting of Shareholders was 19. In addition to the monetary remuneration amount, at the 83rd Ordinary General Meeting of Shareholders held on June 28, 2007, the amount of stock compensation-type stock options was resolved to be within 75 million yen or less per year, and the number of stock acquisition rights to be granted was resolved to be within 75. The number of directors at the end of that Ordinary General Meeting of Shareholders was 13. Furthermore, at the 97th Ordinary General Meeting of Shareholders held on June 25, 2021, a total director bonus of 100 million yen for eight directors excluding outside directors was resolved.

At the 83rd Ordinary General Meeting of Shareholders held on June 28, 2007, the amount of monetary remuneration for Company auditors was resolved to be within 7.8 million yen per month. The number of Company auditors at the end of that Ordinary General Meeting of Shareholders was 4.

(iv)	Matters regarding the delegation of the determination of the individual remuneration for directors

The individual basic remuneration and bonuses for directors will be discussed and decided by Mr. Koichi Sugawara, Chairman of the Board of Directors and Representative Director, and Mr. Minoru Tanaka, President and Representative Director, based on the delegation resolution of the Board of Directors issued on June 25, 2021. The reason for such delegation to the two Representative Directors is that they are the most suitable, as they represent the Company and have a bird’s-eye view of the overall management. The individual remuneration for directors is decided according to the responsibilities of each director, within the range of the remuneration limit approved at the general meeting of shareholders.

(v) Total amount of remuneration for directors and Company auditors

Category	Number of persons granted		Total amount of remuneration (in million yen)		Total amount by type of remuneration (in million yen)
					Base remuneration		Performance-based remuneration (bonus)		Non-monetary remuneration (stock compensation-type stock options)
Directors (outside directors)	12	(4)	635	(68)	455	(68)	120	(-)	59	(-)
Company auditors (outside Company auditors)	4	(2)	82	(34)	82	(34)	—		—

(Note)	1. The amount is rounded down to the nearest unit.
2.

Performance-based remuneration (bonuses) of 120 million yen for eight directors excluding outside directors will be paid after approval of Proposal No. 4 of the 98th Ordinary General Meeting of Shareholders, “Bonus payments for officers,” as originally proposed.

3.

Non-monetary remuneration (stock compensation type stock options) of 59 million yen is the amount of stock acquisition rights granted to eight directors excluding outside directors in the current fiscal year.

(5) Matters regarding Outside Directors

(i)	Status of significant concurrent positions of outside directors

Title	Name	Concurrent positions
Director	Takeo Inokuchi	Outside Director, Kikkoman Co., Ltd.

Director	Mamoru Mohri

Honorary Director, Japan Science and Technology Agency, National Research and Development Corporation, The National Museum of Emerging Science and Innovation

Chairman of the Japan Water Awards Committee

Director	Takao Kusakari	Outside Director, Japan Oil Transportation Co., Ltd.

Director	Jun Yokota

Company auditor (Outside)	Hiroshi Fujiwara	Attorney at law

Company auditor (Outside)	Yasuhiro Uozumi	Attorney at law

(Note) 1.

Although the Company has transactions related to product shipments with Japan Oil Transportation Co., Ltd., where Mr. Takao Kusakari is Outside Director, the transaction amount paid by the Kaneka Group to Japan Oil Transportation Co., Ltd. in the most recent fiscal year is minimal, accounting for less than 0.1% of its sales amount.

2.	Other than above, there is no special relationship between significant concurrent positions and the Company.

(ii)	Major activities during the current fiscal year

Title	Name	Major activities during the current fiscal year
Director	Takeo Inokuchi

Mr. Inokuchi attended 14 of the 14 meetings of the Board of Directors held in the current fiscal year, and made appropriate remarks based on his abundant knowledge as a manager. Every month, Mr. Inokuchi receives business reports from the directors and exchange opinions as appropriate. In addition, Mr. Inoluchi regularly meets with the representative director and attend the Appointment and Remuneration Advisory Committee and Independent External Director’s Meeting to exchange opinions.

As an outside director, Mr. Inokuchi provides appropriate management supervision and objective and strategic advice. Mr. Inokuchi plays that role well.

Director	Mamoru Mohri

Mr. Mohri attended 14 of the 14 meetings of the Board of Directors held in the current fiscal year, and made appropriate remarks based on his abundant knowledge as an internationally experienced scientist. Every month, Mr. Mohri receives business reports from the directors and exchange opinions as appropriate. In addition, Mr. Mohri regularly meets with the representative director and attend the Appointment and Remuneration Advisory Committee and Independent External Director’s Meeting to exchange opinions.

As an outside director, Mr. Mohri provides appropriate management supervision and objective and strategic advice. Mr. Mohri plays that role well.

Director	Takao Kusakari

Mr. Kusakari attended 14 of the 14 meetings of the Board of Directors held in the current fiscal year, and made appropriate remarks based on his abundant knowledge as a manager. Every month, Mr. Kusakari receives business reports from the directors and exchange opinions as appropriate. In addition, Mr. Kusakari regularly meets with the representative director and attend the Appointment and Remuneration Advisory Committee and Independent External Director’s Meeting to exchange opinions.

As an outside director, Mr. Kusakari provides appropriate management supervision and objective and strategic advice. Mr. Kusakari plays that role well.

Director	Jun Yokota

Mr. Yokota attended 14 of the 14 meetings of the Board of Directors held in the current fiscal year, and made appropriate remarks based on his abundant internationally experienced knowledge. Every month, Mr. Yokota receives business reports from the directors and exchange opinions as appropriate. In addition, Mr. Yokota regularly meets with the representative director and attend the Appointment and Remuneration Advisory Committee and Independent External Director’s Meeting to exchange opinions.

As an outside director, Mr. Yokota provides appropriate management supervision and objective and strategic advice. Mr. Yokota plays that role well.

Company auditor (Outside)	Hiroshi Fujiwara	Mr. Fujiwara attended 14 out of 14 meetings of the Board of Directors and 14 out of 14 meetings of the Board of Company auditors held in the current fiscal year, and made appropriate remarks from the perspective of legal compliance, etc., based on his abundant experience and expertise as a lawyer. In addition, Mr. Fujiwara receives monthly corporate auditor business reports from full-time corporate auditors, exchange opinions, and discuss important matters. In addition, Mr. Fujiwara holds regular meetings with representative directors and meetings of outside officers, including outside directors, to exchange opinions.

Company auditor (Outside)	Yasuhiro Uozumi	Mr. Uozumi attended 14 out of 14 meetings of the Board of Directors and 14 out of 14 meetings of the Board of Company auditors held in the current fiscal year, and made appropriate remarks from the perspective of legal compliance, etc., based on his abundant experience and expertise as a lawyer. In addition, Mr. Uozumi receives monthly corporate auditor business reports from full-time corporate auditors, exchange opinions, and discuss important matters. In addition, Mr. Uozumi holds regular meetings with representative directors and meetings of outside officers, including outside directors, to exchange opinions.

5. Status of the Accounting Auditor

(1) Name of the accounting auditor

KPMG AZSA LLC

(2) Amount of Remuneration for the Accounting Auditor for the Current Fiscal Year

(i) Amount of remuneration for the fiscal year

82 million yen

(ii) Total amount of money or other economic benefits to be paid by the Company and its subsidiaries

100 million yen

(Note)	1. The amount is rounded down to the nearest unit.
2.

The Board of Company auditors performed necessary verification to decide whether the contents of the accounting auditor’s audit plan, the status of accounting audit execution and the grounds for calculation of the remuneration estimate, etc. were appropriate, and determined to agree on the amount of remuneration, etc. for the accounting auditor pursuant to Article 399, Paragraph 1 of the Companies Act.

3.

The audit agreement between the Company and the accounting auditor does not separate the remuneration for audit services under the Companies Act from that for audit services under the Financial Instruments and Exchange Act. Thus, the amount described in (i) above indicates total amount of the remuneration, etc. for both audit services.

(3)	Contents of Non-auditing Services

The Company and its subsidiaries outsourced to the Accounting Auditor the “confirmation procedure work required for the certification application with regard to the Act on Special Measures Concerning Procurement of Electricity from Renewable Energy Sources by Electricity Utilities,” which is a business (non-audit business) that is other than the business under Article 2, Paragraph 1 of the Certified Public Accountants Act.

(4)	Policies for Determination of Dismissal or Non-reappointment of the Accounting Auditor

The Board of Company Auditors shall dismiss the Accounting Auditor based on the consent of all corporate auditors if the Accounting Auditor is deemed to fall under any of the items stipulated in each item of Article 340, Paragraph 1 of the Companies Act. In addition, the Board of Company Auditors shall comprehensively consider the independence of the Accounting Auditor, the status of its execution of duties, etc., and if changing the Accounting Auditor is deemed appropriate, the Board of Company Auditors will decide the content of the agenda on the dismissal or non-reappointment to be submitted to the general meeting of the shareholders. Based on the decision of the Board of Company Auditors, the Board of Directors shall submit a proposal for the dismissal or non-reappointment of the Accounting Auditor to the Ordinary General Meeting of Shareholders.

6. Systems to ensure the appropriateness of business operations and the status of operation of the systems

(1)	Outline of systems to ensure the appropriateness of business operations

The Company established the “Basic Policy for the Systems to Ensure Appropriateness of Business Operations (Internal Control System)” through a resolution of the Board of Directors. The outline of the systems is as described below. The Company endeavors to ensure the effectiveness of the internal control systems by regularly confirming this basic policy and reviewing it appropriately. During this fiscal year, this policy was resolved at the meeting of the Board of Directors held on March 23, 2022.

i.	System to ensure that the execution of duties of directors and employees complies with laws and regulations and the Articles of Incorporation

a.	In principle, four independent outside directors will be appointed to strengthen the supervisory function of the Board of Directors.

b.

In order to ensure the effective functioning of the corporate governance initiatives, the Company shall establish a Appointment and Remuneration Advisory Committee as an advisory committee to the Board of Directors.

c.

An Independent External Director’s Meeting, composed of independent outside directors and independent outside company auditors, shall be established to discuss matters related to corporate governance and report on issues and improvement measures to the Chairman of the Board of Directors.

d.	An ESG Committee shall be established to oversee the promotion of corporate activities respecting all stakeholders in order to resolve social issues and continuously increase corporate value.

e.

With regard to corporate ethics and legal compliance, the Compliance Subcommittee under the ESG Committee shall oversee the promotion and audit of necessary activities, such as overseeing company-wide plans, understanding the degree of progress, checking the status of compliance, and establishing and maintaining an appropriate consultation and whistle-blowing desk.

f.	A Earth Environment Subcommittee, Safety & Human Health Subcommittee, and Product Safety Subcommittee under the ESG Committee will supervise the promotion of plans for company-wide issues.

g.

The Company will develop various internal regulations from the viewpoint of compliance, and ensure a thorough understanding and compliance with these regulations through education and training, self-inspections, audits, etc.

h.

Blocking all relationships with antisocial forces, the Company will take a firm, company-wide approach to deal with illegal and unfair demands. In addition, the Company will establish a department within the Company that will be in charge of responding, gathering and managing information on a regular basis, collaborating with external organizations and related organizations such as the police and others, and developing and strengthening the Company’s internal system to eliminate antisocial forces.

i.

In order to ensure the reliability of financial reporting, internal controls over financial reporting shall be established, and the Internal Control Department shall conduct necessary monitoring activities.

ii	Rules and other systems related to management of risks of loss

a.

With regard to risk management, basically, each division shall take appropriate preventive measures in the course of carrying out their operations or assuming risks that are likely to occur in connection therewith, and, in the event that a risk materializes, shall take appropriate measures with the support of the related divisions.

b.

The Compliance Subcommittee under the ESG Committee shall oversee the drafting and promotion of company-wide plans for preventive measures against the emergence of potential risks, including those related to ethics and legal compliance.

c.	The ESG Committee will collaborate with the relevant department, as appropriate, to address risks that have occurred or are specifically expected to occur.

d.	The Company will regularly inspect whether the above three items are being properly implemented to avoid losing the substance of the system, and to maintain and improve its effectiveness.

iii	System to ensure that the execution of the duties of the directors is performed efficiently

a.	Under the executive officer system, the Company will harmonize the supervisory and executive functions of the directors to speed up the decision-making and clarify roles.

b.

With regard to the execution of day-to-day operations, the Company will assign the department heads, including the executive officers appointed through the Board of Directors’ broad authority, to ensure flexibility in the execution of operations, and the directors will be in charge of each division to supervise the execution of operations.

c.	The Company will hold monthly regular meetings of the Board of Directors to make decisions on important matters and report on the status of the directors’ execution of the operations.

d.

Important matters shall be resolved by the Board of Directors and executed after the deliberations by the Management Committee in accordance with internal proposals and decision-making procedures based on the Decision Standards Table.

e.	The Company will hold a monthly Executive Officers’ Meeting to share management policies and issues to speed up execution, and realize management objectives.

f.

The Company will hold a monthly meeting of the division heads to communicate and disseminate management policies, business results, etc., and the designated division heads shall report on the business plan and its progress.

g.	The Independent External Director’s Meeting will discuss the ideal Board of Directors and how to operate a Board of Directors, thereby enhancing the effectiveness of the Board of Directors.

iv

System regarding retention and management of information in relation to the execution of duties of directors Information related to internal decision-making and execution of operations shall be stored and managed in accordance with laws, regulations and internal regulations.

v	System to ensure the appropriateness of operations in the corporate group consisting of the Company and its subsidiaries

a.

The organization and business operations of domestic and overseas subsidiaries and the risk management shall be conducted in accordance with the “Guidelines for Organizational Structure and Operation of Group Companies.”

b.

The relevant departments and divisions of the Company will provide necessary support to the compliance committees of subsidiaries in order to develop and disseminate the ESG Charter, Ethical Code of Conduct and other internal rules and regulations. In addition, the Company’s Compliance Subcommittee will check the status of compliance of the subsidiaries.

c.

Company auditors shall be appointed in domestic subsidiaries, and the relevant divisions of the Company shall provide necessary guidance and support so that the company auditors can conduct effective audits. The appropriateness of the Company group’s operations shall be ensured through internal audits and internal control evaluations conducted by the Company’s Internal Control Department for domestic and overseas subsidiaries.

d.

The Company will hold regular briefings for the domestic subsidiaries to communicate the Company group’s management policies and other matters. Also, each president will report on the management policies and the status of achievements, etc. In addition, the Company will strive to improve operational efficiency by function by sharing plant safety measures at global plant managers meetings, which the overseas subsidiaries’ plant managers attend.

vi

System for the directors and employees, etc. of the Company and its subsidiaries to report to the company auditor and other systems for reporting to the company auditor, and system for ensuring no unfavorable treatment resulting from making the report

a.

Directors and employees, etc. of the Company and its subsidiaries, as well as the person who receives a report from the directors and employees, etc. of its subsidiaries, shall report the following matters to the company auditors without delay:

(a)	Matters that may cause significant damage to the Company and its subsidiaries

(b)	Implementation status of internal audits and internal control evaluations

(c)	Important compliance issues

(d)	Other important matters related to management

b.	Important approval documents shall be circulated to the company auditors.

c.	The Company will take care not to cause any disadvantage to the person who makes the report referred to in a. above on the grounds that such report was made.

vii

Matters concerning employees who are to assist in the duties of the company auditors, matters concerning the independence of such employees from the directors, and matters ensuring the effectiveness of instructions given to such employees

a.	A secretariat shall be established at the Board of Company Auditors, and assistants shall be assigned to the company auditors as employees who will assist in the duties of the company auditors.

b.	The appointment, transfer and evaluation of such assistants to the company auditors shall be decided upon the consent of the company auditors to ensure independence from the directors.

c.	Such assistants to the company auditors shall comply with the instructions and orders of the company auditors.

viii	Other systems to ensure effective audits by the company auditors

a.	Regular meetings to exchange opinions between the representative director and the company auditors shall be held.

b.	The company auditors shall hear from the directors, etc. from time to time the status of execution of operations.

c.	The company auditors will attend important meetings, such as meetings of the Board of Directors, division heads, and the Management Committee.

d.

The company auditors shall receive reports on the results of accounting audits, etc. from the accounting auditors on a regular basis and hold meetings to exchange opinions in order to cooperate with them.

e.	The company auditors shall examine from time to time the status of execution of operations and asset management at the Company’s head office, factories, etc. and subsidiaries.

f.	The company auditors may consult experts, such as certified public accountants and attorneys, as necessary, and the costs thereof shall be borne by the Company.

(2)	Outline of the status of operation of the systems to ensure the appropriateness of operations

The outline of the status of operations of the systems to ensure the appropriateness of operations during this year is as follows:

i	Compliance and Risk Management System

•

The four independent outside directors attended the meetings of the Board of Directors and expressed their opinions based on an objective and strategic perspective from their respective perspectives, as appropriate.

•

The Appointment and Remuneration Advisory Committee meeting was held, and the Company obtained approval for the selection of director candidates and company auditor candidates to be presented at the 98th Ordinary General Meeting of Shareholders, as well as the compensation to be granted to the directors.

•

The Independent External Director’s Meeting was held where frank opinions were exchanged among the independent outside directors and outside auditors regarding the operations of the Company’s Board of Directors and other matters, and the content of the meetings was reported to the Chairman of the Board of Directors.

•

The meeting of the ESG Committee was held twice during the year where the status of the responses to COVID-19 and future responses, the efforts to realize carbon neutrality, and the activities of the four subcommittees under the ESG Committee where shared. The meetings also determined the direction of initiatives for the next fiscal year.

•

The Compliance Subcommittee meetings, under the ESG Committee, were held twice during the year, and reports were received from company-wide staff departments involved in compliance and risk management on the actual conditions, issues, measures, etc. The overall policies were also decided.

•	The ESG Department Internal Control Division conducted internal audits and internal control evaluations for each of the divisions.

ii	Efficient system for the execution of duties of directors

•

The meeting of the Board of Directors was held 14 times during the year to discuss and make resolutions on important matters in accordance with the rules of the Board of Directors and to report on the status of execution of the operations by the directors.

•

The meetings of the division heads were held every month. The top management communicated and disseminated management policies and business results, and each division manager reported on the business plans and their progress to confirm the status of execution of the operations.

iii	Subsidiary management system

•

The Company, led by the ESG Department Group Companies Support Division, provided necessary support to domestic subsidiaries for compliance and other matters. Members of the ESG Department Group Companies Support Division concurrently served as company auditors at domestic subsidiaries and attended important meetings, such as meetings of the Board of Directors; checked the status of execution of operations, internal controls and legal compliance; and also reported on those at the Compliance Subcommittee under the Company’s ESG Committee, appropriately.

•	Internal audits and internal control evaluations were conducted for domestic and overseas subsidiaries by the ESG Promotion Department Internal Control Division.

iv	Audit system by the company auditors

•	The meeting of the Board of Company Auditors was held 14 times during the year to broadly verify and exchange opinions on management legality, compliance and other matters.

•

The company auditors attended the meetings of the Board of Directors and other important meetings, and heard from the directors and others the status of execution of the operations appropriately. In addition, the company auditors gathered information and conducted surveys through the cooperation of the accounting auditors, the ESG Promotion Department Internal Control Office and other bodies, and through visits to each business site and domestic and overseas subsidiaries.

7.	Basic Policy Regarding the Control of the Company

As long as the Company is a public company, it is natural that shares of the Company will be freely traded on the market, and if a so-called “hostile takeover” were to occur without the support of the Board of Directors of the Company, it should not be excessively refused if it would result in corporate value and, in turn, redound to the common interests of the shareholders. However, in the event of a large-scale acquisition of shares of the Company, the Company believes it is necessary to ensure that sufficient information is provided to the shareholders. In addition, if hostile and abusive purchases are made against the Company, which undermine the corporate value of the Company and the common interests of the shareholders, such as those seeking solely to pursue the interests of the bidders themselves, then the Company believes that it must take necessary and appropriate measures to protect the corporate value of the Company and, in turn, the common interests of the shareholders.

Accordingly, we will take appropriate measures in accordance with the Financial Instruments and Exchange Act, the Companies Act, and other relevant laws and regulations. For example, the Company will ask persons who intend to conduct a large-scale purchase of the shares of the Company to provide shareholders with necessary and sufficient information to allow them to make an appropriate judgment on the pros and cons of the large-scale purchase, and the Company will also disclose the opinions of its Board of Directors and endeavor to secure the time and information necessary for the shareholders to consider the large-scale purchase.

8.	Policy concerning the dividends from surplus, etc.

The Company places a high priority on strengthening its financial base while increasing its earning capability and returning profits to shareholders.

In returning profits, the Company’s basic policy is to give overall consideration to its business performance each fiscal year, medium- to long-term earning trends, investment plans, financial position, and other factors, and to continue stable profit returns with a target consolidated dividend payout ratio of 30% as well as acquisition of treasury shares.

The Company decided to pay a dividend of 110 yen per share for this fiscal year by resolution of the Board of Directors, comprehensively taking into account factors such as business performance trends and the dividend payout ratio. As the Company has paid an interim dividend of 50 yen per share, the year-end dividend is 60 yen per share. (Effective date and payment commencement date: June 13, 2022)

Balance Sheet

(As of March 31, 2021)

(Millions of yen)

Items	Amounts
(Assets)
Current assets	205,082
Cash and deposits	14,849
Notes	1,103
Accounts receivable-trade	93,825
Merchandise and finished goods	26,723
Work in process	7,663
Raw materials and supplies	28,682
Prepaid expenses	2,728
Other	30,234
Allowance for doubtful accounts	(729)
Noncurrent assets	285,640
Property, plant and equipment	144,028
Buildings	36,276
Structures	11,720
Machinery and equipment	54,679
Vehicles	149
Tools, furniture and fixtures	4,479
Land	20,585
Construction in progress	16,138
Intangible assets	5,193
Software	3,982
Other	1,211
Investments and other assets	136,418
Investment securities	49,105
Shares of subsidiaries and associates	68,773
Long-term loans receivable	3,186
Deferred tax assets	2,410
Other	13,104
Allowance for doubtful accounts	(161)

Total assets	490,722

Items	Amounts
(Liabilities)
Current liabilities	157,402
Accounts payable-trade	47,320
Short-term loans payable	78,443
Accounts payable-other	23,750
Accrued expenses	5,295
Income taxes payable	1,105
Advances received	759
Deposits received	500
Provision for directors’ bonuses	120
Other	105
Noncurrent liabilities	60,036
Bonds payable	10,000
Long-term loans payable	25,490
Provision for retirement benefits	21,416
Provision for product warranties	2,331
Other	799

Total liabilities	217,439

(Net assets))
Shareholders’ equity	252,694
Capital stock	33,046
Capital surplus	34,821
Legal capital surplus	34,821
Retained earnings	196,355
Legal retained earnings	5,863
Other retained earnings	190,491
Reserve for special disaster	35
Reserve for property replacement	753
Reserve for tax purpose reduction entry for property replacement	317
General reserve	151,427
Retained earnings brought forward	37,957
Treasury stock	(11,528)
Valuation and translation adjustments	20,033
Valuation difference on available-for-sale securities	20,033
Subscription rights to shares	555

Total net assets	273,283

Total liabilities and net assets	490,722

Statement of income

(From April 1, 2021 to March 31, 2022)

(Millions of yen)

Items	Amounts
Net sales		334,675
Cost of sales		237,081

Gross profit		97,593
Selling, general and administrative expenses		83,576

Operating income		14,017
Non-operating income
Interest and dividends income	21,423
Other	1,138	22,562

Non-operating expenses
Interest expenses	363
Other	3,829	4,192

Ordinary income		32,386
Extraordinary income
Insurance claim income	1,159	1,159

Extraordinary losses
Restructuring charges	1,896
Product warranty expense	2,331	4,227

Profit before income taxes		29,319
Income taxes-current	2,277
Income taxes-deferred	(1,305)	971

Net income		28,347

Statement of Changes in Shareholders’ Equity

(From April 1, 2021 to March 31, 2022)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings					Total retained earnings
					Reserve for special disaster	Reserve for property replacement	Reserve for tax purpose reduction entry for property replacement	General reserve	Retained earnings brought forward
Balance at beginning of the period	33,046	34,821	34,821	5,863	35	753	349	147,427	20,103	174,533
Changes of items during period
Provision of reserve for special disaster					0				(0)	—
Reversal of reserve for tax purpose reduction entry for property replacement							(32)		32	—
Provision of general reserve								4,000	(4,000)	—
Dividends of surplus									(6,523)	(6,523)
Net income									28,347	28,347
Purchase of treasury stock									—	—
Disposal of treasury stock									(1)	(1)
Net changes of items other than shareholders’ equity									—	—
Total changes of items during period	—	—	—	—	0	—	(32)	4,000	17,854	21,822
Balance at end of the period	33,046	34,821	34,821	5,863	35	753	317	151,427	37,957	196,355

	Shareholders’ equity		Valuation and translation adjustments		Subscription rights to shares	Total net assets
	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of the period	(11,535)	230,866	19,505	19,505	447	250,818
Changes of items during period
Provision of reserve for special disaster		—				—
Reversal of reserve for tax purpose reduction entry for property replacement		—				—
Provision of general reserve		—				—
Dividends of surplus		(6,523)				(6,523)
Net income		28,347				28,347
Purchase of treasury stock	(4)	(4)				(4)
Disposal of treasury stock	10	8				8
Net changes of items other than shareholders’ equity			528	528	108	636
Total changes of items during period	6	21,828	528	528	108	22,465
Balance at end of the period	(11,528)	252,694	20,033	20,033	555	273,283

Notes

Notes to significant accounting policies for preparing non-consolidated financial statements

1. Valuation method for assets

(1) Valuation method for securities

(i) Securities of subsidiaries and affiliates (ii) Other securities	Stated at cost determined by the moving average method

• Other than non-marketable equity securities

Stated at fair value

(Unrealized holding gain or loss, net of applicable tax are reported in a separate component of equity, and the cost of securities sold is calculated by the moving average method.)

• Non-marketable equity securities	Stated at cost determined by the moving average method

(2) Valuation method for derivatives

Stated at fair value

(3) Valuation method for inventories

(i) Products and goods	Stated at cost based on monthly weighted-average method

(ii) Raw materials and work in progress	Stated at cost determined by the moving average method

(Balance sheet amount is computed by devaluing the book price to reflect declines in profitability.)

2. Depreciation and amortization methods for fixed assets

(1) Tangible fixed assets

Straight-line method

The useful life of assets is primary as follows.

Buildings	31 to 50 years

Machinery and equipment	7years, 8years

(2) Intangible fixed assets

Straight-line method

Software for own-use is amortized by the straight-line method over an expected useful life of 5 years.

3. Basis of Provisions

(1) Provisions for doubtful debts

Provision for doubtful debts is provided based on past experience for normal receivables and on an estimate of the collectability of receivables from companies in financial difficulty.

(2) Accrued bonus to Directors and statutory auditors

To provide for the payment of bonuses to Directors and statutory auditors, an amount corresponding to the current fiscal year is accrued based on the estimated amount of payment.

(3) Provision for retirement benefits

Provision for retirement benefits is provided based on the estimated projected benefit obligation and pension assets as at the current fiscal year-end.

For calculating the retirement benefit obligation, the benefit formula basis has been adopted for attribution projected benefit to periods up to the end of this fiscal year.

Prior service costs are amortized as incurred by the straight-line method over 5 years, which are shorter than the average remaining years of service of employees.

Actuarial gain and loss is amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over 5 years, which are shorter than the average remaining years of service of employees.

(4) Provision for product warranties

To provide for future product replacement and repair costs for products delivered to customers, the estimated amount is accrued.

4. Basis for recording revenues and expenses

The Company operated its business along four domains categorized by solution, the “Material Solutions Unit,” “Quality of Life Solutions Unit,” “Health Care Solutions Unit,” and “Nutrition Solutions Unit.” The Company primarily sells finished products and goods to customers.

In principle, the Company recognizes revenue as the performance obligation is satisfied at the time of delivery of the products. However, for domestic sales, if the period between shipment and delivery is within a normal period, revenue is recognized at the time of shipment.

Some of these are sold with rebates based on transaction volume, etc., and thus include variable pricing. The transaction price is calculated based on the consideration promised to customers in the contracts, less the estimated amount of such rebate.

5. Other material matters relating to the preparation of financial statements

(1) Hedge accounting

The Company adopts deferral hedge accounting, and applies exceptional processing for the interest swap, where certain conditions for such exceptional processing are met.

(2) Adoption of consolidated taxation system

The Company applies for the consolidated taxation system.

(3) Application of tax effect accounting for the transition from the consolidated taxation system to the group tax sharing system

The Company will shift from transit the consolidated taxation system to the group tax sharing system form the following fiscal year. However, with regard to the transition to the group tax sharing system established under the “Act for Partial Revision of the Income Tax Act, etc.” (Act No. 8 of 2020) and the items for which the taxation system to each separate entity was revised in line with the transition to the group tax sharing system, in accordance with the treatment of Paragraph 3 of the “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the consolidated taxation system to the group tax sharing system” (Practical Solution No. 39, March 31, 2020), the provisions of Paragraph 44 of the “Implementation Guidance on Tax Effect Accounting” (ASBJ Guidance No. 28, February 16, 2018) are not applied, and the amount of deferred tax assets and deferred tax liabilities are in accordance with the provisions of the Tax Act before the revision.

The Company will apply the “Practical Solution on Accounting and Disclosure for the Application of the Group Tax Sharing System” (Practical Solution No. 42, August 12, 2021), which provides for accounting treatment and disclosure of corporate tax, local corporate tax and tax effect accounting in the case of applying the group tax sharing system from the beginning of the next fiscal year.

(4) Accounting for Retirement Benefits

Unrecognized actuarial gains and losses on retirement benefits and unrecognized prior service cost are accounted for differently from those in the consolidated financial statements.

Changes in Accounting Principles

1. Application of Accounting Standard for Revenue Recognition, etc.

The Company has applied the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) (hereinafter referred to as “Revenue Recognition Accounting Standards”), etc. from the beginning of this fiscal year, and recognizes revenue as the amount expected to be received in exchange for the promised goods or services when the control of the goods or services is transferred to the customer. The Company has applied the alternative treatment stipulated in Paragraph 98 of the “Implementation Guidance on Accounting Standard for Revenue Recognition,” and recognizes revenue from domestic sales of goods or products upon their shipment when there is a normal period of time from shipment until control of merchandise or products is transferred to the customer.

In applying the Revenue Recognition Accounting Standards, etc., the Company follows the transitional treatment set forth in the proviso of Paragraph 84 of the Revenue Recognition Accounting Standards. The cumulative effect of retroactively applying the new accounting policy to periods prior to the beginning of this fiscal year has been added to or subtracted from retained earnings at the beginning of this fiscal year, and the new accounting policy has been applied from the beginning balance of this fiscal year. The cumulative effect on income for this fiscal year is inconsequential, and there is no impact on the balance of retained earnings at the beginning of this fiscal year.

2. Application of Accounting Standard for Fair Value Measurement, etc.

The Company has applied the “Accounting Standard for Fair Value Measurement” (ASBJ Statement No. 30, July 4, 2019) (hereinafter, “Fair Value Measurement Accounting Standards”), etc. from the beginning of this fiscal year. In accordance with the transitional treatment stipulated in Paragraph 19 of the Fair Value Measurement Accounting Standards and Paragraph 44-2 of the “Accounting Standard for Financial Instruments” (ASBJ Statement No. 10, July 4, 2019), the Company will apply the new accounting policies set forth in the Fair Value Measurement Accounting Standards, etc. prospectively into the future. This does not affect the financial statements.

Notes to Revenue Recognition

Information to understand revenue from contracts with customers

With regard to information to understand revenue from contracts with customers, the notes are omitted since the same information is provided in “Notes to Revenue Recognition” in Notes to the Consolidated Financial Statements.

Notes to accounting estimates

1. Valuation of noncurrent assets

(1) Amount recorded in the financial statement for this fiscal year

The amount of property, plant and equipment recorded in the financial statements for this fiscal year based on accounting estimates is 144,028 million yen and the amount of intangible assets recorded in the financial statements for this fiscal year based on accounting estimates is 5,193 million yen.

(2) Information that contribute to understanding the content of accounting estimates

With regard to property, plant and equipment and intangible assets, the Company searches for an indication that the assets or asset group on which it makes business management and investment decision based on Solution Vehicles may be impaired. If so, the Company considers whether to recognize an impairment loss by using future cash flow estimated based on the med-term business plan, which is organized based on comprehensive consideration of economic trends and changes in the business environment.

The Company has four business segments (Solutions Unit) consisting of the “Material Solutions Unit,” “Quality of Life Solutions Unit,” “Health Care Solutions Unit,” and “Nutrition Solutions Unit,” which provide solutions to social issues by creating new value through technological innovation, and operates a wide variety of businesses on a global scale by networking its supply chain worldwide.

Therefore, for some asset groups, unexpected events such as pandemics, natural disasters, wars, terrorism, economic crises, shortages of raw material components or sharp price fluctuations could affect the supply chain and impact the assumptions used in the med-term business plan for estimating future cash flows.

2. Valuation of shares of subsidiaries and affiliates

(1) Amount recorded in the financial statement for this fiscal year

The amount of shares of subsidiaries and affiliates recorded in the financial statements for this fiscal year based on the accounting estimate is 68,773 million yen and, of these, the shares requiring consideration regarding the recoverability of real value is as follows:

Investment in Kaneka (Thailand) Co., Ltd. 2,549 million yen

(2) Information that contribute to understanding the content of accounting estimates

As for the shares of its subsidiaries and affiliates, the Company stated these, at cost, and determined these using the moving average method as the valuation method. If the real value of the shares declines significantly due to the deteriorating financial condition of the issuing company, the book value is reduced to the real value except in cases where the recoverability is supported by sufficient evidence.

Kaneka (Thailand) Co., Ltd. is engaged in the Eperan business in Thailand, which handles bead method polypropylene, but is in a deteriorating financial condition due to the delay in the sales expansion plans caused by expenses incurred in starting up the business and the spread of COVID-19. Although the Company believes that the recoverability of the real value of its shares is supported sufficiently by future business plans, these future projections are subject to uncertainty and may be affected by fluctuations in actual sales demand.

Notes to balance sheet

1. Collateral assets and secured debts

(1) Collateral assets

Investment securities	1,443million yen

Total	1,443million yen

(2) Secured debts

Short-term loans payable	185million yen
Long-term loans payable	185million yen

Total	370million yen

2. Accumulated depreciation of tangible fixed assets	423,493million yen

3. Guarantees, etc.

The Company guarantees borrowing obligations of affiliated companies from financial institution, etc.

(1) Guarantees

Kaneka (Malaysia) Sdn. Bhd.	925million yen
PT.Kaneka Foods Indonesia	847million yen
Kaneka (Thailand) Co.,Ltd.	1,142million yen

Total	2,915million yen

4. Credits and debts against affiliated companies

Short term credits	67,278million yen
Long term credits	2,542million yen
Short term debts	36,795million yen

Notes to profit and statement

1.	Transactions with affiliated companies

Operating transactions
Sales	116,399million yen
Purchase	47,676million yen
Non-operation transactions	20,948million yen

2.	Business restructuring costs

In order to further strengthen the competitiveness of graphite sheets, for which demand is expected to grow in the future, the Company has decided to reform its business structure through the achievement of radical production process innovation. As a result of this restructuring, the following losses on obsolete manufacturing facilities and inventories were recorded as business restructuring costs:

(1) Impairment of noncurrent assets            1,632 million yen

(2) Loss on valuation of inventories            263 million yen

3.	Impairment losses

The main assets groups for which impairment losses were recorded are as follows.

Place	Use	Type
Mooka-city, Tochigi	Business assets (Electronic materials manufacturing facilities, etc.)	Machinery and equipment, etc.

The Company’s basic policy is to group its business assets primarily by Solutions Vehicle and by market similarity. Idle assets are grouped by individual assets.

In connection with the business restructuring, for the Company’s Electronic materials manufacturing facilities, etc., the book value of obsolete machinery and equipment, etc. was reduced to the recoverable amount, and the reduced amount of 1,632 million yen was included in the business restructuring costs and recorded as an extraordinary loss.

The recoverable amount is measured based on net realizable value, and the net realizable value is calculated based on the disposal value.

4.	Product Warranty Expenses

The Company has recorded extraordinary losses for the cost of the countermeasures expected to be required in the future relating to the replacement and repair of solar cell products, which were manufactured and sold by the Company in the past, and which may have discolored in appearance.

Notes to statement of change in shareholders’ equity

The number and class of treasury shares at the end of the year

Common share	2,761,323shares

Notes to the deferred tax accounting

Main items of deferred tax assets and liabilities

(Deferred tax assets)
Provision for retirement benefits	6,593million yen
Loss on valuation of shares of subsidiaries and associates	4,192million yen
Accrued expenses (bonuses)	1,114million yen
Loss on valuation of investment securities	207million yen
Impairment losses	780million yen
Provision for product warranties	712million yen
Other	2,609million yen

Total gross deferred tax assets	16,209million yen
Valuation allowance	(5,119)million yen

Total deferred tax assets	11,090million yen
(Deferred tax liabilities)
Valuation difference on available-for-sale securities	(8,189)million yen
Reserve for tax purpose reduction entry of non-current assets	(471)million yen
Other	(18)million yen

Total deferred tax liabilities	(8,680)million yen

Net deferred tax assets (liabilities)	2,410million yen

Notes to related party transactions

Categories	Name	Voting rights	Relationship	Trade	Transaction amount (Million yen)	Accounting item	Final balance (Million yen)
Subsidiary	Kaneka Kentech Co., Ltd.	Direct holdings 100%	Sales of the Company’s products Borrowing funds	Sales of the Company’s products (note 1)	10,901	Accounts receivable-trade	5,090
				Borrowing funds (note 2)	—	Short-term loans payable	1,691
				Interest payments (note 2)	1	—	—
Subsidiary	Kaneke Foods Corporation	Direct holdings 100%	Sales of the Company’s products Borrowing funds	Sales of the Company’s products (note 1)	38,465	Accounts receivable-trade	10,220
				Borrowing funds (note 2)	—	Short-term loans payable	1,727
				Interest payments (note 2)	2	—	—
Subsidiary	Kaneka Medix Corporation	Direct holdings 100%	Sales of the Company’s products Borrowing funds	Sales of the Company’s products (note 1)	17,825	Accounts receivable-trade	6,872
				Borrowing funds (note 2)	—	Short-term loans payable	4,630
				Interest payments (note 2)	3	—	—
Subsidiary	Taiyo Yushi Corporation	Direct holdings 71.79%	Borrowing funds	Borrowing funds (note 2)	—	Short-term loans payable	5,798
				Interest payments (note 2)	3	—	—

Conditions and policies for decision-making for the conditions

(Note 1) The price of sales of products are determined by consideration of market prices, etc.

(Note 2) Interest rates of loans are reasonably determined by consideration of market rate.

Notes to per share information

Net assets per share	4,180.47 yen
Net income per share	434.52 yen

Copy of Accounting Auditor’s Audit Report

Independent Auditor’s Audit Report

May 10, 2022

To the Board of Directors of

KANEKA CORPORATION

KPMG AZSA LLC Osaka Office

Designated Limited Liability Partner & Engagement Partner	Certified Public Accountant	Tomoyuki Ono

Designated Limited Liability Partner & Engagement Partner	Certified Public Accountant	Koji Narumoto

Designated Limited Liability Partner & Engagement Partner	Certified Public Accountant	Masato Tateishi

Audit Opinion

Pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the financial statements, which are comprised of the balance sheet, the statement of income, the statement of changes in shareholders’ equity and the notes, and the supplementary schedules (the “financial statements, etc.”) of KANEKA CORPORATION (the “Company”) for the 98th fiscal year from April 1, 2021 to March 31, 2022.

In our opinion, the financial statements, etc. referred to above present fairly, in all material respects, the status of the assets, and losses of the Company for the period for which the financial statements, etc. were prepared in accordance with accounting principles generally accepted as fair and appropriate in Japan.

Basis for the Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under those standards are described in “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.” In accordance with regulations regarding professional ethics in Japan, we are independent from the Company, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information is comprised of the business report and the supplementary schedules. Management is responsible for the presentation and disclosure of the other information. The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company’s reporting process for the other information.

Our audit opinion on the financial statements, etc. does not cover the other information and we do not express any opinion thereon.

In connection with our audit of the financial statements, etc., our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements, etc. or our knowledge obtained in the audit, or otherwise appears to be materially misstated, as well as to give consideration as to whether there is any sign of material misstatement in the other information other than such material misstatement.

If, based on the work we have performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management, Company Auditors, and the Board of Company Auditors for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the financial statements, etc. in accordance with accounting principles generally accepted as fair and appropriate in Japan. This includes developing and operating internal control as management determines is necessary to enable the preparation and fair presentation of financial statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, etc., management is responsible for assessing whether or not the preparation of the financial statements, etc. using the going concern basis of accounting is appropriate, and disclosing, as applicable, matters relating to a going concern in accordance with accounting principles generally accepted as fair and appropriate in Japan.

The company auditors and the board of company auditors are responsible for overseeing the directors’ performance of their duties with regard to the development and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, etc.

Our responsibilities are to obtain reasonable assurance about whether the financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express our opinion on the financial statements, etc. in an auditor’s report based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decision-making of those who use these financial statements, etc.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit while implementing the following procedures.

•

Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures is at the auditor’s discretion. We obtain sufficient and appropriate audit evidence on which to base its opinion.

•

We consider internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances in assessing risks, while the objective of the audit of the financial statements, etc. is not to express an opinion on the effectiveness of internal control.

•

We evaluate the appropriateness of accounting policies used by the management and the application method thereof, and the reasonableness of accounting estimates and the appropriateness of related notes made by management.

•

We make a determination on the appropriateness of management’s use of the going concern basis of accounting, and based on the audit evidence obtained, whether a material uncertainty is deemed to exist related to events or conditions that may cast significant doubt on the use of the going concern basis of accounting. If a material uncertainty is deemed to exist related to the use of the going concern basis of accounting, we are required to draw attention in our auditor’s report to the related notes to the financial statements, etc. or, if such notes to the financial statements, etc. related to a material uncertainty are inadequate, to express our qualified opinion with respect to the financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

We evaluate whether the presentation and notes in the financial statements, etc. are in accordance with accounting standards generally accepted as fair and appropriate in Japan, the overall presentation, structure and content of the financial statements, etc., including the relevant notes, and whether the financial statements, etc. fairly represent the underlying transactions and accounting events.

We notify the company auditor and the board of company auditors of the planned scope and timing of the audit, significant audit findings, including any significant inadequacy in internal control that we identify during our audit, and other matters that are required to be reported under applicable auditing standards.

We also provide the company auditors and the board of company auditors with a statement that we have complied with professional ethical requirements in Japan regarding independence, and notify them of all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards to eliminate or mitigate factors that may hinder our independence.

Interest

Neither we nor our engagement partners have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

End

Copy of Audit Report of Board of Company Auditors

Audit Report

In regard to the directors’ performance of their duties for the 98th fiscal year from April 1, 2021 to March 31, 2022, the board of company auditors has prepared this Audit Report after deliberations based on the audit report prepared by each company auditor and reports as follows.

1.	Method and Contents of Audits by the Company Auditors and the Board of Company Auditors

(1)

The board of company auditors determined the audit policies for this fiscal year, audit plan, etc. and received reports from each company auditor regarding the implementation status and results of their audits, in addition to which it received reports from the directors, etc. and the accounting auditor regarding the status of the performance of their duties, and requested explanations as necessary.

(2)

In compliance with the company auditor auditing standards established by the board of company auditors and in accordance with the audit policies and audit plan, etc. of this fiscal year, each company auditor communicated with the directors, the internal audit department, etc., endeavored to gather information and develop the audit environment, and conducted audits using the following methods.

(i)

The company auditors attended meetings of the board of directors and other important meetings, received reports from directors, etc., regarding the status of the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and inspected the status of operations and assets at the head office, etc. Additionally, in regard to subsidiaries, the company auditors communicated and exchanged information with the directors and company auditors, etc. of subsidiaries and requested business report as necessary, as well as visited subsidiaries and inspected the status of operations and assets.

(ii)

The company auditors verified the content of resolutions of the board of directors regarding the development of “systems to ensure that the directors’ performance of their duties complies with laws, regulations and the articles of incorporation and other systems to ensure the appropriateness of operations of a corporate group composed of a stock company and its subsidiaries (internal control systems)” (Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act) as well as the development of the internal systems pursuant to such resolutions and the status of its operations.

(iii)	The company auditors considered the contents of “basic policy regarding the control of the company” stated in the business report.

(iv)

The company auditors confirmed that the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the company auditors received notification from the accounting auditor that it had developed “systems in order to ensure that its duties are appropriately performed” (the matters stated in the items of Article 131 of the Ordinance on Accounting of Companies) and requested explanations as necessary.

Using the methods above, the board of company auditors examined the business report and the supplementary schedules thereto, financial statements (i.e., the balance sheet, statement of income, statement of changes in shareholders’ equity, and notes to financial statements) and the supplementary schedules to the financial statements, and the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and notes to consolidated financial statements) for this fiscal year.

2.	Audit Results

(1)	Results of audit of business report, etc.

(i)	We find that the business report and the supplementary schedules thereto accurately present the status of the company in accordance with laws, regulations, and the articles of incorporation.

(ii)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the articles of incorporation in relation to the directors’ performance of their duties.

(iii)

We find the content of the resolutions of the board of directors regarding internal control systems to be reasonable. Additionally, the internal control systems are continuously improved. We do not find any matters that should be commented upon in regard to the statements in the business report or the directors’ performance of their duties.

(iv)	We do not find any matters that should be commented upon in regard to the basic policy regarding the control of the company.

(2)	Results of audit of financial statements and supplementary schedules thereto

We find the methods and results of the audit by the accounting auditor, KPMG AZSA LLC, to be reasonable.

(3)	Results of audit of consolidated financial statements

We find the methods and results of the audit by the accounting auditor, KPMG AZSA LLC, to be reasonable.

May 11, 2022

Board of company auditors of KANEKA CORPORATION

Full-time company auditor	Hideyuki Matsui	[Seal]

Full-time company auditor	Masami Kishine	[Seal]

Outside company auditor	Hiroshi Fujiwara	[Seal]

Outside company auditor	Yasuhiro Uozumi	[Seal]